Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Partners of
Icahn Enterprises L.P.

We have audited the accompanying consolidated balance sheets of Icahn Enterprises L.P. and Subsidiaries (the “Partnership”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in partners’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of GB Holdings, Inc. and Subsidiaries for the year ended December 31, 2004, which statements reflect losses of $12,822,000 included in the discontinued operations. Those statements were audited by other auditors, whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts included for GB Holdings, Inc. and Subsidiaries, is based solely on the report of the other auditors. Those auditors expressed an unqualified opinion with emphasis on a going concern matter on those financial statements in their report dated March 11, 2005. Also, we did not audit the financial statements of ImClone Systems Incorporated and Subsidiary, the investment in which, as discussed in Notes 2 and 7 to the financial statements, is accounted for by the equity method of accounting. The investment in ImClone Systems Incorporated and Subsidiary was $164,307,000 and $97,255,000 as of December 31, 2006 and 2005, respectively, and the equity in its net income was $12,620,000 and $1,375,000, respectively, for the years then ended. The financial statements of ImClone Systems Incorporated and Subsidiary were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for ImClone Systems Incorporated and Subsidiary, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Icahn Enterprises L.P. and Subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 2 and 7, in 2006, the Partnership changed the accounting for its investment in ImClone Systems Incorporated and Subsidiary from an available-for-sale security to the equity method. Also, as discussed in Note 2, the Partnership changed its method of allocating gains and losses upon disposition to third parties of entities under common control.

As further described in Note 1, these consolidated financial statements have been adjusted to reflect the acquisition of entities under common control, which have been accounted for in a manner similar to a pooling-of-interests, as well as the reclassification of assets held for sale or sold to discontinued operations through the nine months ended September 30, 2007.

/s/ GRANT THORNTON LLP

New York, New York
November 28, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of GB Holdings, Inc.

We have audited the consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2004 of GB Holdings, Inc. and subsidiaries. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of GB Holdings, Inc. and subsidiaries for the year ended December 31, 2004, in conformity with US generally accepted accounting principles.

The consolidated financial statements have been prepared assuming that GB Holdings, Inc. will continue as a going concern. As discussed in Notes 1 and 2 to the consolidated financial statements, the Company has suffered recurring net losses, has a net working capital deficiency and has significant debt obligations which are due within one year that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Short Hills, New Jersey
March 11, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and Stockholders
ImClone Systems Incorporated:

We have audited the consolidated balance sheets of ImClone Systems Incorporated and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income, and cash flows for the years then ended, not presented separately herein. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ImClone Systems Incorporated and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in notes 2(i) and 11(d) to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006.

/s/ KPMG LLP

Princeton, New Jersey
March 1, 2007

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

	December 31,
	2006	2005
	(In 000s, Except Unit Amounts)
ASSETS
Investment Management:
Cash and cash equivalents	$4,822	$2,341
Cash held at consolidated affiliated partnerships and restricted cash	1,106,809	139,856
Securities owned, at fair value	2,757,229	2,581,634
Unrealized gains on derivative contracts, at fair value	80,216	29
Due from brokers	838,620	343,807
Other assets	27,460	23,570
	4,815,156	3,091,237
Holding Company and other operations:
Cash and cash equivalents	1,857,323	351,775
Restricted cash	87,159	160,706
Investments	695,052	816,868
Unrealized gains on derivative contracts, at fair value	20,538	1,121
Inventories, net	224,483	223,625
Trade, notes and other receivables, net	169,744	191,154
Assets of discontinued operations held for sale	620,974	1,667,224
Property, plant and equipment, net	484,356	454,280
Intangible assets	23,402	23,402
Other assets	61,716	73,390
	4,244,747	3,963,545
Total Assets	$9,059,903	$7,054,782
LIABILITIES AND PARTNERS' EQUITY
Investment Management:
Accounts payable, accrued expenses and other liabilities	$59,286	$5,303
Subscriptions received in advance	66,030	40,560
Payable for purchases of securities	11,687	23,138
Securities sold, not yet purchased, at fair value	691,286	367,024
Unrealized losses on derivative contracts, at fair value	1,770	9,353
	830,059	445,378
Holding Company and other operations:
Accounts payable	61,326	54,055
Accrued expenses and other liabilities	168,270	123,822
Securities sold, not yet purchased, at fair value	25,398	75,883
Margin liability on marketable securities	—	131,061
Liabilities of discontinued operations held for sale	318,085	751,757
Long-term debt	951,135	914,769
Preferred limited partnership units:
$10 per unit liquidation preference, 5% cumulative pay-in-kind, 11,400,000 authorized, 11,340,243 and 10,800,397 issued as of December 31, 2006 and 2005, respectively	117,656	112,067
	1,641,870	2,163,414
Total Liabilities	2,471,929	2,608,792
Commitments and contingencies (Note 19)
Non-controlling interests in consolidated entities:
Investment Management	3,628,470	2,548,900
Holding Company and other operations	292,221	304,599
Partners' equity:
Limited partners:
Depositary units; 67,850,000 authorized; 62,994,031 issued and 61,856,831 outstanding as of December 31, 2006 and 2005	2,250,113	1,725,714
General partner	429,091	(121,302)
Treasury units at cost: 1,137,200 depositary units	(11,921)	(11,921)
Partners' equity	2,667,283	1,592,491
Total Liabilities and Partners' Equity	$9,059,903	$7,054,782

See notes to consolidated financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2006, 2005 and 2004

	Year Ended December 31,
	2006	2005	2004
	(In 000s Except Per Unit Data)
Revenues:
Investment Management:
Interest, dividends and other income	$73,563	$47,436	$2,846
Net gain from investment activities	1,030,740	305,440	59,254
	1,104,303	352,876	62,100
Holding Company and other operations:
Real Estate	132,610	98,392	60,123
Home Fashion	890,840	441,771	—
Interest and other income	50,433	41,174	41,096
Net gain (loss) from investment activities	91,308	(21,260)	16,540
Other income, net	20,828	9,749	7,913
	1,186,019	569,826	125,672
Total revenues	2,290,322	922,702	187,772
Expenses:
Investment Management	79,735	26,050	1,976
Holding Company and other operations:
Real Estate	105,825	81,596	49,166
Home Fashion	1,034,216	462,115	—
Holding Company expenses	25,822	17,142	4,741
Interest expense	85,298	72,328	28,381
	1,251,161	633,181	82,288
Total expenses	1,330,896	659,231	84,264
Income from continuing operations before income taxes and non-controlling interests in income of consolidated entities	959,426	263,471	103,508
Income tax expense	(2,156)	(2,271)	(81)
Non-controlling interests in (income) loss of consolidated entities:
Investment Management	(763,137)	(241,361)	(48,649)
Holding Company and other operations	65,827	9,466	—
	(697,310)	(231,895)	(48,649)
Income from continuing operations	259,960	29,305	54,778
Discontinued Operations:
Income from discontinued operations	175,262	3,396	33,099
Non-controlling interests in (income) loss of consolidated entities	(53,165)	4,356	2,074
Gain on disposition of property	676,444	21,849	75,197
Income from discontinued operations	798,541	29,601	110,370
Net Earnings	$1,058,501	$58,906	$165,148
Net earnings (loss) attributable to:
Limited partners	$508,434	$(20,292)	$130,850
General partner	550,067	79,198	34,298
	$1,058,501	$58,906	$165,148

See notes to consolidated financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS – (continued)
Years Ended December 31, 2006, 2005 and 2004

	Year Ended December 31,
	2006	2005	2004
	(In 000s Except Per Unit Data)
Net earnings per limited partnership unit:
Basic earnings:
Income (loss) from continuing operations	$0.03	$(0.90)	$0.49
Income from discontinued operations	8.21	0.54	2.35
Basic earnings (loss) per LP unit	$8.24	$(0.36)	$2.84
Weighted average limited partnership units outstanding	61,857	54,085	46,098
Diluted earnings:
Income (loss) from continuing operations	$0.03	$(0.90)	$0.49
Income from discontinued operations	8.21	0.54	2.35
Diluted earnings (loss) per LP unit	$8.24	$(0.36)	$2.84
Weighted average limited partnership units and equivalent partnership units outstanding:	61,857	54,085	46,098

See notes to consolidated financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES
IN PARTNERS' EQUITY AND COMPREHENSIVE INCOME
Years Ended December 31, 2006, 2005, and 2004
(In 000s Except Unit Data)

	General Partner's Equity (Deficit)	Limited Partners' Equity	Held in Treasury		Total Partners' Equity
		Depositary Units	Amounts	Units
Balance, December 31, 2003	$358,239	$1,181,078	$(11,921)	1,137	$1,527,396
Comprehensive income:
Net earnings	34,298	130,850	—	—	165,148
Reclassification of unrealized gains on marketable securities sold	(190)	(9,378)	—	—	(9,568)
Net unrealized gains on securities available for sale	1	32	—	—	33
Comprehensive income	34,109	121,504	—	—	155,613
Capital distribution from American Casino	(17,916)	—	—	—	(17,916)
Capital contribution to American Casino	22,800	—	—	—	22,800
Capital contribution to Investment Management	990	—	—	—	990
Arizona Charlies acquisition	(125,900)	—	—	—	(125,900)
Change in deferred tax asset related to acquisition of Arizona Charlies	2,490	—	—	—	2,490
Net adjustment for Panaco acquisition	91,561	—	—	—	91,561
Distribution to general partner	(1,919)	—	—	—	(1,919)
Other	(19)	(957)	—	—	(976)
Balance, December 31, 2004	364,435	1,301,625	(11,921)	1,137	1,654,139
Comprehensive income:
Net earnings (loss)	79,198	(20,292)	—	—	58,906
Net unrealized losses on securities available for sale	(83)	(4,114)	—	—	(4,197)
Other comprehensive loss	(2)	(75)	—	—	(77)
Comprehensive income	79,113	(24,481)	—	—	54,632
General partner contribution	9,279	—	—	—	9,279
AREP Oil & Gas acquisition	(616,740)	444,998	—	—	(171,742)
GBH/Atlantic Coast acquisition	46,249	12,000	—	—	58,249
Change in reporting entity and other	(803)	3,253	—	—	2,450
CEO LP Unit Options	10	482	—	—	492
Return of capital to GB Holdings, Inc.	(2,598)	—	—	—	(2,598)
Partnership distributions	(251)	(12,371)	—	—	(12,622)
Equity in ImClone capital transactions	4	208	—	—	212
Balance, December 31, 2005	(121,302)	1,725,714	(11,921)	1,137	1,592,491
Comprehensive income:
Net earnings	550,067	508,434	—	—	1,058,501
Net unrealized gains on securities available for sale	591	29,093	—	—	29,684
Other comprehensive income	3	147	—	—	150
Comprehensive income	550,661	537,674	—	—	1,088,335
CEO LP Unit Options	124	6,124	—	—	6,248
Atlantic Coast bond conversion	44	2,167	—	—	2,211
Partnership distributions	(502)	(24,743)	—	—	(25,245)
Equity in ImClone capital transactions	66	3,177	—	—	3,243
Balance, December 31, 2006	$429,091	$2,250,113	$(11,921)	1,137	$2,667,283

Accumulated Other Comprehensive Income (Loss) at December 31, 2006, 2005, and 2004 was $25.4 million, $(4.5) million, and $(0.1) million, respectively.

See notes to consolidated financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005 and 2004

	Years Ended December 31,
	2006	2005	2004
	(In $000s)
Cash flows from operating activities:
Net Earnings:
Investment Management	$259,668	$84,575	$11,394
Holding Company and other operations	292	(55,270)	43,384
Income from discontinued operations	798,541	29,601	110,370
Net earnings	$1,058,501	$58,906	$165,148
Income from continuing operations:
Investment Management	$259,668	$84,575	$11,394
Adjustments to reconcile net earnings to net cash used in operating activities:
Income attributable to non-controlling interests in consolidated affiliated partnerships	763,137	241,361	48,649
Deferred taxes	1,670	808	27
Investment gains	(963,328)	(292,487)	(59,254)
Purchases of securities	(4,267,933)	(3,186,738)	(487,049)
Proceeds from sales of securities	5,154,820	1,252,706	178,502
Purchases to cover securities sold, not yet purchased	(764,723)	(127,324)	—
Proceeds from securities sold, not yet purchased	989,829	455,319	51,715
Changes in operating assets and liabilities:
Cash held at consolidated affiliated partnerships and restricted cash	(966,953)	420,643	(560,499)
Due from brokers	(494,813)	244,209	(588,016)
Receivable for securities sold	(10,099)	(9,141)	(1,817)
Unrealized (gains) losses on derivative contracts	(87,768)	8,528	796
Accounts payable, accrued expenses and other liabilities	17,032	25,825	1,781
Other	6,210	(10,492)	(2,121)
Net cash used in continuing operations	(363,251)	(892,208)	(1,405,892)
Holding Company and other operations	292	(55,270)	43,384
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	39,468	27,233	6,038
Investment (gains) losses	(91,308)	21,260	(16,540)
Preferred LP unit interest expense	5,589	5,336	5,082
Loss attributable to non-controlling interests in income of consolidated entities	(65,827)	(9,466)	—
Equity in earnings of affiliate	(12,620)	(1,375)	—
Stock-based compensation expense	6,248	492	—
Deferred income tax (expense) benefit	(315)	(1,281)	76
Impairment loss on fixed assets	33,701	—	—
Net cash provided by activities on trading securities	70,636	28,560	—
Other, net	(6,166)	(2,546)	(9,786)
Changes in operating assets and liabilities:
Trade, notes and other receivables	50,396	10,896	(8,030)
Other assets	36,218	(9,541)	(123,894)
Inventory, net	9,227	38,494	—
Accounts payable, accrued expenses and other liabilities	(19,022)	(49,103)	86,754
Net cash provided by (used in) continuing operations	56,517	3,689	(16,916)

See notes to consolidated financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
Years Ended December 31, 2006, 2005 and 2004

	Years Ended December 31,
	2006	2005	2004
	(In $000s)
Net cash used in continuing operations	(306,734)	(888,519)	(1,422,808)
Income from discontinued operations	798,541	29,601	110,370
Depreciation, depletion and amortization	138,922	131,598	101,066
Net gain from sales of businesses and properties	(676,444)	(21,849)	(75,197)
Other, net	(27,348)	76,847	44,689
Net cash provided by discontinued operations	233,671	216,197	180,928
Net cash used in operating activities	(73,063)	(672,322)	(1,241,880)
Cash flows from investing activities:
Holding Company and other operations:
Capital expenditures	(14,487)	(8,161)	(95,523)
Purchases of marketable equity and debt securities	(243,162)	(764,271)	(283,615)
Proceeds from sales of marketable equity and debt securities	566,575	190,287	89,356
Net proceeds from the sales and disposition of real estate	—	8,414	43,590
Net proceeds from the sales and disposition of fixed assets	21,399	(43)	(420)
Purchase of debt security of affiliates	—	—	(101,500)
Acquisitions of businesses, net of cash acquired	(99,206)	(293,649)	—
Other	130	9,868	50,576
Net cash provided by (used in) investing activities from continuing operations	231,249	(857,555)	(297,536)
Discontinued operations
Capital expenditures	(353,547)	(354,528)	(146,229)
Net proceeds from the sales and disposition of assets	1,309,181	54,795	206,964
Other	(127,996)	4,422	(104,538)
Net cash provided by (used in) investing activities from discontinued operations	827,638	(295,311)	(43,803)
Net cash provided by (used in) investing activities	1,058,887	(1,152,866)	(341,339)
Cash flows from financing activities:
Investment Management:
Capital contributions by and receipt of subscriptions receivable from partners	—	20	970
Capital contributions by non-controlling interests in consolidated affiliated partnerships	299,815	857,937	1,105,700
Subscriptions received in advance	66,030	40,560	300,445
Capital distributions to non-controlling interests in consolidated affiliated partnerships	(113)	(5,191)	—
Cash flows provided by financing activities from continuing operations	365,732	893,326	1,407,115

See notes to consolidated financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
Years Ended December 31, 2006, 2005 and 2004

	Years Ended December 31,
	2006	2005	2004
	(In $000s)
Holding Company and other operations:
Partners’ equity:
Partnership distributions	(25,245)	(12,622)	—
General partners’ contribution	—	9,279	—
Proceeds from senior notes payable	—	480,000	350,409
Proceeds from other borrowings	34,250	4,425	10,000
Repayments of other borrowings	(7,034)	(7,268)	(31,805)
Net change in due from affiliates	—	14,557	(24,925)
Debt issuance costs	(7,809)	(8,952)	(16,586)
Other	—	4,490	—
Cash flows (used in) provided by financing activities from continuing operations	(5,838)	483,909	287,093
Cash flows provided by financing activities from continuing operations	359,894	1,377,235	1,694,208
Cash flows provided by financing activities from discontinued operations	14,803	218,886	143,319
Net cash provided by financing activities	374,697	1,596,121	1,837,527
Net increase (decrease) in cash and cash equivalents*	1,360,521	(229,067)	254,308
Net change in cash of assets held for sale	147,508	(105,587)	24,222
Cash and cash equivalents, beginning of period	354,116	688,770	410,240
Cash and cash equivalents, end of period	$1,862,145	$354,116	$688,770
Cash balances per balance sheet:
Investment Management	$4,822	$2,341	$1,223
Holding Company and other operations	1,857,323	351,775	687,547
	$1,862,145	$354,116	$688,770
* Net increase (decrease) in cash and cash equivalents consists of the following:
Investment Management	$2,481	$1,118	$1,223
Holding Company and other operations	281,928	(369,957)	(27,359)
Discontinued operations	1,076,112	139,772	280,444
	$1,360,521	$(229,067)	$254,308
Supplemental information
Cash payments for interest, net of amounts capitalized	$111,369	$77,795	$60,544
Cash payments for income taxes, net of refunds	$15,439	$10,510	$2,912
Conversion of bonds in connection with acquisition of WPI	$—	$205,850	$—
Net realized gains (losses) on securities available for sale	$29,684	$(4,197)	$33
LP unit issuance	$—	$456,998	$—
Change in tax asset related to acquisitions	$—	$7,329	$2,490
Debt conversion relating to Atlantic Coast	$2,211	$29,500	$—
Equity received in consideration for sale of oil and gas operations	$231,156	$—	$—
Redemption payable to non-controlling interests in consolidated affiliated partnerships	$23,830	$—	$—

See notes to consolidated financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

1. Description of Business and Basis of Presentation

General

Icahn Enterprises L.P. (“Icahn Enterprises” or the “Company”), which was formerly known as American Real Estate Partners, L.P., is a master limited partnership formed in Delaware on February 17, 1987. We changed our name effective September 17, 2007. We are a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment Management, Real Estate and Home Fashion. Further information regarding our continuing reportable segments is contained in Note 4, “Operating Units,” and Note 17, “Segment Reporting.” We also operate discontinued operations as further discussed below and in Note 5, “Discontinued Operations and Assets Held for Sale.”

We own a 99% limited partner interest in Icahn Enterprises Holdings L.P. (“IEH”), which was formerly known as American Real Estate Holdings Limited Partnership. Substantially all of our assets and liabilities are owned through IEH and substantially all of our operations are conducted through IEH and its subsidiaries. Icahn Enterprises G.P. Inc. (“IEGP”), which was formerly known as American Property Investors, Inc., owns a 1% general partner interest in both us and IEH, representing an aggregate 1.99% general partner interest in us and IEH. IEGP is owned and controlled by Mr. Carl C. Icahn.

Under our amended and restated partnership agreement we are permitted to make non-real estate related acquisitions and investments to enhance unitholder value and further diversify our assets. Investments may include equity and debt securities of domestic and foreign issuers. The portion of our assets invested in any one type of security or any single issuer is not limited.

We intend to conduct our activities in such a manner as not to be deemed an investment company under the Investment Company Act of 1940 (the “1940 Act”). Generally, this means that no more than 40% of our total assets will be invested in investment securities, as such term is defined in the 1940 Act. In addition, we do not intend to invest in securities as our primary business, other than in connection with the operations of our Investment Management operations discussed below. We intend to structure our investments to continue to be taxed as a partnership rather than as a corporation under the applicable traded partnership rules of the Internal Revenue Code.

As noted below, as a result of the acquisition on August 8, 2007, as of September 30, 2007, affiliates of Mr. Icahn owned 10,304,013 of our preferred units and 64,288,061 of our depositary units, which represented approximately 86.5% and 91.2% of our outstanding preferred units and depositary units, respectively.

Change in Reporting Entity

As discussed in further detail below, on August 8, 2007, we acquired the general partnership interests in the General Partners (as defined below) and Icahn Capital Management L.P. (“New Icahn Management”). Our historical financial statements contained herein have been adjusted to reflect this acquisition. In accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are adjusted on a consolidated basis. As a result of the restatements arising from the acquisition that occurred on August 8, 2007, our financial statements now include additional entities as described below. The accounting policies, which include our Investment Management segment, are set out in Note 2, “Summary of Significant Accounting Policies.”

Basis of Presentation

The consolidated financial statements include the accounts of Icahn Enterprises and its wholly and majority owned subsidiaries in which control can be exercised, in addition to those entities in which Icahn Enterprises has a substantive controlling, general partner interest or in which it is the primary beneficiary of a variable interest entity in accordance with FIN 46R, as described below. Icahn Enterprises is considered to have control if it has a direct or indirect ability to make decisions about an entity’s activities through voting or similar rights. All material intercompany accounts and transactions have been eliminated in consolidation.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

1. Description of Business and Basis of Presentation  – (continued)

As further described in Note 2, the Investment Funds and the Offshore Fund (as each term is defined herein) are consolidated into our financial statements even though we only have a minority interest in the equity and income of these funds. The majority ownership interests in these funds, which represent the portion of the consolidated net assets and net income attributable to the limited partners and shareholders in the consolidated Private Funds (as defined below) for the periods presented, are reflected as non-controlling interests in income of consolidated entities — Investment Management in the accompanying financial statements.

Change in Presentation

As a result of the acquisition of the Partnership Interests (as defined below) on August 8, 2007 and the consolidation of the affiliated partnership entities, as described in Note 2, “Summary of Significant Accounting Policies,” we have changed the presentation of our consolidated balance sheets to an unclassified format in the accompanying financial statements as of December 31, 2006 and 2005. Accordingly, certain amounts reflected in our classified balance sheets in our Annual Report on Form 10-K for the year ended December 31, 2006 (“2006 Annual Report on Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2007 have been reclassified to conform to the unclassified balance sheet presentation.

We have also changed the presentation of our consolidated statements of operations. The reclassifications to the consolidated statements of operations included in our 2006 Annual Report on Form 10-K filed with the SEC on March 6, 2007 are as follows:

1.	The grouping of revenues and expenses to arrive at “operating income” and certain categories of “other income and expense” has been discontinued.
2.	Interest and other income, net gain from investment activities and other income, net are now classified as revenues.
3.	Interest expense is included in total expenses.

Acquisitions

Acquisition of Partnership Interests

On August 8, 2007, we acquired the general partnership interests in the General Partners and New Icahn Management for an initial consideration of $810 million of our depositary units. There is a potential maximum aggregate earn-out (including any catch-up) of $1.121 billion of our depositary units, which is subject to achieving total after-tax earnings from the General Partners and New Icahn Management subsequent to the acquisition, which includes both management fees and performance-based or incentive allocations paid by the Private Funds to New Icahn Management and the General Partners during the five-year period of at least $3.906 billion. These entities provide investment advisory and certain management services to the Private Funds but do not provide such services to any other entities, individuals or accounts. Interests in the Private Funds are offered only to certain sophisticated and accredited investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available.

We entered into a Contribution and Exchange Agreement (the “Contribution Agreement”), dated as of August 8, 2007, with CCI Offshore Corp. (“CCI Offshore”), CCI Onshore Corp. (“CCI Onshore”), Icahn Management LP, a Delaware limited partnership (“Icahn Management” and, together with CCI Offshore and CCI Onshore, collectively referred to herein as the “Contributors”), and Carl C. Icahn. Pursuant to the Contribution Agreement, we acquired general partnership interests in Icahn Onshore LP (the “Onshore GP”) and Icahn Offshore LP (the “Offshore GP” and, together with the Onshore GP, the “General Partners”), acting as general partners of Icahn Partners LP (the “Onshore Fund”) and the Offshore Master Funds (as defined below) managed and controlled by Mr. Icahn. As referred to herein, the “Offshore Master Funds” consist of (i) Icahn Partners Master Fund LP (“Offshore Master Fund I”); (ii) Icahn Partners Master Fund II L.P.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

1. Description of Business and Basis of Presentation  – (continued)

(“Offshore Master Fund II”) and (iii) Icahn Partners Master Fund III L.P. (“Offshore Master Fund III”). The Onshore Fund and the Offshore Master Funds are collectively referred to herein as the “Investment Funds.”

The Offshore GP also acts as general partner of certain funds formed as Cayman Islands exempted limited partnerships that invest in the Offshore Master Funds. These funds, together with other funds that also invest in the Offshore Master Funds, constitute the “Feeder Funds” and, together with the Investment Funds, are referred to herein as the “Private Funds.” We also acquired the general partnership interests in New Icahn Management, a Delaware limited partnership, which is a newly formed management company that provides certain management and administrative services to the Private Funds.

Other Acquisitions

On May 19, 2006, our wholly owned subsidiaries, AREP Laughlin Corporation (“AREP Laughlin”) and AREP Boardwalk Properties LLC, completed the purchases, respectively, of the Flamingo Laughlin Hotel and Casino, now known as the Aquarius Casino Resort (the “Aquarius”), in Laughlin, Nevada, and 7.7 acres of land that was adjacent to the former Sands Hotel and Casino (“The Sands”), in Atlantic City, New Jersey, known as the Traymore site, from affiliates of Harrah’s Operating Company, Inc. (“Harrah’s”). Operating results for the Aquarius are included with Icahn Enterprises’ results beginning as of May 19, 2006. On November 17, 2006, we sold the Atlantic City gaming operations, including the Traymore site. As discussed below, on April 22, 2007, we entered into an agreement to sell our Nevada gaming operations.

On August 8, 2005, WestPoint International Inc. (“WPI”), our indirect majority owned subsidiary, completed the acquisition of substantially all of the assets of WestPoint Stevens Inc. (“WPS”). Operating results for WPI are included with Icahn Enterprises’ results beginning as of August 8, 2005. In December 2006, WPI acquired a manufacturing facility in Bahrain for an aggregate cash consideration of $98.6 million and a seller note of $10.6 million. The purchase price is subject to working capital adjustments. As discussed below, on October 18, 2007, WPI entered into an agreement to sell the inventory at substantially all of its 30 retail outlet stores.

Discontinued Operations

As discussed further below, on October 18, 2007, within our Home Fashion segment, WPI, our indirect majority owned subsidiary, entered into an agreement to sell the inventory at substantially all of its 30 retail outlet stores. These operations met the criteria for discontinued operations during the third quarter of fiscal 2007. Therefore, the portion of the business related to the stores’ retail operations has been classified for all years presented as discontinued operations.

On April 22, 2007, within our former Gaming segment, American Entertainment Properties Corp (“AEP”), our wholly owned indirect subsidiary, entered into an agreement to sell all of the issued and outstanding membership interests of American Casino and Entertainment Properties LLC (“ACEP”), which comprise our remaining gaming operations.

On November 21, 2006, within our former Oil and Gas segment, our indirect wholly owned subsidiary, AREP O & G Holdings LLC, consummated the sale of all of the issued and outstanding membership interests of NEG Oil & Gas LLC (“NEG Oil & Gas”) to SandRidge Energy, Inc. (“SandRidge”).

On November 17, 2006, within our former Gaming segment, our indirect majority owned subsidiary, Atlantic Coast Entertainment Holdings, Inc. (“Atlantic Coast”), completed the sale to Pinnacle Entertainment, Inc. (“Pinnacle”) of the outstanding membership interests in ACE Gaming LLC (“ACE”), the owner of The Sands, and 100% of the equity interests in certain subsidiaries of IEH which own parcels of real estate adjacent to The Sands, including the Traymore site.

Certain of our real estate properties are classified as discontinued operations. The properties classified as discontinued operations have changed during the fiscal year ended December 31, 2006, or fiscal 2006, and,

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

1. Description of Business and Basis of Presentation  – (continued)

accordingly, certain amounts in the accompanying financial statements for the fiscal year ended December 31, 2005, or fiscal 2005, and the fiscal year ended December 31, 2004, or fiscal 2004, have been reclassified to conform to the current classification of properties. In addition, during the nine months ended September 30, 2007, within our Real Estate segment, five properties of our Real Estate segment were reclassified to held for sale as they were subject to a contract or letter of intent. The operations of these properties were classified as discontinued operations for all years presented.

The financial position and results of these operations are presented as assets and liabilities of discontinued operations held for sale in the consolidated balance sheets and discontinued operations in the consolidated statements of operations.

Filing Status of Subsidiaries

National Energy Group, Inc. (“NEGI”), and Atlantic Coast are reporting companies under the Securities Exchange Act of 1934, as amended (the “34 Act”). In addition, ACEP voluntarily files annual, quarterly and current reports under the ’34 Act. See Note 20, “Subsequent Events,” for additional information.

2. Summary of Significant Accounting Policies

As discussed in Note 1, we operate in several diversified segments. The accounting policies related to the specific segments or industries are differentiated, as required, in the list of significant accounting policies set out below.

Principles of Consolidation

a. General

The consolidated financial statements include the accounts of Icahn Enterprises and its wholly and majority owned subsidiaries in which control can be exercised, in addition to those entities in which Icahn Enterprises has a substantive controlling, general partner interest or in which it is the primary beneficiary of a variable interest entity. We are considered to have control if we have a direct or indirect ability to make decisions about an entity’s activities through voting or similar rights. We use the guidance set forth in AICPA Statement of Position No.78-9, Accounting for Investments in Real Estate Ventures (“SOP 78-9”), Emerging Issues Task Force (“EITF”) Issue No. 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF No. 04-05”), FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (“FIN 46R”), and in SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries —  An Amendment of ARB No. 51, with Related Amendments of APB Opinion No. 18, and ARB No. 43 Chapter 12 (“SFAS No. 94”), with respect to our investments in partnerships and limited liability companies. All intercompany balances and transactions are eliminated.

In accordance with U.S. GAAP, assets and liabilities transferred between entities under common control are accounted for at historical cost in a manner similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to their acquisition are retrospectively adjusted on a combined basis.

b. Investment Management

The accompanying financial statements include the consolidated financial statements of the Investment Management and GP Entities and certain consolidated Private Funds during the periods presented. As referred to herein, the term “Investment Management and GP Entities” includes either Icahn Management (for the period prior to the acquisition on August 8, 2007) or New Icahn Management (for the period subsequent to the acquisition on August 8, 2007) and, in either case, the General Partners. The Investment Management and GP Entities consolidate those entities in which (i) they have an investment of more than 50% and have control

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

over significant operating, financial and investing decisions of the entity pursuant to SFAS No. 94, (ii) they have a substantive controlling, general partner interest pursuant to EITF No. 04-05 or (iii) they are the primary beneficiary of a variable interest entity (a “VIE”) pursuant to FIN 46R. With respect to the consolidated Private Funds, the limited partners and shareholders have no substantive rights to impact ongoing governance and operating activities.

Icahn Management (and, subsequent to the acquisition of the Partnership Interests on August 8, 2007, New Icahn Management), the Onshore GP and the Offshore GP are consolidated into Icahn Enterprises pursuant to SFAS No. 94 as Icahn Enterprises owns greater than 50% of the partnership interests in these entities. Icahn Enterprises has a substantive controlling, general partnership interest in these entities.

The Onshore Fund is consolidated into the Onshore GP pursuant to EITF 04-05, which defines the criteria for determining whether a general partner controls a limited partnership when the limited partners have certain rights, such as “kick-out” rights. According to EITF 04-05, consolidation of a limited partnership by the general partner is required when these rights do not exist.

Icahn Fund Ltd. (the “Offshore Fund”) and, from May 1, 2006 through October 1, 2006, Icahn Sterling Fund Ltd. (the “Sterling Fund”) are consolidated into the Offshore GP, pursuant to FIN 46R. On October 1, 2006, the Sterling Fund’s assets were contributed to the Offshore Fund. VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents, will absorb a majority of the VIE's expected losses or receive a majority of the expected residual returns as a result of holding variable interests.

Although the Private Funds are not investment companies within the meaning of the 1940 Act, each of the consolidated Private Funds is, for U.S. GAAP purposes, an investment company under the AICPA Audit and Accounting Guide — Investment Companies (the “AICPA Guide”). The Investment Management and GP Entities have retained the specialized accounting of these funds in accordance with EITF Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation. Offshore Master Fund I, managed by the Offshore GP, is structured as a master-feeder arrangement, whereby the Offshore Fund makes its investment in Offshore Master Fund I. In instances where the Investment Management and GP Entities, through their direct equity interest and consolidated Feeder Funds, own all of the outstanding equity shares of an affiliated master fund, the Investment Management and GP Entities consolidate such master fund. Pursuant to the AICPA Guide, the consolidated Private Funds' investments are reflected in the consolidated financial statements at their estimated fair values with changes in unrealized gains and losses included as a component of net earnings. Furthermore, pursuant to their specialized accounting, the Private Funds are not subject to the consolidation provisions of FIN 46R with respect to their investments.

The management fees earned by Icahn Management (and by New Icahn Management subsequent to the acquisition on August 8, 2007) from consolidated entities and the incentive allocations earned by the Onshore GP and the Offshore GP from the Onshore Fund and Offshore Master Fund I, respectively, are eliminated in consolidation; however, the Investment Management and GP Entities’ allocated share of the net income from the Private Funds includes the amount of these eliminated fees. Accordingly, the consolidation of the Private Funds has no material net effect on the Investment Management and GP Entities' earnings from the Private Funds.

Retrospective Application of Change in Accounting for Investment in ImClone Systems Incorporated

In the fourth quarter of fiscal 2006 we changed our method of accounting for our investment in ImClone Systems Incorporated (“ImClone”) to the equity method of accounting. Previously, we accounted for our investment in ImClone as an available-for-sale security. In accordance with SFAS No. 115 (as defined below)

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

available-for-sale securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders’ equity as “Other Comprehensive Income.” We record our proportionate equity in ImClone’s earnings and capital transactions on a one calendar quarter time lag.

From the first quarter of fiscal 2005 through the third quarter of fiscal 2006, Icahn Enterprises and certain other affiliates of Mr. Icahn purchased shares of common stock of ImClone. As of September 30, 2006, the total shares of ImClone held by Icahn Enterprises as a percentage of ImClone’s total outstanding shares were 5.4%. Also, in October 2006, Mr. Icahn was appointed Chairman of the board of directors of ImClone and certain other changes to ImClone’s board of directors took place, which resulted in Mr. Icahn having the ability to exercise significant influence over the operating and financial policies of ImClone.

In assessing the applicability of Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB 18”), we have determined that, because of the ability of Mr. Icahn to exercise significant influence over ImClone’s operating and financial policies, we were required to adopt the equity method of accounting for our investment in ImClone, and accordingly, the fiscal 2005 financial statements have been adjusted to apply the new method retrospectively. See Note 7, “Investment and Related Matters,” for information regarding the effect of this change on net earnings and total partners’ equity.

As further described below, we adopted SFAS No. 159 as of January 1, 2007 and elected to apply the fair value option to our investment in ImClone.

Use of Estimates in Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. The more significant estimates include (1) the valuation allowances of accounts receivable and inventory, (2) the valuation of long-lived assets, mortgages and notes receivable, (3) costs to complete for land, house and condominium developments, (4) gaming-related liability and promotional programs, (5) deferred tax assets, (6) oil and gas reserve estimates, (7) asset retirement obligations and (8) fair value of derivatives. Actual results may differ from the estimates and assumptions used in preparing the consolidated financial statements.

Cash and Cash Equivalents

We consider short-term investments, which are highly liquid with original maturities of three months or less at date of purchase, to be cash equivalents.

Cash Held at Consolidated Affiliated Partnerships and Restricted Cash

Cash held at consolidated affiliated partnerships and restricted cash consists of (i) cash and cash equivalents held by the Onshore Fund and Offshore Master Fund I that, although not legally restricted, is not available to fund the general liquidity needs of the Investment Management and GP Entities or Icahn Enterprises and (ii) restricted cash relating to derivatives held on deposit.

Investments and Related Transactions — Investment Management

Investment Transactions and Related Investment Income. Investment transactions of the Private Funds are recorded on a trade date basis. Realized gains or losses on sales of investments are based on the first-in, first-out or the specific identification methods. Realized and unrealized gains or losses on investments are recorded in the consolidated statements of operations. Interest income and expenses are recorded on an accrual basis and dividends are recorded on the ex-dividend date. Premiums and discounts on fixed income securities are amortized using the effective yield method.

Valuation of Investments. Securities of the Private Funds that are listed on a securities exchange are valued at their last sales price on the primary securities exchange on which such securities are traded on such

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

date. Securities that are not listed on any exchange but are traded over-the-counter are valued at the mean between the last “bid” and “ask” price for such security on such date. Securities and other instruments for which market quotes are not readily available are valued at fair value as determined in good faith by the applicable general partner.

Foreign Currency Transactions. The books and records of the Private Funds are maintained in U.S. dollars. Assets and liabilities denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Transactions during the period denominated in currencies other than U.S. dollars are translated at the rate of exchange applicable on the date of the transaction. Foreign currency translation gains and losses are recorded in the consolidated statements of operations. The Private Funds do not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of securities. Such fluctuations are included in the net realized gains (losses) from securities transactions and the net unrealized gains (losses) on securities positions.

Fair Values of Financial Instruments. The fair values of the Private Funds’ assets and liabilities that qualify as financial instruments under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, approximate the carrying amounts presented in the consolidated balance sheets.

Securities Sold, Not Yet Purchased. The Private Funds may sell an investment they do not own in anticipation of a decline in the fair value of that investment. When the Private Funds sell an investment short, they must borrow the investment sold short and deliver it to the broker-dealer through which they made the short sale. A gain, limited to the price at which the Private Funds sold the investment short, or a loss, unlimited in amount, will be recognized upon the cover of the short sale.

Due From Brokers. Due from brokers represents cash balances with the Private Funds’ clearing brokers. A portion of the cash at brokers is related to securities sold, not yet purchased; its use is therefore restricted until the securities are purchased. Securities sold, not yet purchased are collateralized by certain of the Private Funds’ investments in securities. Margin debit balances, which may exist from time to time, are collateralized by certain of the Private Funds’ investments in securities.

Investments — Holding Company and Other Operations

Investments in equity and debt securities are classified as either trading or available-for-sale based upon whether we intend to hold the investment for the foreseeable future. Trading securities are valued at quoted market value at each balance sheet date with the unrealized gains or losses reflected in the consolidated statements of operations. Available-for-sale securities are carried at fair value on our balance sheet. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of partners’ equity and when sold are reclassified out of partners’ equity to the consolidated statements of operations. For purposes of determining gains and losses, the cost of securities is based on specific identification.

A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in an impairment that is charged to earnings and the establishment of a new cost basis for the investment. Dividend income is recorded when declared and interest income is recognized when earned.

Derivatives

From time to time, our subsidiaries enter into derivative contracts, including (a) commodity price collar agreements entered into by our former Oil and Gas segment to reduce our exposure to price risk in the spot market for natural gas and oil (prior to the sale of our Gas and Oil segment to SandRidge in November 2006), (b) commodity futures contracts, forward purchase commodity contracts and option contracts entered into by

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

our Home Fashion segment primarily to manage our exposure to cotton commodity price risk and (c) purchased and written option contracts, swap contracts, futures contracts and forward contracts entered into by the Private Funds. We follow SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which was amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. These pronouncements established accounting and reporting standards for derivative instruments and for hedging activities, which generally require recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. The accounting for changes in fair value depends on the intended use of the derivative and its resulting designation. Through December 31, 2006, we did not use hedge accounting and accordingly, all unrealized gains and losses are reflected in our consolidated statements of operations.

Trade, Notes and Other Receivables

An allowance for doubtful accounts is determined through analysis of the aging of accounts receivable at the date of the consolidated financial statements, assessments of collectibility based on an evaluation of historic and anticipated trends, the financial condition of our customers, and an evaluation of the impact of economic conditions. Our allowance for doubtful accounts is an estimate based on specifically identified accounts as well as general reserves based on historical experience.

Inventories, Net

Inventories are stated at the lower of cost (first-in, first-out method) or market. The cost of manufactured goods, which are held only by WPI, includes material, labor and factory overhead. We maintain reserves for estimated excess, slow moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value.

Inventories consisted of the following (in $000s):

	December 31,
	2006	2005
Raw materials and supplies	$32,059	$33,083
Goods in process	83,592	100,337
Finished goods	108,832	90,205
	$224,483	$223,625

Property, Plant and Equipment

Land and construction-in-progress costs are stated at the lower of cost or net realizable value. Interest is capitalized on expenditures for long-term projects until a salable condition is reached. The interest capitalization rate is based on the interest rate on specific borrowings to fund the projects.

Buildings, furniture and equipment are stated at cost less accumulated depreciation unless declines in the values of the fixed assets are considered other than temporary, at which time the property is written down to net realizable value. Depreciation is principally computed using the straight-line method over the estimated useful lives of the particular property or equipment, as follows: buildings and improvements, four to 40 years; furniture, fixtures and equipment, one to 18 years. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter.

Maintenance and repairs are charged to expense as incurred. The cost of additions and improvements is capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from our consolidated balance sheet, and any gain or loss is recognized in the year of disposal.

Real estate properties held for use or investment, other than those accounted for under the financing method, are carried at cost less accumulated depreciation. Where declines in the values of the properties are

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

determined to be other than temporary, the cost basis of the property is written down to net realizable value. A property is classified as held for sale at the time management determines that the criteria in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, have been met. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their results of operations are included in discontinued operations. As a result of the reclassification of certain real estate to properties held for sale during fiscal 2006, income and expenses of such properties are reclassified to discontinued operations for all prior periods. If management determines that a property classified as held for sale no longer meets the criteria in SFAS No. 144, the property is reclassified as held for use.

Intangible Assets

Intangible assets consist of trademarks of WPI (Note 4, “Operating Units — Home Fashion”). In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), goodwill and intangible assets with indefinite lives are no longer amortized, but instead tested for impairment.

Accounting for the Impairment of Long-Lived Assets

We evaluate our long-lived assets in accordance with the application of SFAS No. 144. Accordingly, we evaluate the realizability of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Inherent in the reviews of the carrying amounts of the above assets are various estimates, including the expected usage of the asset. Assets must be tested at the lowest level for which identifiable cash flows exist. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record impairment charges in future accounting periods. Our estimates of cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the operating properties.

Accounting for Asset Retirement Obligations

Effective January 1, 2003, we adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”). SFAS No. 143 provides accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets. Under SFAS No. 143, an asset retirement obligation is recorded at fair value in the period in which it is incurred by increasing the carrying amount for the related long-lived asset which is depreciated over its useful life. In each subsequent period, the liability is adjusted to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Our asset retirement obligations related to our oil and gas operating unit, which was sold to SandRidge in November 2006.

Allocation of Net Profits and Losses in Consolidated Affiliated Partnerships

Net investment income and net realized and unrealized gains and losses on investments of the Private Funds are allocated to both the respective general partner and the limited partners or shareholders of the Private Funds based on the ratio of their respective capital balances at the beginning of each allocation period to the total capital of all partners or shareholders of the Private Funds. Such allocations made to the limited partners or shareholders of the Private Funds are represented as non-controlling interests in our consolidated statements of operations. The beginning of an allocation period is defined as the beginning of each fiscal year, the date of admission of any new partner or shareholder of the Private Funds or the date of any additional subscription or redemption by a partner or shareholder of the Private Funds. Upon the allocation to partners based on their respective capital balances, generally 25% of the capital appreciation (both realized and unrealized) allocated to the Investment Funds’ limited partners or lesser amounts for certain limited partners are then reallocated to the Investment Funds' General Partners. Such reallocation is referred to as the General Partners' incentive allocation. The total profits and losses allocated to the respective General Partners of the Investment

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

Funds are included in the net income of the consolidated Investment Management and GP Entities (as either the Onshore GP or Offshore GP act as general partner to the Investment Funds) and are allocated in a manner consistent with the manner in which capital is allocated to the partners of the Investment Management and GP Entities as further discussed below.

Partners' Capital of the Investment Management and GP Entities

The Investment Management and GP Entities are each organized as a limited partnership formed pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act. Limited partnership interests have been granted in the Investment Management and GP Entities to allow certain employees and individuals to participate in a share of the management fees and incentive allocations earned by the Investment Management and GP Entities. Prior to the completion of our acquisition of the Partnership Interests on August 8, 2007, all limited partnership admissions to the Investment Management and GP Entities were determined by the respective general partner entity of the Investment Management and GP Entities, each of which was principally owned by Mr. Icahn.

The Investment Management and GP Entities, individually, intend to be treated as partnerships for federal income tax purposes, and as such shall maintain a capital account for each of their partners. Each partner will be allocated an amount of the management fees and incentive allocations subject to, and as determined by, the provisions of each limited partner's respective agreements with each of the Investment Management and GP Entities. All other partnership profits and losses of each of the Investment Management and GP Entities will be allocated among the respective partners in each of the Investment Management and GP Entities pro rata in accordance with their respective capital accounts.

Income allocations to all partners in each of the Investment Management and GP Entities, except the general partner entity and any limited partnership interests held directly by Mr. Icahn are accounted for as compensation expense as more fully described in Note 13, “Compensation Arrangements.” All amounts allocated to these partners' capital accounts and their respective capital contributions are included in accounts payable and accrued expenses and other liabilities on the consolidated balance sheets until those amounts are paid out in accordance with the terms of each respective partner's agreement. Payments made to the respective general partner and any limited partnership interests held by Mr. Icahn are treated as equity distributions.

Income Taxes

Except as described below, no provision has been made for federal, state or local income taxes on the results of operations generated by partnership activities, as such taxes are the responsibility of the partners. Provision has been made for federal, state or local income taxes on the results of operations generated by our corporate subsidiaries and these are reflected within continuing and discontinued operations. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred tax assets are limited to amounts considered to be realizable in future periods. A valuation allowance is recorded against deferred tax assets if management does not believe that we have met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

Icahn Management (and New Icahn Management subsequent to the acquisition on August 8, 2007) is subject to a New York City Unincorporated Business tax (“UBT”), at a statutory rate of 4% on a portion of its income. UBT is accounted for under SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Icahn Management accounts for these taxes using the asset and liability method under which deferred tax

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Compensation Arrangements

In December 2004, SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”) was issued. This accounting standard eliminated the ability to account for share-based compensation transactions using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and requires instead that such transactions be accounted for using a fair-value-based method. SFAS No. 123R requires public entities to record non-cash compensation expense related to payment for employee services by an equity award, such as stock options, in their financial statements over the requisite service period. We have adopted SFAS No. 123R as of June 30, 2005.

The Investment Management and GP Entities have entered into agreements with certain of their employees whereby these employees have been granted rights to participate in a portion of the management fees and incentive allocations earned by the Investment Management and GP Entities, net of certain expenses, and subject to various vesting provisions. These rights are accounted for as liabilities in accordance with SFAS No. 123R and remeasured at fair value each reporting period until settlement. See Note 13, “Compensation Arrangements,” for a further description of these arrangements.

Oil and Natural Gas Properties

In November 2006, we sold our oil and gas operating units to SandRidge. Therefore, as of December 31, 2006, we have no capitalized costs relating to these operations. Prior to such sale, we utilized the full cost method of accounting for our crude oil and natural gas properties. Under the full cost method, all productive and nonproductive costs incurred in connection with the acquisition, exploration and development of crude oil and natural gas reserves were capitalized and amortized on the units-of-production method based upon total proved reserves. The costs of unproven properties were excluded from the amortization calculation until the individual properties were evaluated and a determination made as to whether reserves existed. Conveyances of properties, including gains or losses on abandonment of properties, were treated as adjustments to the cost of crude oil and natural gas properties, with no gain or loss recognized. Under the full cost method, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% per year (the ceiling limitation). In arriving at estimated future net revenues, estimated lease operating expenses, development costs, abandonment costs and certain production related and ad-valorem taxes were deducted. In calculating future net revenues, prices and costs in effect at the time of the calculation were held constant indefinitely, except for changes that were fixed and determinable by existing contracts. The net book value of oil and gas properties was compared to the ceiling limitation on a quarterly basis. We did not incur a ceiling write-down in fiscal 2006, fiscal 2005 or fiscal 2004.

We had capitalized internal general and administrative costs of $1.5 million, $1.1 million and $1.0 million for the period from January 1, 2006 to November 21, 2006, fiscal 2005 and fiscal 2004, respectively, with respect to our oil and gas activities. We have not capitalized interest expense.

Prior to the sale of our oil and natural gas properties, such properties were subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require us to remove or mitigate the environment effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

Revenue and Expense Recognition

Investment Management — The Investment Management and GP Entities generate income from amounts earned pursuant to contractual arrangements with the Private Funds. Such amounts typically include an annual management fee of 2.5% of the net asset value of certain Private Funds before a performance-based, or incentive allocation of 25% of capital appreciation (both realized and unrealized) earned by the Investment Funds subject to a “high water mark” (whereby the General Partners do not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses in prior periods are recovered). Such amounts have been (and may in the future be) modified or waived in certain circumstances. The Investment Management and GP Entities and their affiliates may also earn income through their principal investments in the Private Funds.

At the end of each fiscal year of the Onshore Fund (or sooner upon the occurrence of withdrawals), 25% of the capital appreciation (based on realized and unrealized gains and losses), if any, that is allocated to each capital account of a fee-paying limited partner of the Onshore Fund (20% of the capital appreciation, if any, for certain limited partners) for such fiscal year is reallocated to the capital account of the Onshore GP subject to a loss carryforward provision as described in the Third Amended and Restated Limited Partnership Agreement of the Onshore Fund, dated as of January 1, 2006, as amended from time to time, and, since February 1, 2007, the Fourth Amended and Restated Limited Partnership Agreement.

At the end of each fiscal year of Offshore Master Fund I and, at certain other times, 25% of the capital appreciation (based on realized and unrealized gains and losses), if any, that is allocated to each capital account of a fee-paying limited partner of Offshore Master Fund I (20% in some cases) for such fiscal year is reallocated to the capital account of the Offshore GP subject to a loss carryforward provision as described in the limited partnership agreement of Offshore Master Fund I in effect at such time.

Prior to the acquisition on August 8, 2007, Icahn Management recognized management fee income in the period in which the related services were performed and in accordance with certain management agreements with each of (i) the Onshore Fund; (ii) the Offshore Fund and (iii) from May 1, 2006 through October 1, 2006, the Sterling Fund (collectively, the “Management Agreements”).

The general partner incentive allocations earned from the Onshore Fund and Offshore Master Fund I are accrued on a quarterly basis in accordance with Method 2 of EITF Topic D-96, Accounting for Management Fees Based on a Formula (“EITF Topic D-96”) and are allocated to the Onshore GP and the Offshore GP, respectively, at the end of the Onshore Fund’s and Offshore Master Fund I’s fiscal year (or sooner on redemptions). Such accruals may be reversed as a result of subsequent investment performance prior to the conclusion of the Onshore Fund’s and Offshore Master Fund I’s fiscal year at December 31.

The incentive allocations earned by the Onshore GP and the Offshore GP from the Onshore Fund and Offshore Master Fund I, respectively, and the management fees earned by Icahn Management from consolidated Private Funds, are eliminated in consolidation; however, the Investment Management and GP Entities’ allocated share of the net income from the Private Funds includes the amount of these eliminated fees.

Home Fashion — WPI records revenue when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the price to the customer is fixed and determinable and collectibility is reasonably assured. Unless otherwise agreed in writing, title and risk of loss pass from WPI to the customer when WPI delivers the merchandise to the designated point of delivery, to the designated point of destination or to the designated carrier, free on board. Provisions for certain rebates, sales incentives, product returns and discounts to customers are recorded in the same period the related revenue is recorded.

Customer incentives are provided to WPI customers primarily for new sales programs. These incentives begin to accrue when a commitment has been made to the customer and are recorded as a reduction to sales.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

Gaming — As previously discussed, in November 2006, we divested our Atlantic City gaming properties. In addition, on April 22, 2007, we entered into an agreement to sell all of the issued and outstanding membership interests of ACEP, which comprise all of our remaining gaming properties. As discussed above, the financial position and results of operations of our gaming operations are presented as discontinued operations in our consolidated financial statements.

Our former Gaming segment revenue consists of casino, hotel and restaurant revenues. We recognize revenues in accordance with industry practice. Casino revenue is the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Gross revenues include the estimated retail value of hotel rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The costs of such complimentary revenues are included in gaming expenses. Hotel and restaurant revenue is recognized when services are performed.

We also reward our customers, through the use of loyalty programs with points based on amounts wagered, that can be redeemed for a specified period of time for cash. We deduct the cash incentive amounts from casino revenue.

Oil and Gas — As previously discussed, in November 2006, we divested our Oil and Gas business. Prior to that time, revenues from the natural gas and oil produced were recognized upon the passage of title, net of royalties. We accounted for natural gas production imbalances using the sales method, whereby we recognized revenue on all natural gas sold to our customers notwithstanding the fact its ownership may have been less than 100% of the natural gas sold. Liabilities were recorded by us for imbalances greater than our proportionate share of remaining natural gas reserves. We had $1.1 million in gas balancing liabilities as of December 31, 2005 and no gas balancing liabilities as of December 31, 2006.

Revenues from the sale of oil and natural gas are shown net of the impact of realized and unrealized derivative losses. The financial position and results of operations of our Oil and Gas business are presented as discontinued operations in our consolidated financial statements.

Real Estate — Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. We follow the guidelines for profit recognition set forth by SFAS No. 66, Accounting for Sales of Real Estate.

Substantially all of the property comprising our net lease portfolio is leased to others under long-term net leases and we account for these leases in accordance with the provisions of SFAS No. 13, Accounting for Leases, as amended. This statement sets forth specific criteria for determining whether a lease is to be accounted for as a financing lease or an operating lease. Under the financing method, minimum lease payments to be received plus the estimated value of the property at the end of the lease are considered the gross investment in the lease. Unearned income, representing the difference between gross investment and actual cost of the leased property, is amortized to income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease. Under the operating method, revenue is recognized as rentals become due, and expenses (including depreciation) are charged to operations as incurred.

Net Earnings Per Limited Partnership Unit

Basic earnings per LP unit are based on net earnings after deducting preferred pay-in-kind distributions to preferred unitholders. The resulting net earnings available for limited partners are divided by the weighted average number of depositary limited partnership units outstanding.

Diluted earnings per LP unit uses net earnings attributable to limited partner interests, as adjusted after July 1, 2003, for the preferred pay-in-kind distributions, as a result of our adoption of SFAS No. 150. The preferred units are considered to be equivalent units. For the years ended December 31, 2006, 2005 and 2004,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

2,403,583, 3,538,196 and 5,444,028 equivalent units were excluded from the calculation of diluted income per LP unit, respectively, as the effect of including them would have been anti-dilutive.

For accounting purposes, NEGI’s earnings prior to its acquisition in October 2003, earnings from Arizona Charlie’s Decatur and Arizona Charlie’s Boulder prior to their acquisition in May 2004, TransTexas Gas Corporation’s (“Tran Texas”) earnings prior to its acquisition in April 2005, earnings from NEG Holding LLC (“NEG Holdings”) (excluding earnings from NEG Holdings allocable to NEGI), Panaco, Inc. (“Panaco”), GB Holdings, Inc. (“GBH”) and Atlantic Coast earnings prior to their acquisitions in June 2005, and earnings from the Investment Management and GP Entities prior to the acquisition of the Partnership Interests in August 2007 have been allocated to IEGP, our general partner, for accounting purposes and therefore are excluded from the computation of basic and diluted earnings per limited partnership unit.

As discussed below, in the third quarter of fiscal 2007 we elected to change our method of allocating gains and losses related to dispositions of common control entities accounted for on an as-if pooling basis when acquired. This change in accounting principle affects fiscal 2006 earnings per limited partnership unit. See Note 16, “Earnings Per Limited Partnership Unit,” for more information.

General Partnership Interest of Icahn Enterprises

The general partner’s capital account generally consists of its cumulative share of our net income less cash distributions plus capital contributions. Additionally, in acquisitions of common control companies accounted for at historical cost similar to a pooling of interests, the general partner’s capital account would be charged or credited in a manner similar to a distribution for the excess (or deficit) of the fair value of consideration paid over historical basis in the business acquired.

Capital Accounts, as defined under our Amended and Restated Agreement of Limited Partnership dated as of May 12, 1987, as amended from time to time (together with the partnership agreement of IEH, the “Partnership Agreement”), are maintained for our general partner and our limited partners. The capital account provisions of our Partnership Agreement incorporate principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under U.S. GAAP, in our consolidated financial statements. Under our Partnership Agreement, the general partner is required to make additional capital contributions to us upon the issuance of any additional depositary units in order to maintain a capital account balance equal to 1.99% of the total capital accounts of all partners.

Generally, net earnings for U.S. federal income tax purposes are allocated 1.99% and 98.01% between the general partner and the limited partners, respectively, in the same proportion as aggregate cash distributions made to the general partner and the limited partners during the period. This is generally consistent with the manner of allocating net income under our Partnership Agreement; however, it is not comparable to the allocation of net income reflected in our consolidated financial statements. Additionally, as discussed below, we elected to change the allocation of gains or losses on disposition of common control acquisitions accounted for as a pooling of interests.

Pursuant to the Partnership Agreement, in the event of our dissolution, after satisfying our liabilities, our remaining assets would be divided among our limited partners and the general partner in accordance with their respective percentage interests under the Partnership Agreement (i.e., 98.01% to the limited partners and 1.99% to the general partner). If a deficit balance still remains in the general partner's capital account after all allocations are made between the partners, the general partner would not be required to make whole any such deficit.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

Change in Accounting Principle — Method of Allocating Gains and Losses Related to Dispositions of Common Control Acquisitions

In the third quarter of fiscal 2007, we elected to change our method of allocating gains and losses for financial reporting purposes related to dispositions of common control entities accounted for on an as-if pooling basis when acquired. Both the historical method and the new method are acceptable alternative principles under U.S. GAAP. The new method of allocating gains and losses from dispositions to third parties of common control acquisitions for financial reporting purposes would not affect the amounts distributable to the partners in accordance with their respective percentage interests under the Partnership Agreement (i.e., 98.01% to the limited partners and 1.99% to the general partner). This change in accounting principle was applied retrospectively in accordance with the provisions of SFAS No. 154, Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS No. 154”).

When we acquire an entity under common control, we will continue to reflect the acquired entity in a manner similar to a pooling of interests, as we have in the past. We will also continue to charge or credit the general partner's capital account with the difference between the consideration we pay for the entity and the predecessor basis prior to our acquisition.

Historically, upon later sale of the entity to a third party, the entire gain or loss was allocated between the general partner and the limited partners in accordance with their respective percentage interests under the Partnership Agreement (i.e., 98.01% to the limited partners and 1.99% to the general partner).

The newly adopted accounting principle only affects transactions involving the sale of a previously acquired common control entity. The newly adopted accounting principle allocates gain or loss for financial reporting purposes by first restoring the general partner's capital account for the cumulative charges or credits relating to prior periods recorded at the time of our acquisition and then allocating the remaining gain or loss among the general and limited partners in accordance with their respective percentage interests under the Partnership Agreement (i.e., 98.01% to the limited partners and 1.99% to the general partner).

The impact of this change in accounting principle only affects the financial statements for fiscal 2006, related to the gains on sale of our former Oil and Gas segment as well as the Atlantic City operations from our former Gaming segment which occurred in the quarter ended December 31, 2006, or the fourth quarter of fiscal 2006. The following information details the financial statement line items for fiscal 2006 that were affected by the change in accounting principle, which includes amounts from the common control acquisition of the Partnership Interests made on August 8, 2007 as more fully described in Note 1, “Description of Business and Basis of Presentation,” and Note 3, “Acquisitions.” Net earnings attributable to limited partners decreased from $782.9 million to $508.4 million while net earnings attributable to the general partner increased from $275.6 million to $550.1 million. Total net earnings did not change. Basic and diluted net earnings per LP unit from discontinued operations decreased from $12.65 to $8.21, resulting in a decrease in basic and diluted earnings per LP unit from $12.68 to $8.24. Basic and diluted net earnings per LP unit from continuing operations of $0.03 did not change. In addition, partners' equity attributed to the limited partners decreased from $2.5 billion to $2.3 billion and partners' equity attributed to the general partner increased from $154.6 million to $429.1 million. Total partners' equity, which is 98.01% attributable to the limited partners pursuant to the Partnership Agreement, did not change.

Recently Issued Accounting Pronouncements

SFAS No. 155.   On February 16, 2006, the FASB issued Statement No. 155, Accounting for Certain Hybrid Instruments — an Amendment of FASB Statements No. 133 and 140 (“SFAS No. 155”). The statement amends Statement No. 133 to permit fair value measurement for certain hybrid financial instruments that contain an embedded derivative, provides additional guidance on the applicability of SFAS No.133 and 140 to certain financial instruments and subordinated concentrations of credit risk. The new standard is effective for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

the first fiscal year beginning after September 15, 2006. The adoption of SFAS No. 155 as of January 1, 2007 did not have any impact on our consolidated financial statements.

EITF 06-3.   In June 2006, the EITF issued EITF Issue 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation) (“EITF 06-3”) to clarify diversity in practice on the presentation of different types of taxes in the financial statements. EITF 06-3 concluded that, for taxes within the scope of the issue, a company may adopt a policy of presenting taxes either gross within revenue or net. That is, it may include charges to customers for taxes within revenues and the charge for the taxes from the taxing authority within cost of sales, or, alternatively, it may net the charge to the customer and the charge from the taxing authority. If taxes are reported on a gross basis, and are significant, an entity should disclose the amounts of those taxes subject to EITF 06-3. The guidance is effective for periods beginning after December 15, 2006. We present sales tax on a net basis in our consolidated financial statements, and the adoption of EITF 06-3 did not have any impact on our consolidated financial position, results of operations or cash flows.

FIN 48.   In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50 percent likely to be recognized upon ultimate settlement with the taxing authority is recorded. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening partners’ equity. We adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have a material impact on our consolidated financial statements. See Note 18, “Income Taxes,” for additional information.

SAB 108.   In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, (“SAB 108”). SAB 108 provides guidance on how to evaluate prior period financial statement misstatements for purposes of assessing their materiality in the current period. If the prior period effect is material to the current period, then the prior period is required to be corrected. Correcting prior year financial statements would not require an amendment of prior year financial statements, but such corrections would be made the next time the company files the prior year financial statements. Upon adoption, SAB 108 allows a one-time transitional cumulative effect adjustment to retained earnings for corrections of prior period misstatements required under this statement. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material affect on our consolidated financial statements.

SFAS No. 157.   In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements and, accordingly, SFAS No. 157 does not require any new fair value measurements. We adopted SFAS No.157 as of January 1, 2007, in conjunction with the adoption of SFAS No. 159, as required. The adoption of SFAS No. 157 did not have any material impact on our consolidated financial statements.

SFAS No. 159. In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”) which gives entities the option to measure eligible financial assets, financial liabilities and firm commitments

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. Additionally, SFAS No. 159 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning partners’ equity.

We adopted SFAS No. 159 as of January 1, 2007 and elected to apply the fair value option to our investment in ImClone. It is our policy to apply the fair value option to all of our investments that would be subject to the equity method of accounting pursuant to APB 18. In the fourth quarter of fiscal 2006, we first applied the equity method of accounting to our investment in ImClone due to changes in ImClone’s board, resulting in our having the ability to exercise significant influence over ImClone. We believe that the quality of the earnings and the value of the investment that we report over time relating to our investment in ImClone are more accurately reflected by the market value methodology of SFAS No. 159 rather than the equity method of accounting. The equity method of accounting would require an appraisal of the fair values of ImClone’s assets and liabilities at the dates that we acquired shares of common stock of ImClone as well as future appraisals should there be any material indications of impairment. We believe that such an appraisal would be subjective given the nature of ImClone’s pharmaceutical operations.

As of the date of adoption, the carrying value of our investment in ImClone was approximately $164.3 million and the fair value of our investment was approximately $122.2 million. In accordance with the transition requirements of SFAS No. 159, we recorded a cumulative effect adjustment to beginning partners’ equity for the difference between the fair value and carrying value on the date of adoption, which reduced partners’ equity by approximately $42.2 million.

As a result of the adoption of SFAS No. 159, we are required to record unrealized gains or losses for the change in fair value of our investment in ImClone. During the three and nine months ended September 30, 2007, we recorded approximately $27.2 million and $66.5 million of unrealized gains, respectively, resulting from the change in the market value of ImClone’s stock which is recorded as a component of other income, net in the consolidated statements of operations.

As described below in our discussion of the impact of our early adoption of SOP 07-1, we also elected the fair value option for the investments in debt and equity securities held by our consolidated Private Funds.

SOP 07-1.   In June 2007, Statement of Position No. 07-1, Clarification of the Scope of the Audit and Accounting Guide — Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”), was issued. SOP 07-1 addresses whether the accounting principles of the Audit and Accounting Guide for Investment Companies (the “AICPA Guide”) may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. SOP 07-1 applies to reporting periods beginning on or after December 15, 2007, although early application is permitted. The Investment Management and GP Entities adopted SOP 07-1 as of January 1, 2007.

Upon the adoption of SOP 07-1, the Offshore GP lost its ability to retain specialized accounting pursuant to the AICPA Guide for either its equity method investment in the Offshore Master Funds or for its consolidation of the Offshore Fund, and the Onshore GP lost its ability to retain specialized accounting for its consolidation of the Onshore Fund. Both the Offshore GP and the Onshore GP do not meet the requirements for retention of specialized accounting under SOP 07-1, since the General Partners and their affiliates acquire interests for strategic operating purposes in the same companies in which their subsidiary investment companies invest.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

2. Summary of Significant Accounting Policies  – (continued)

However, upon losing their ability to retain specialized accounting, the Investment Management and GP Entities applied SFAS No. 115, Accounting for Investments in Debt and Equity Securities (“SFAS No. 115”), to their investments held by the consolidated Private Funds in debt securities and in those equity securities with readily determinable fair values, as defined by that Statement, and classified such investments as available-for-sale securities and elected the fair value option pursuant to SFAS No. 159. For those equity securities that fall outside the scope of SFAS No. 115 because they do not have readily determinable fair values as defined by that Statement, the Investment Management and GP Entities elected the fair value option pursuant to SFAS No. 159 and measured the fair value of such securities in accordance with the requirements of SFAS No. 157. For those investments in which the Investment Management and GP Entities would otherwise account for such investments under the equity method, the Investment Management and GP Entities, in accordance with their acccounting policy, elected the fair value option pursuant to SFAS No. 159 for all such investments. The election of the fair value option pursuant to SFAS No. 159 was deemed to most accurately reflect the nature of our business relating to investments.

Derivative contracts entered into by the consolidated Private Funds continue to be accounted for pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), which was amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (“SFAS No. 138”). These pronouncements require recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. All changes in the fair values of derivatives held by the consolidated Private Funds are reported in earnings.

FSP FIN 39-1.   On April 30, 2007, the FASB issued FASB Staff Position No. FIN 39-1 (“FSP FIN 39-1”), which amends FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts (FIN 39). FSP FIN 39-1 impacts entities that enter into master netting arrangements as part of their derivative transactions by allowing net derivative positions to be offset in the financial statements against the fair value of amounts (or amounts that approximate fair value) recognized for the right to reclaim cash collateral or the obligation to return cash collateral under those arrangements. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, although early application is permitted. We are currently evaluating the effect, if any, of the adoption of FSP FIN 39-1 on our consolidated financial statements.

FSP FIN 46(R)-7.   In May 2007, the staff of the FASB issued FASB Staff Position on FIN 46(R)-7, Application of FASB Interpretation No. 46(R) to Investment Companies (“FSP FIN 46(R)-7”). The staff position amends FIN 46R to indicate that investments accounted for at fair value in accordance with SOP 07-1 are not subject to consolidation under FIN 46R. The adoption of FSP FIN 46(R)-7 will require the Investment Management and GP Entities to apply consolidation provisions of FIN 46R to their consolidated entities that previously fell within the scope of the AICPA Guide. The adoption of FSP FIN 46(R)-7 will not have any material impact on our consolidated financial statements.

3. Acquisitions

a. Acquisition of Partnership Interests

On August 8, 2007, we acquired the general partnership interests in the General Partners and New Icahn Management. These entities provide investment advisory and certain management services to the Private Funds but do not provide such services to any other entities, individuals or accounts. Interests in the Private Funds are offered only to certain sophisticated and accredited investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available.

We entered into the Contribution Agreement with the Contributors and Carl C. Icahn. Pursuant to the Contribution Agreement, we acquired general partnership interests in the General Partners, acting as general partners of the Onshore Fund and the Offshore Master Funds managed and controlled by Mr. Icahn.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

3. Acquisitions – (continued)

The Offshore GP also acts as general partner of certain funds formed as Cayman Islands exempted limited partnerships that invest in the Offshore Master Funds. These funds, together with other funds that also invest in the Offshore Master Funds, constitute the Feeder Funds and, together with the Investment Funds, are referred to herein as the Private Funds. We also acquired the general partnership interests in New Icahn Management, a Delaware limited partnership, which is a newly formed management company that provides certain management and administrative services to the Private Funds.

The total initial consideration paid for the acquisition was $810 million of our depositary units based on the volume-weighted average price of our depositary units on the NYSE for the 20-trading-day period ending on August 7, 2007 (the day before the closing). In addition, we have agreed to make certain earn-out payments to the Contributors over a five-year period payable in additional depositary units based on our after-tax earnings from the General Partners and New Icahn Management subsequent to the acquisition, which includes both management fees and performance-based or incentive allocations paid by the Private Funds to New Icahn Management and the General Partners. There is a potential maximum aggregate earn-out (including any catch-up) of $1.121 billion of our depositary units, which is subject to achieving total after-tax earnings during the five-year period of at least $3.906 billion.

Prior to the acquisition of the Partnership Interests on August 8, 2007, CCI Offshore was the general partner of the Offshore GP, which, in turn, is the general partner of the Offshore Master Funds, each of which is a Cayman Islands exempted limited partnership. Offshore Master Fund I commenced investment operations on November 1, 2004 and each of Offshore Master Fund II and Offshore Master Fund III commenced operations in fiscal 2007. In addition, CCI Onshore was the general partner of the Onshore GP, which, in turn, is the general partner of the Onshore Fund, which is a Delaware limited partnership that commenced investment operations on November 1, 2004.

CCI Offshore contributed to us 100% of CCI Offshore’s general partnership interests in the Offshore GP (the “Offshore Partnership Interests”) and CCI Onshore contributed to us 100% of CCI Onshore’s general partnership interests in the Onshore GP (the “Onshore Partnership Interests”). The General Partners’ capital account with respect to the Offshore Partnership Interests and the Onshore Partnership Interests at the time of our acquisition aggregated $10 million.

Immediately prior to the execution and delivery of the Contribution Agreement, Icahn Management and New Icahn Management entered into an agreement pursuant to which Icahn Management contributed substantially all of its assets and liabilities, other than certain rights in respect of deferred management fees, to New Icahn Management in exchange for 100% of the general partnership interests in New Icahn Management. Such contribution included the assignment of certain management agreements with the Private Funds. Pursuant to the Contribution Agreement, Icahn Management contributed to us 100% of Icahn Management’s general partnership interests in New Icahn Management (the “New Icahn Management Partnership Interests” and, together with the Onshore Partnership Interests and the Offshore Partnership Interests, referred to herein as the “Partnership Interests”).

Prior to the formation of New Icahn Management, Icahn Management provided management and administrative services to the Private Funds. New Icahn Management currently provides management and administrative services to the Private Funds.

The consolidated Private Funds and the Investment Management and GP Entities are considered entities under common control with us. Accordingly, the accompanying consolidated financial statements and footnotes include the net assets and results of operations of the consolidated Private Funds and the Investment Management and GP Entities during the period of common control, commencing November 1, 2004. See Note 2, “Summary of Significant Accounting Policies,” for a discussion on principles of consolidation.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

3. Acquisitions – (continued)

b. Acquisition of WPI

On August 8, 2005, we acquired 13.2 million, or 67.7%, of the 19.5 million outstanding common shares of WPI. In consideration for the shares, we paid $219.9 million in cash and received the balance in respect of a portion of the debt of WPS owned by us. Pursuant to the asset purchase agreement between WPI and WPS, rights to subscribe for an additional 10.5 million shares of common stock at a price of $8.772 per share, or the rights offering, were allocated among former creditors of WPS. Under the asset purchase agreement and the bankruptcy court order approving the sale, we would have received rights to subscribe for 2.5 million of such shares and we agreed to purchase up to an additional 8.0 million shares of common stock to the extent that any rights were not exercised by the holders of such rights. Accordingly, upon completion of the rights offering and depending upon the extent to which the other holders exercise certain subscription rights, we would beneficially own between 15.7 million and 23.7 million shares of WPI common stock representing between 52.3% and 79.0% of the 30.0 million shares that would then be outstanding.

The foregoing description assumes that the subscription rights are allocated and exercised in the manner set forth in the asset purchase agreement and the sale order. However, certain of the first lien creditors of WPS appealed portions of the bankruptcy court’s ruling. In connection with that appeal, the subscription rights distributed to the second lien lenders at closing were placed in escrow. Additionally, the first lien creditors and Beal Bank, S.S.B have filed a complaint in Delaware seeking among other relief, an order to “unwind” the issuance of the preferred stock or, alternatively, directing that such stock be held in escrow. We are vigorously contesting the Delaware action and any changes to the sale order. As a result of the bankruptcy proceedings and the Delaware proceedings, we may own less than a majority of WPI’s shares of common stock and our ownership of the preferred stock may also be affected. If we were to lose control of WPI, it could adversely affect WPI’s business and the value of our investment.

On December 20, 2006, we acquired (1) 1,000,000 shares of Series A-1 Preferred Stock for a purchase price of $100 per share, for an aggregate purchase price of $100.0 million, and (2) 1,000,000 shares of Series A-2 Preferred Stock for a purchase price of $100.0 per share, for an aggregate purchase price of $100.0 million. Each of the Series A-1 Preferred Stock and Series A-2 Preferred Stock have a 4.50% annual dividend rate which is paid quarterly. For the first two years after issuance, the dividends are paid in the form of additional preferred stock. Thereafter, the dividends are to be paid in either cash or in additional preferred stock at the option of WPI. Each of Series A-1 Preferred Stock and Series A-2 Preferred Stock is convertible into common shares of WPI at a rate of $10.50 per share, subject to certain anti-dilution provisions. Assuming full conversion of both series of preferred stock into common shares, prior to completion of the rights offering, we would have owned, as of December 31, 2006, 32.2 million shares, representing 83.7% of the 38.5 million shares that would then have been outstanding. Assuming the rights offering were to have been completed as of December 31, 2006, we would have owned between 32.7 million shares, or 69.5% and 34.0 million shares, or 84.4% of the 47.0 million shares or 40.3 million shares of WPI common stock, respectively, that would be outstanding depending upon the extent to which the other shareholders exercised their subscription rights.

We consolidated the operating results and balance sheets of WPI as of December 31, 2006 and 2005 and for the period commencing August 8, 2005 (acquisition) through December 31, 2006. If we were to own less than 50% of the outstanding common stock and lose control of WPI, we no longer would consolidate it and our financial statements could be materially different than those presented as of December 31, 2006 and 2005 and for the periods then ended.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

3. Acquisitions – (continued)

The aggregate consideration paid for the acquisition was as follows (in $000s):

Book value of first and second lien debt	$205,850
Cash purchase of additional equity	187,000
Exercise of rights	32,881
Transaction costs	2,070
$427,801

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on August 8, 2005. The purchase price allocations are based on estimated fair values as determined by independent appraisers (in $000s):

	August 8, 2005 Fair Value	Excess Fair Value over Cost	Basis August 8, 2005
Property and equipment	$294,360	$(98,399)	$195,961
Intangible assets	35,700	(12,298)	23,402
Other assets	588,000	—	588,000
Assets acquired	918,060	(110,697)	807,363
Liabilities assumed	122,407	—	122,407
Net assets acquired	$795,653	$(110,697)	684,956
Minority interest at acquisition			(257,155)
			$427,801

The amount allocated to intangible assets was attributed to trademarks, which have been determined to have an indefinite life.

Our basis in WPI is less than our share of the equity in WPI by $110.7 million as of August 8, 2005. The excess of fair value over cost of net assets acquired has been reflected as a reduction of long-lived assets in our consolidated balance sheet. Fixed assets were reduced by $98.4 million and intangible assets were reduced by $12.3 million. As a result, the financial statements of WPI presented herein could be materially different from the results reflected in the books and records of WPI.

The following table summarizes unaudited pro forma financial information assuming the acquisition of WPI had occurred on January 1, 2004. This unaudited pro forma financial information does not necessarily represent what would have occurred if the transaction had taken place on the dates presented and should not be taken as representative of our future consolidated results of operations or financial position.

	Twelve Months Ended December 31, 2005
	Icahn Enterprises	WPI	Pro Forma Adjustments	Total
	(January 1, 2005 to August 7, 2005)
	(In $000s)
Revenues	$922,702	$683,545	$—	$1,606,247
Income (loss) from continuing operations	$29,305	$(153,999)	$98,487	$(26,207)
Loss per LP unit from continuing operations:
Basic	$(0.90)			$(1.90)
Diluted	$(0.90)			$(1.90)

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

3. Acquisitions – (continued)

	Twelve Months Ended December 31, 2004
	Icahn Enterprises	WPI	Pro Forma Adjustments	Total
	(In $000s)
Revenues	$187,772	$1,530,719	$—	$1,718,491
Income (loss) from continuing operations	$54,778	$(180,896)	$178,954	$52,836
Earnings per LP unit from continuing operations:
Basic	$0.49			$0.45
Diluted	$0.49			$0.40

The pro forma adjustments relate, principally, to the elimination of interest expense, bankruptcy expense and other expenses at WPI, a reduction in interest income of Icahn Enterprises and adjustments to reflect Icahn Enterprises’ depreciation expense based on values assigned in applying purchase accounting. WPI balances included in the pro forma table for the twelve months ended December 31, 2004 are derived from the audited financial statements of WPI for that period. Unaudited WPI balances included in the pro forma table for the twelve months ended December 31, 2005 are for the period from January 1, 2005 to August 7, 2005. Data for the period from August 8, 2005, the acquisition date, to December 31, 2005 are included in Icahn Enterprises’ results.

As discussed in Note 19, “Commitments and Contingencies,” legal proceedings with respect to the acquisition are ongoing.

4. Operating Units

Through the second quarter of 2006, we conducted our continuing operating businesses in four principal areas: Oil and Gas, Gaming, Real Estate and Home Fashion. As described herein, in November 2006, we sold our Oil and Gas operations. In addition, on April 22, 2007, we entered into an agreement to sell our remaining Gaming operations. As a result, our Oil and Gas and Gaming businesses are now classified as discontinued operations and thus are not considered part of our continuing operations. As discussed herein, on August 8, 2007, we acquired the Partnership Interests. We now conduct our operating businesses in three principal areas: Investment Management, Real Estate and Home Fashion.

a. Investment Management

The Investment Management and GP Entities provide investment advisory and certain management services to the Private Funds, but do not provide such services to any other entities, individuals or accounts. Interests in the Private Funds are offered only to certain sophisticated and accredited investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available. The Investment Management and GP Entities receive management fees and incentive allocations from the Private Funds. Management fees are generally 2.5% of the net asset value of certain Private Funds. Incentive allocations, which are primarily earned on an annual basis, are generally 25% of the net profits generated by the Private Funds that we manage. Therefore, investment management revenues will be affected by the combination of fee-paying assets under management (“AUM”) and the investment performance of the Private Funds.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

4. Operating Units  – (continued)

Summary financial information for our investment management operations as of December 31, 2006 and 2005 included in our consolidated balance sheets, are as follows (in $000s):

	December 31,
	2006	2005
Cash and cash equivalents	$4,822	$2,341
Cash held at consolidated affiliated partnerships and restricted cash	1,106,809	139,856
Securities owned, at fair value	2,757,229	2,581,634
Unrealized gains on derivative contracts, at fair value	80,216	29
Due from brokers	838,620	343,807
Other assets	27,460	23,570
Total assets	$4,815,156	$3,091,237
Accounts payable, accrued expenses and other liabilities	$59,286	$5,303
Subscriptions received in advance	66,030	40,560
Payable for purchases of securities	11,687	23,138
Securities sold not yet purchased, at fair value	691,286	367,024
Unrealized losses on derivative contracts, at fair value	1,770	9,353
Total liabilities	$830,059	$445,378
Non-controlling interests in consolidated entities	$3,628,470	$2,548,900

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

4. Operating Units  – (continued)

Summarized consolidated income statement information for our Investment Management operations for the years ended December 31, 2006, 2005 and the period from November 1, 2004 (commencement of operations) to December 31, 2004 included in the consolidated statements of operations is as follows (in $000s):

	Years Ended December 31,		November 1 – December 31,
	2006	2005	2004
Revenues:
Consolidated affiliated partnerships:
Realized gains — securities	$805,122	$110,481	$23,934
Unrealized gains — securities	158,206	182,006	35,320
Realized gains (losses) — derivative contracts	(20,357)	21,481	—
Unrealized gains (losses) — derivative contracts	87,769	(8,528)	—
Interest, dividends and other income	73,218	47,268	2,846
Other income	345	168	—
	1,104,303	352,876	62,100
Expenses:
Compensation	29,732	12,929	1,086
Shareholder actions	4,952	3,185	—
General and administrative	2,945	1,979	355
Consolidated affiliated partnerships’ expenses:
Interest expense	9,901	43	72
Dividend expense	6,256	2,149	116
Financing expense	13,853	—	—
Other investment expenses	8,260	1,701	—
Other expenses	3,836	4,064	347
	79,735	26,050	1,976
Income before taxes and non-controlling interests in income of consolidated affiliated partnerships	1,024,568	326,826	60,124
Non-controlling interests in income of consolidated affiliated partnerships	(763,137)	(241,361)	(48,649)
Income tax expense	(1,763)	(890)	(81)
Net earnings	$259,668	$84,575	$11,394

The General Partners’ incentive allocations earned from the Onshore Fund and Offshore Master Fund I are accrued on a quarterly basis in accordance with Method 2 of EITF Topic D-96 and are allocated to the Onshore GP and Offshore GP, respectively, at the end of the Onshore Fund’s and Offshore Master Fund I’s fiscal year (or sooner on redemptions). Such accruals may be reversed as a result of subsequent investment performance prior to the conclusion of the Onshore Fund’s and Offshore Master Fund I’s fiscal year. The management fees earned by Icahn Management (and by New Icahn Management subsequent to the acquisition on August 8, 2007) are calculated based on the net asset values of certain Private Funds and are earned and paid quarterly.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

4. Operating Units  – (continued)

For fiscal 2006, fiscal 2005 and the period from November 1, 2004 (commencement of operations) to December 31, 2004 the amount of gross management fees and incentive allocations earned before related eliminations for the periods stated is as follows (in $000s):

	Year Ended December 31,		November 1 – December 31,
	2006	2005	2004
Management Fees:
Onshore Fund	$21,018	$15,029	$1,394
Offshore Fund	61,397	29,172	1,804
Total	$82,415	$44,201	$3,198
Incentive Allocations:
Onshore Fund	$68,867	$21,836	$4,361
Offshore Master Fund I	121,611	35,466	5,300
Total	$190,478	$57,302	$9,661

b. Real Estate

For fiscal 2006, fiscal 2005 and fiscal 2004, our Real Estate operations consisted of rental real estate, property development and associated resort activities. As of December 31, 2006, our three related operating lines of our Real Estate segment are all individually immaterial and have been aggregated. The accounting policies of each segment are the same as those described in Note 2, “Summary of Significant Accounting Policies.” See Note 17, “Segment Reporting.”

Summarized income statement information attributable to our continuing Real Estate operations for the periods indicated included in the consolidated statements of operations is as follows (in $000s):

	Year Ended December 31,
	2006	2005	2004
Revenues:
Rental real estate	$13,528	$13,000	$15,597
Property development	90,955	58,270	27,073
Resort operations	28,127	27,122	17,453
Total revenues	132,610	98,392	60,123
Expenses:
Rental real estate	4,622	4,065	8,023
Property development	73,041	48,679	22,949
Resort operations	28,162	28,852	18,194
Total expenses	105,825	81,596	49,166
Income from continuing operations before interest, income taxes and non-controlling interests in income of consolidated entities	$26,785	$16,796	$10,957

Rental Real Estate

As of December 31, 2006, we owned 37 rental real estate properties. These primarily consist of fee and leasehold interests in real estate in 19 states. Most of these properties are net-leased to single corporate tenants. Approximately 89% of these properties are currently net-leased, 3% are operating properties and 8% are vacant.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

4. Operating Units  – (continued)

Property Development and Associated Resort Activities

Our property development operations are run primarily through Bayswater, a real estate investment, management and development subsidiary that focuses primarily on the construction and sale of single-family houses, multi-family homes, lots in subdivisions and planned communities and raw land for residential development. Our New Seabury development property in Cape Cod, Massachusetts and our Grand Harbor and Oak Harbor development property in Vero Beach, Florida each include land for future residential development of more than 400 and 1,000 units of residential housing, respectively. Both developments operate golf and resort activities as well. We are also developing residential communities in Naples, Florida and Westchester County, New York.

The following is a consolidated summary of our Real Estate operating unit property and equipment as of December 31, 2006 and 2005, included in the consolidated balance sheets (in $000s):

	December 31,
	2006	2005
Rental properties	$112,505	$125,864
Property development	126,537	116,007
Resort properties	44,932	46,383
Total real estate	$283,974	$288,254

The following is a summary of the anticipated future receipts of the minimum lease payments receivable under the financing and operating method at December 31, 2006 (in $000s):

Year	Amount
2007	$21,533
2008	19,851
2009	18,599
2010	14,599
2011	13,441
Thereafter	58,184
$146,207

At December 31, 2006 and 2005, $83.3 million and $86.4 million, respectively, of the net investment in financing leases and net real estate leased to others was pledged to collateralize the payment of nonrecourse mortgages payable.

c. Home Fashion

Operations

We conduct our Home Fashion operations through our majority ownership in WPI, a manufacturer and distributor of home fashion consumer products. WPI is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products including, among others, sheets, pillowcases, comforters, blankets, bedspreads, pillows, mattress pads, towels and related products. WPI recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, WPI receives a small portion of its revenues through the licensing of its trademarks. On October 18, 2007, WPI entered into an agreement to sell the inventory at substantially all of its 30 retail outlet stores. Therefore, the portion of the business related to the stores’ retail operations has been classified for all years presented as discontinued operations.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

4. Operating Units  – (continued)

The following are summary balance sheets for our Home Fashion operating segment as of December 31, 2006 and 2005 as included in the consolidated balance sheets (in $000s):

	December 31, 2006	December 31, 2005
Cash and cash equivalents	$178,464	$90,604
Restricted cash	3,312	32,191
Trade receivables, net of allowance for doubtful accounts of $8,303 and $8,313	128,033	164,737
Inventories, net	224,483	223,625
Assets held for sale	44,857	43,257
Property, plants and equipment, net	200,383	166,026
Other assets	50,306	52,484
Total assets	$829,838	$772,924
Accounts payable, accrued expenses and other liabilities	$99,989	$109,145
Long-term debt	10,600	—
Total liabilities	$110,589	$109,145
Non-controlling interests in consolidated entities	$178,843	$247,015

Summarized statements of operations for the year ended December 31, 2006 and the period from August 8, 2005 (acquisition date) to December 31, 2005 is as follows (in $000s):

	Year Ended December 31, 2006	August 8, 2005 to December 31, 2005
Net Sales	$890,840	$441,771
Expenses:
Cost of sales	857,947	401,576
Selling, general and administrative	130,622	58,881
Restructuring and impairment charges	45,647	1,658
Loss from continuing operations before interest, income taxes and non-controlling interests in income of consolidated entities	$(143,376)	$(20,344)

A relatively small number of customers have historically accounted for a significant portion of WPI’s net revenue. For fiscal 2006 and for the period commencing August 8, 2005 (acquisition) to December 31, 2005, sales to six customers amounted to approximately 49.9% of net revenues. One customer accounted for 15% or more of WPI’s net revenue in both periods.

The following is a breakdown of depreciation expense for the periods indicated in ($000s):

	Year Ended December 31, 2006	August 8, 2005 to December 31, 2005
Depreciation expense included in cost of sales	$25,484	$16,041
Depreciation expense included in selling, general and administrative expenses	5,240	2,940
Total depreciation expense	$30,724	$18,981

Total expenses for fiscal 2006 included $33.3 million of impairment charges related to the fixed assets of plants that have been or will be closed and $12.3 million of restructuring charges (of which approximately $3.4 million relates to severance and $8.9 million relates to continuing costs of closed plants).

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

4. Operating Units  – (continued)

Impairment and restructuring charges for fiscal 2006 are included in Home Fashion operating expenses in the accompanying consolidated statements of operations.

To improve WPI’s competitive position, we intend to continue to restructure its operations to significantly reduce its cost of goods sold by closing certain plants located in the United States, sourcing goods from lower cost overseas facilities, and acquiring overseas manufacturing facilities. We have incurred impairment charges to write-down the value of WPI plants taken out of service to their estimated liquidation value. As of December 31, 2006, approximately $139.5 million of WPI’s assets are located outside of the United States, primarily in Bahrain.

Included in restructuring expenses are cash charges associated with the ongoing costs of closed plants, employee severance, benefits and related costs. The amount of accrued restructuring costs at December 31, 2005 was $0.1 million. During fiscal 2006, we incurred additional restructuring costs of $12.3 million, of which $11.2 million was paid during the period. As of December 31, 2006, the accrued liability balance was $1.2 million which is included in accounts payable and accrued expenses in our consolidated balance sheet.

Total cumulative impairment and restructuring charges for the period from August 8, 2005 (acquisition), through December 31, 2006 were $47.3 million.

We expect that restructuring charges will continue to be incurred throughout fiscal 2007. As of December 31, 2006, WPI expects to incur additional restructuring costs and impairment charges for fiscal 2007 relating to the current restructuring plan of between $25.0 million and $30.0 million. Restructuring costs could be affected by, among other things, our decision to accelerate or delay restructuring efforts. As a result, actual costs incurred could vary materially from these amounts.

5. Discontinued Operations and Assets Held for Sale

Results of Discontinued Operations and Assets and Liabilities Held for Sale

The financial position and results of our operations described below are presented as assets and liabilities of discontinued operations held for sale in the consolidated balance sheets and discontinued operations in the consolidated statements of operations, respectively, for all periods presented in accordance with SFAS No. 144.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

5. Discontinued Operations and Assets Held for Sale  – (continued)

A summary of the results of operations for our discontinued operations for the years ended December 31, 2006, 2005 and 2004 is as follows (in $000’s):

	December 31,
	2006	2005	2004
Revenues:
Oil and Gas	$353,539	$198,854	$137,988
Gaming	524,077	490,321	470,836
Real Estate	7,108	8,847	22,191
Home Fashion — retail stores	66,816	30,910	—
Total revenues	$951,540	$728,932	$631,015
Income (loss) from discontinued operations:
Oil and Gas	$183,281	$37,521	$33,053
Gaming	45,624	60,179	51,331
Real Estate	5,300	5,170	12,213
Home Fashion — retail stores	(7,261)	(2,085)	—
Total income from discontinued operations before income taxes, interest and other income	226,944	100,785	96,597
Interest expense	(47,567)	(32,851)	(37,242)
Interest and other income	13,004	7,539	7,656
Impairment loss on GBH bankruptcy	—	(52,366)	(15,600)
Income from discontinued operations before income taxes and non-controlling interests in income of consolidated entities	192,381	23,107	51,411
Income tax expense	(17,119)	(19,711)	(18,312)
Income from discontinued operations	175,262	3,396	33,099
Non-controlling interests in (income) loss of consolidated entities	(53,165)	4,356	2,074
Gain on sales of discontinued operations, net of income tax expense of $22,637 in 2006	676,444	21,849	75,197
	$798,541	$29,601	$110,370

Assets and Liabilites of Discontinued Operations

A summary of assets of discontinued operations held for sale and liabilities of discontinued operations held for sale as of December 31, 2006 and 2005 is as follows (in $000’s):

	December 31,
	2006	2005
Cash and cash equivalents	$54,912	$224,348
Trade, notes and other receivables	6,752	61,300
Property, plant and equipment	422,715	1,183,518
Other assets	136,595	198,058
Assets of discontinued operations held for sale	$620,974	$1,667,224
Accounts payable and accrued expenses	$54,267	$156,444
Long-term debt	257,825	521,052
Other liabilities	5,993	74,261
Liabilities of discontinued operations held for sale	$318,085	$751,757

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

5. Discontinued Operations and Assets Held for Sale  – (continued)

Gaming Operations

On May 19, 2006, our wholly owned subsidiaries, AREP Laughlin and AREP Boardwalk Properties, completed the purchases of the Aquarius and the Traymore site, respectively, from affiliates of Harrah’s. The transactions were completed pursuant to an asset purchase agreement, dated as of November 28, 2005, between AREP Laughlin, AREP Boardwalk LLC, Harrah’s and certain affiliates of Harrah’s. Under the agreement, AREP Laughlin acquired the Aquarius, and AREP Boardwalk Properties, an assignee of AREP Boardwalk LLC, acquired the Traymore site for an aggregate purchase price of approximately $170 million (excluding transaction costs and working capital of approximately $5.7 million).

The following table summarizes the estimated fair values of the net assets acquired on May 19, 2006 (in $000s):

	May 19, 2006 Fair Value
	Aquarius	Traymore Site	Total
Land	$13,000	$61,651	$74,651
Building and equipment	95,336	—	95,336
Intangible assets	2,939	—	2,939
Other assets	7,172	—	7,172
Assets acquired	118,447	61,651	180,098
Liabilities assumed	(4,874)	—	(4,874)
Net assets acquired	$113,573	$61,651	$175,224

The purchase price allocations for the Aquarius are based on estimated fair values as determined by independent appraisers. If the acquisitions of the Aquarius and the Traymore site had occurred at the beginning of fiscal 2006, our consolidated unaudited pro forma net revenue, net income and diluted earnings per share for fiscal 2006 would not have been materially different than the amounts we reported and, therefore, pro forma results are not presented.

The results of operations of the Aquarius from May 19, 2006 to December 31, 2006 are included in our consolidated results of discontinued operations for fiscal 2006.

On November 17, 2006, Atlantic Coast, ACE, IEH, and certain other entities owned by or affiliated with IEH completed the sale to Pinnacle of the outstanding membership interests in ACE and 100% of the equity interests in certain subsidiaries of IEH which own parcels of real estate adjacent to The Sands, including 7.7 acres of land known as the Traymore site. We own, through subsidiaries, approximately 67.6% of Atlantic Coast, which owned 100% of ACE. The aggregate purchase price was approximately $274.8 million, of which approximately $200.6 million was paid to Atlantic Coast and approximately $74.2 million was paid to affiliates of IEH for subsidiaries which owned the Traymore site and the adjacent properties. $51.8 million of the purchase price paid to Atlantic Coast was deposited into escrow to fund indemnification obligations, of which $50.0 million related to claims of creditors and stockholders of GBH, a holder of stock in Atlantic Coast. On February 22, 2007, we resolved all outstanding litigation involving GBH, resulting in a release of all claims against us. As a result of the settlement, our ownership of Atlantic Coast increased from 67.6% to 96.9% and $50.0 million of the amount placed into escrow was released to us. See Note 20, “Subsequent Events” for further information.

On April 22, 2007, AEP, a wholly owned indirect subsidiary of Icahn Enterprises, entered into a Membership Interest Purchase Agreement with W2007/ACEP Holdings, LLC, an affiliate of Whitehall Street Real Estate Funds, a series of real estate investment funds affiliated with Goldman, Sachs & Co., to sell all of the issued and outstanding membership interests of ACEP, which comprise our gaming operations, for $1.3 billion, plus or minus certain adjustments such as working capital, more fully described in the agreement.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

5. Discontinued Operations and Assets Held for Sale  – (continued)

Pursuant to the terms of the agreement, AEP is required to cause ACEP to repay from funds provided by AEP, the principal, interest, prepayment penalty or premium due on ACEP’s 7.85% senior secured notes due 2012 and ACEP’s senior secured credit facility. With this transaction, we anticipate realizing a gain of approximately $554.0 million on our investments in ACEP, after income taxes. ACEP’s casino assets are comprised of the Stratosphere Casino Hotel & Tower, the Arizona Charlie’s Decatur, the Arizona Charlie’s Boulder and the Aquarius Casino Resort. The transaction is subject to the approval of the Nevada Gaming Commission and the Nevada State Gaming Control Board, as well as customary conditions. The parties expect to close the transaction by the end of the first quarter of fiscal 2008; however, we cannot assure you that we will be able to consummate the transaction.

GBH Impairment

On September 29, 2005, GBH filed a voluntary petition for bankruptcy relief under Chapter 11 of the U.S. Bankruptcy Code. As a result of this filing, we determined that we no longer controlled GBH and deconsolidated our investment effective the date of the bankruptcy filing. As a result of GBH’s bankruptcy, we recorded impairment charges of $52.4 million related to the write-off of the remaining carrying amount of our investment ($6.7 million) and also to reflect a dilution in our effective ownership percentage of Atlantic Coast, 41.7% of which is owned directly by GBH ($45.7 million).

For fiscal 2004, we recorded an impairment loss of $15.6 million on our equity investment in GBH. The purchase price pursuant to an agreement to purchase additional shares of GBH in fiscal 2005 indicated that the fair value of our investment was less than our carrying value. An impairment charge was recorded to reduce the carrying value to the value implicit in the purchase agreement.

We recorded $34.5 million of income tax benefits in the third quarter of 2006 as a result of the reversal of deferred tax valuation allowances for our oil and gas and Atlantic City gaming operations. See Note 18, “Income Taxes,” for further information.

Oil and Gas Operations

On November 21, 2006, our indirect wholly owned subsidiary, AREP O & G Holdings, consummated the sale of all of the issued and outstanding membership interests of NEG Oil & Gas to SandRidge, for consideration consisting of $1.025 billion in cash, 12,842,000 shares of SandRidge’s common stock, valued, at the date of closing, at $18 per share, and the repayment by SandRidge of $300.0 million of debt of NEG Oil & Gas. On April 4, 2007, we sold our entire position in SandRidge for cash consideration of approximately $243.2 million.

SandRidge is a working interest owner and the operator of a majority of the Longfellow Ranch area oil and gas properties. The interest in Longfellow Ranch was the single largest oil and gas property owned by NEG Oil & Gas.

On November 21, 2006, pursuant to an agreement dated October 25, 2006 among IEH, NEG Oil & Gas and NEGI, NEGI sold its membership interest in NEG Holding to NEG Oil & Gas for consideration of approximately $261.1 million. Of that amount, $149.6 million was used to repay the principal of and accrued interest with respect to the NEGI 10.75% senior notes due 2007, all of which was held by us.

Real Estate

Certain of our real estate properties are classified as discontinued operations. The properties classified as discontinued operations have changed during fiscal 2006 and, accordingly, certain amounts in the accompanying fiscal 2006, fiscal 2005 and fiscal 2004 financial statements have been reclassified to conform to the current classification of properties. In addition, during the nine months ended September 30, 2007, five properties of our real estate segment were reclassified to discontinued operations.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

5. Discontinued Operations and Assets Held for Sale  – (continued)

Home Fashion

We intend to close substantially all of WPI’s retail stores based on a comprehensive evaluation of the stores’ long-term growth prospects and their on-going value to the business. On October 18, 2007, we entered into an agreement to sell the inventory at substantially all of WPI’s retail stores. In accordance with SFAS No. 144, we have reported the retail outlet stores business as discontinued operations for all periods presented.

Oil and Gas Disclosures

Capitalized Costs

Capitalized costs as of December 31, 2005 relating to our oil and gas-producing activities are as follows (in $000s):

December 31, 2005
Proved properties	$1,229,923
Other property and equipment	6,029
Total	1,235,952
Less: Accumulated depreciation, depletion and amortization	493,493
$742,459

Costs incurred in connection with property acquisition, exploration and development activities for the period from January 1, 2006 to November 21, 2006 and the years ended December 31, 2005 and 2004 were as follows (in $000s, except depletion rate):

	January 1 – November 21,	Years Ended December 31,
	2006	2005	2004
Acquisitions	$14,113	$114,244	$128,673
Exploration costs	83,463	75,357	62,209
Development costs	133,459	124,305	52,765
Total	$231,035	$313,906	$243,647
Depletion rate per Mcfe	$2.10	$2.33	$2.11

As of December 31, 2005, all capitalized costs relating to oil and gas activities have been included in the full cost pool.

Reserve Information (Unaudited)

The accompanying tables present information concerning our oil and natural gas-producing activities during the period from January 1, 2006 to November 21, 2006 and the years ended December 31, 2005 and 2004 and are prepared in accordance with SFAS No. 69, Disclosures about Oil and Gas Producing Activities.

Estimates of our proved reserves and proved developed reserves were prepared by independent firms of petroleum engineers, based on data supplied to them by NEG Oil & Gas. Estimates relating to oil and gas reserves are inherently imprecise and may be subject to substantial revisions due to changing prices and new information, such as reservoir performance, production data, additional drilling and other factors, becomes available.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

5. Discontinued Operations and Assets Held for Sale  – (continued)

Proved reserves are estimated quantities of oil, natural gas, condensate and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Natural gas liquids and condensate are included in oil reserves. Proved developed reserves are those proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves include those reserves expected to be recovered from new wells on undrilled acreage or existing wells on which a relatively major expenditure is required for recompletion. Natural gas quantities represent gas volumes which include amounts that will be extracted as natural gas liquids. Our estimated net proved reserves and proved developed reserves of oil and condensate and natural gas for the period from January 1, 2006 to November 21, 2006 and the years ended December 31, 2005 and 2004 were as follows:

	Crude Oil	Natural Gas
	(Barrels)	(Thousand Cubic Feet)
December 31, 2003	8,165,562	206,259,821
Reserves of National Offshore purchased from affiliate of general partner	5,203,599	25,981,749
Sales of reserves in place	(15,643)	(344,271)
Extensions and discoveries	524,089	50,226,279
Revisions of previous estimates	204,272	9,810,665
Production	(1,484,005)	(18,895,077)
December 31, 2004	12,597,874	273,039,166
Purchase of reserves in place	483,108	94,937,034
Sales of reserves in place	(624,507)	(7,426,216)
Extensions and discoveries	743,019	79,591,588
Revisions of previous estimates	494,606	17,015,533
Production	(1,789,961)	(28,106,819)
December 31, 2005	11,904,139	429,050,286
Purchase of reserves in place	282,267	9,597,085
Extensions and discoveries	2,169,222	73,753,558
Revisions of previous estimates	(201,907)	(58,470,950)
Production	(1,655,516)	(31,094,079)
Sale of properties to SandRidge	(12,498,205)	(422,835,900)
November 21, 2006	—	—
Proved developed reserves:
December 31, 2004	8,955,300	151,765,372
December 31, 2005	8,340,077	200,519,972

Asset Retirement Obligations — Oil and Gas

Our asset retirement obligations represent expected future costs to plug and abandon our wells, dismantle facilities and reclamate sites at the end of the related assets’ useful lives.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

5. Discontinued Operations and Assets Held for Sale  – (continued)

As of December 31, 2005, we had $24.3 million held in various escrow accounts relating to the asset retirement obligations for certain offshore properties. The escrow accounts and the asset retirement obligations were transferred to the purchaser in connection with the sale of our Oil and Gas business. The following table summarizes changes in our asset retirement obligations during the period from January 1, 2006 to November 21, 2006 and the year ended December 31, 2005 (in $000s):

	January 1 – November 21, 2006	Fiscal Year Ended December 31, 2005
Beginning of year	$41,228	$56,524
Add: Accretion	2,537	3,019
Drilling additions/purchases	4,269	2,067
Less: revisions	—	(2,813)
Settlements	—	(431)
Dispositions	(48,034)	(17,138)
End of period	$—	$41,228

Derivative Contracts

We recorded derivative contracts within our former Oil and Gas segment as assets or liabilities in the balance sheet at fair value. As of December 31, 2005, these derivatives were recorded as a liability of discontinued operations held for sale of $85.0 million. We have elected not to designate any of these instruments as hedges for accounting purposes and, accordingly, both realized and unrealized gains and losses are included in the oil and gas revenues for discontinued operations. Our realized and unrealized gains and losses on our derivative contracts for the periods indicated were as follows (in $000s):

	Years Ended December 31,
	2006	2005	2004
Realized loss (net cash payments)	$(25,948)	$(51,263)	$(16,625)
Unrealized gain (loss)	99,707	(69,254)	(9,179)
	$73,759	$(120,517)	$(25,804)

6. Related Party Transactions

We have entered into several transactions with entities affiliated with Carl C. Icahn. The transactions include purchases by us of businesses and business interests, including debt, of the affiliated entities. Additionally, other transactions have occurred as described below.

All related party transactions are reviewed and approved by our Audit Committee. Where appropriate, our Audit Committee will obtain independent financial advice and legal counsel on the transactions.

In accordance with U.S. GAAP, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a consolidated basis. Additionally, prior to the acquisition, the earnings, losses, capital contributions and distributions of the acquired entities are allocated to the general partner as an adjustment to equity, and the consideration is shown as a reduction to the general partner’s capital account.

a. Investment Management

On August 8, 2007, in a related party transaction, we acquired the general partnership interests in the General Partners, acting as general partners of the Onshore Fund and the Offshore Master Funds managed and controlled by Carl C. Icahn, and the general partnership interests in New Icahn Management, the newly formed management company that provides certain management and administrative services to the Private Funds. The Offshore GP also acts as general partner of certain funds formed as Cayman Islands exempted

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

6. Related Party Transactions – (continued)

limited partnerships that invest in the Offshore Master Funds and that, together with other funds that also invest in the Offshore Master Funds, constitute the Feeder Funds. See Note 3, “Acquisitions — Acquisition of Partnership Interests” for further discussion of the acquisition.

In accordance with U.S. GAAP, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a consolidated basis. Additionally, prior to acquisition, the earnings, losses, capital contributions and distributions of the acquired entities are allocated to the general partner as an adjustment to equity, and the consideration paid is shown as a reduction to the general partner’s capital account.

We, along with the Private Funds, entered into an agreement (the “Covered Affiliate Agreement”), simultaneously with the closing of the transactions contemplated by the Contribution Agreement, pursuant to which we (and certain of our subsidiaries) agreed, in general, to be bound by certain restrictions on our investments in any assets that the General Partners deem suitable for the Private Funds, other than government and agency bonds, cash equivalents and investments in non-public companies. We and our subsidiaries will not be restricted from making investments in the securities of certain companies in which Mr. Icahn or companies he controlled had an interest in as of the date of the initial launch of the Private Funds, and companies in which we had an interest as of the date of acquisition on August 8, 2007. We and our subsidiaries, either alone or acting together with a group, will not be restricted from (i) acquiring all or any portion of the assets of any public company in connection with a negotiated transaction or series of related negotiated transactions or (ii) engaging in a negotiated merger transaction with a public company and, pursuant thereto, conducting and completing a tender offer for securities of the company. The terms of the Covered Affiliate Agreement may be amended, modified or waived with the consent of us and each of the Private Funds, provided, however, that a majority of the members of an investor committee maintained for certain of the Private Funds may (with our consent) amend, modify or waive any provision of the Covered Affiliate Agreement with respect to any particular transaction or series of related transactions.

We have also entered into an employment agreement (the “Icahn Employment Agreement”) with Mr. Icahn pursuant to which, over a five-year term, Mr. Icahn will serve as Chairman and Chief Executive Officer of New Icahn Management, in addition to his current role as Chairman of Icahn Enterprises. Mr. Icahn also serves as the Chief Executive Officer of the General Partners. During the employment term, we will pay Mr. Icahn an annual base salary of $900,000 and an annual incentive bonus based on a bonus formula with two components. The first component is based on the annual return on AUM by the Investment Management and GP Entities. The second component of the annual bonus payable by us is tied to the growth in our annual net income (other than income or losses resulting from the operations of the Investment Management and GP Entities).

Fifty percent of all bonus amounts payable by us and New Icahn Management shall be subject to mandatory deferral and treated as though invested in the Private Funds and as though subject to a 2% annual management fee (but no incentive allocation). Such deferred amounts shall be subject to vesting in equal annual installments over a three-year period commencing from the last day of the year giving rise to the bonus. Amounts deferred generally are not subject to acceleration and unvested deferred amounts shall be forfeited if Mr. Icahn ceases to be employed under his employment agreement, provided that all deferred amounts shall vest in full and be payable in a lump sum payment thereafter if the employment of Mr. Icahn is terminated by us without Cause or Mr. Icahn terminates his employment for Good Reason, as such terms are defined in the Icahn Employment Agreement, or upon Mr. Icahn’s death or disability during the employment term. In addition, upon Mr. Icahn’s completion of service through the end of the employment term, Mr. Icahn will also vest in full in any mandatory deferrals. Vested deferred amounts (and all deferred returns, earnings and profits thereon) shall be paid to Mr. Icahn within 60 days following the vesting date. Returns on amounts subject to deferral shall also be subject to management fees charged by New Icahn Management.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

6. Related Party Transactions – (continued)

The Investment Management and GP Entities provide investment advisory and certain management services to the Private Funds. The Investment Management and GP Entities do not provide investment advisory or other management services to any other entities, individuals or accounts. Interests in the Private Funds are offered only to certain sophisticated and accredited investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available. See Note 2, “Summary of Significant Accounting Policies — Revenue Recognition,” for a further description of the management fees and incentive allocations earned by the Investment Management and GP Entities with respect to these services.

Each of the General Partners may, in its sole discretion, elect to reduce or waive the incentive allocations with respect to the capital account of any limited partner of the Onshore Fund or Offshore Master Fund I, respectively. For fiscal 2006, fiscal 2005 and fiscal 2004, the Onshore GP received an incentive allocation of $68.9 million, $21.8 million and $4.4 million, respectively, and the Offshore GP received an incentive allocation of $121.6 million, $35.5 million and $5.3 million, respectively. Such amounts are eliminated in the consolidated financial statements.

As described in further detail in Note 2, “Summary of Significant Accounting Policies — Revenue Recognition,” pursuant to the Management Agreements, Icahn Management (and subsequent to the acquisition of the Partnership Interests on August 8, 2007, New Icahn Management) typically is entitled to receive certain quarterly management fees. From August 8, 2007 through September 30, 2007, New Icahn Management earned $21.4 million in such management fees. Such amounts received from the Onshore Fund and the consolidated Offshore Fund are eliminated in our consolidated financial statements. The management fees earned for fiscal 2006, fiscal 2005 and fiscal 2004 were $82.4 million, $44.2 million and $3.2 million, respectively. Such amounts are eliminated in our consolidated financial statements.

In addition, pursuant to the provisions of a deferred fee arrangement, Icahn Management was eligible to defer receipt of all or a portion of the management fee earned from the Offshore Fund during a particular fiscal quarter in a fiscal year, and to have a portion or all of the deferred fee invested in the same manner as the Offshore Fund’s other assets, or in another manner approved by both the Offshore Fund and Icahn Management. The value of such deferred amounts constitutes a liability of the Offshore Fund to Icahn Management. Any amounts invested under the provisions of the deferred fee arrangement continue for all purposes to be part of the general assets of the Offshore Fund and generally earn the same return as other investors (except where fees are waived), and Icahn Management has no proprietary interest in any such assets.

Icahn Management elected to defer an aggregate of 95% of the management fees from the Offshore Fund and such amounts remain invested in the Offshore Fund for fiscal 2006 (97% and 100% for fiscal 2005 and fiscal 2004, respectively). For fiscal 2006, 2005 and 2004 the amounts of management fees elected to be deferred were $39.1 million, $26.0 million and $1.8 million, respectively, and the appreciation earned upon them, was $19.7 million in fiscal 2006 and $2.4 million in fiscal 2005.

Under separate deferred compensation employment agreements, certain employees are entitled to receive a percentage of the management fees. As of December 31, 2005, deferred compensation related to management fees of Icahn Management amounted to $2.3 million, which included appreciation since inception on such deferred amounts of $0.2 million. As of December 31, 2006, deferred compensation related to management fees of Icahn Management amounted to $6.7 million, which included appreciation since inception on such deferred amounts of $1.7 million. Appreciation in fiscal 2006 on such deferred amounts was $1.5 million. Refer to Note 13, “Compensation Arrangements,” for additional information regarding these agreements.

Icahn & Co. LLC and certain other entities beneficially owned by Carl C. Icahn affiliates of Icahn Management (collectively “Icahn Affiliates”) have paid for the salaries and benefits of employees who perform various functions including accounting, administrative, investment, legal and tax services. Under a separate

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

6. Related Party Transactions – (continued)

expense-sharing agreement, Icahn Affiliates have charged Icahn Management for a portion of these expenses. For fiscal 2006, fiscal 2005 and fiscal 2004, the amounts charged to Icahn Management were $12.4 million, $9.6 million and $0.8 million, respectively. Management believes that all allocated amounts are reasonable based upon the nature of the services provided (e.g. occupancy, salaries and benefits, etc.).

Icahn Affiliates have paid rent for the occupancy of space shared by Icahn Management. Under a separate expense-sharing agreement, Icahn Affiliates have charged Icahn Management for a portion of these expenses. For fiscal 2006, fiscal 2005 and fiscal 2004, the amounts charged to Icahn Management were $1.4 million, $1.5 million and $0.2 million, respectively.

In addition, certain expenses borne by Icahn Management have been reimbursed by Icahn Affiliates, as appropriate and when such expenses were incurred. The expenses included investment-specific expenses for investments acquired by both the Private Funds (prior to our acquisition of the Partnership Interests on August 8, 2007) and Icahn Affiliates which were allocated based on the amounts invested by each party, as well as investment management-related expenses which were allocated based on estimated usage agreed upon by both Icahn Management and the Icahn Affiliates.

b. Holding Company and Other Operations

Oil and Gas

In October 2003, pursuant to a purchase agreement dated as of May 16, 2003, we acquired certain debt and equity securities of NEGI from entities affiliated with Mr. Icahn for an aggregate cash consideration of $148.1 million plus $6.7 million in cash for accrued interest on the debt securities. The securities acquired were $148.6 million in principal amount of outstanding 10.75% senior notes due 2006 of NEGI and 5,584,044 shares of common stock of NEGI. As a result of the foregoing transaction and the acquisition by us of additional securities of NEGI prior to the closing, we beneficially owned in excess of 50% of the outstanding common stock of NEGI. In connection with the acquisition of stock in NEGI, the excess of cash disbursed over the historical cost, which amounted to $2.8 million, was charged to the general partner’s equity. NEGI owned a 50% interest in NEG Holdings; the other 50% interest in NEG Holdings was held by an affiliate of Mr. Icahn prior to our acquisition of the interest during the second quarter of fiscal 2005. NEG Holdings owned NEG Operating LLC which owned operating oil and gas properties managed by NEGI.

On December 6, 2004, we purchased from affiliates of Mr. Icahn $27.5 million aggregate principal amount, or 100% of the outstanding term notes issued by TransTexas (the “TransTexas Notes”). The purchase price was $28.2 million in cash, which equaled the principal amount of the TransTexas Notes plus accrued but unpaid interest.

In December 2004, we purchased all of the membership interests of MidRiver LLC (“MidRiver”), from affiliates of Mr. Icahn for an aggregate purchase price of $38.0 million. The assets of MidRiver consist of $38.0 million principal amount of term loans of Panaco.

In January 2005, we entered into an agreement to acquire TransTexas (subsequently known as National Onshore), Panaco (subsequently known as National Offshore) and the membership interest in NEG Holdings other than that already owned by NEGI for cash consideration of $180.0 million and depositary units valued, in the aggregate, at $445.0 million, from affiliates of Mr. Icahn. The acquisition of TransTexas was completed on April 6, 2005 for $180.0 million in cash. The acquisition of Panaco and the membership interest in NEG Holdings was completed on June 30, 2005 for 15,344,753 depositary units, valued at $445.0 million.

As discussed above, on November 21, 2006, our indirect wholly owned subsidiary, AREP O & G Holdings, consummated the sale of all of the issued and outstanding membership interests of NEG Oil & Gas to SandRidge. See Note 5, “Discontinued Operations and Assets Held for Sale,” for additional information regarding the sale.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

6. Related Party Transactions – (continued)

Gaming

Las Vegas Properties

In January 2004, ACEP entered into an agreement to acquire Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, from Mr. Icahn and an entity affiliated with Mr. Icahn, for aggregate consideration of $125.9 million. The acquisition was completed on May 26, 2004.

Atlantic City Property

In 1998 and 1999, we acquired an interest in The Sands, by purchasing the principal amount of $31.4 million of first mortgage notes issued by GB Property Funding Corp. (“GB Property”). The purchase price for the notes was $25.3 million. GB Property was organized as a special purpose entity by Greate Bay Hotel and Casino, Inc. (“Greate Bay”), for the purpose of borrowing funds. Greate Bay was a wholly owned subsidiary of GBH. An affiliate of the general partner also made an investment. A total of $185.0 million in notes were issued.

In January 1998, GB Property and Greate Bay filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code to restructure its long-term debt.

In July 2000, the U.S. Bankruptcy Court ruled in favor of the reorganization plan proposed by affiliates of the general partner which provided for an additional investment of $65.0 million by certain Icahn affiliates in exchange for a 46% equity interest in GBH, with bondholders (which also included the Icahn affiliates) to receive $110.0 million principal amount of new notes of GB Property First Mortgage (“the GB Notes”), and a 54% equity interest in GBH. Interest on the GB Notes was payable at the rate of 11% per annum on March 29 and September 29, beginning March 29, 2001. The outstanding principal was due September 29, 2005. The principal and interest that was due on September 29, 2005 was not paid. On September 29, 2005, GBH filed for bankruptcy for protection under Chapter 11 of the Bankruptcy Code.

Until July 22, 2004, Greate Bay was the owner and operator of The Sands. Atlantic Coast was a wholly owned subsidiary of Greate Bay which was a wholly owned subsidiary of GBH. ACE is a wholly owned subsidiary of Atlantic Coast. Atlantic Coast and ACE were formed in connection with a transaction (referred to herein as the “Transaction”), which included a Consent Solicitation and Offer to Exchange in which holders of the GB Notes were given the opportunity to exchange such notes, on a dollar-for-dollar basis, for $110.0 million of 3% Notes due 2008 (the “3% Notes”), issued by Atlantic Coast. The Transaction and the Consent Solicitation and Offer to Exchange were consummated on July 22, 2004, and holders of $66.3 million of GB Notes exchanged such notes for $66.3 million Atlantic Coast 3% Notes. Also, on July 22, 2004, in connection with the Consent Solicitation and Offer to Exchange, the indenture governing the GB Notes was amended to eliminate certain covenants and to release the liens on the collateral securing such notes. The Transaction included, among other things, the transfer of substantially all of the assets of GBH to Atlantic Coast.

The Atlantic Coast 3% Notes are guaranteed by ACE. Also on July 22, 2004, in connection with the consummation of the Transaction and the Consent Solicitation and Offer to Exchange, GB Property and Greate Bay merged into GBH, with GBH as the surviving entity. In connection with the transfer of the assets and certain liabilities of GBH, including the assets and certain liabilities of Greate Bay, Atlantic Coast issued 2,882,937 shares of common stock, par value $0.01 per share, to Greate Bay which, following the merger of Greate Bay became the sole asset of GBH. Substantially all of the assets and liabilities of GBH and Greate Bay (with the exception of the remaining GB Notes and accrued interest thereon, the Atlantic Coast shares of common stock, and the related pro rata share of deferred financing costs) were transferred to Atlantic Coast or ACE. As part of the Transaction, an aggregate of 10,000,000 warrants were distributed on a pro rata basis to the stockholders of GBH upon the consummation of the Transaction. Such warrants allow the holders to purchase from Atlantic Coast at an exercise price of $0.01 per share, an aggregate of 2,750,000 shares of

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

6. Related Party Transactions – (continued)

Atlantic Coast common stock and are only exercisable following the earlier of either (a) the 3% Notes being paid in cash or upon conversion, in whole or in part, into Atlantic Coast common stock, (b) payment in full of the outstanding principal of the GB Notes exchanged or (c) a determination by a majority of the board of directors of Atlantic Coast (including at least one independent director of Atlantic Coast) that the warrants may be exercised. A gaming license to operate The Sands was granted to ACE by the New Jersey Casino Control Commission.

On December 27, 2004, we purchased $37.0 million principal amount of Atlantic Coast 3% Notes from two Icahn affiliates for cash consideration of $36.0 million. We already owned $26.9 million principal amount of 3% Notes.

On May 17, 2005, we (1) converted $28.8 million in principal amount of 3% Notes into 1,891,181 shares of Atlantic Coast common stock and (2) exercised warrants to acquire 997,620 shares of Atlantic Coast common stock. Also on May 17, 2005, affiliates of Mr. Icahn exercised warrants to acquire 1,133,284 shares of Atlantic Coast common stock. Prior to May 17, 2005, GBH owned 100% of the outstanding common stock of Atlantic Coast.

On June 30, 2005, we completed the purchase of 4,121,033 shares of common stock of GBH and 1,133,284 shares of Atlantic Coast from affiliates of Mr. Icahn in consideration of 413,793 of our depositary units. The agreement provided that up to an additional 206,897 depositary units could be issued if Atlantic Coast met certain earnings targets during fiscal 2005 and fiscal 2006. The depositary units issued in consideration for the acquisitions were valued at $12.0 million. Based on the fiscal 2005 and fiscal 2006 operating performance of The Sands, no additional depositary units have been issued.

After the purchases from affiliates of Mr. Icahn, we owned 77.5% of the common stock of GBH and 58.2% of the common stock of Atlantic Coast. As a result, we obtained control of GBH and Atlantic Coast. The period of common control for GBH and Atlantic Coast began prior to January 1, 2002. The financial statements give retroactive effect to the consolidation of GBH and Atlantic Coast. We had previously accounted for GBH on the equity method. On September 29, 2005, GBH filed for bankruptcy.

On November 17, 2006, we completed the sale to Pinnacle of the outstanding membership interests in ACE which owns The Sands and 100% of the equity interests in certain subsidiaries of IEH which own parcels of real estate adjacent to The Sands, including the Traymore site. See Note 5, “Discontinued Operations and Assets Held for Sale,” and Note 20, “Subsequent Events,” for additional information regarding the sale.

Administrative Services

In July 2005, we entered into a license agreement with an affiliate for the non-exclusive use of approximately 1,514 square feet for which we paid monthly base rent of $13,000 plus 16.4% of certain “additional rent.” The license agreement was amended effective August 8, 2007 to reflect an increase in our portion of the office space to approximately 4,246 square feet or approximately 64.76% of the total space leased to an affiliate, of which 3,125 square feet is allocated to the Investment Management and GP Entities. Under the amended license agreement, effective August 8, 2007, the monthly base rent is approximately $147,500, of which approximately $39,000 is allocated to the Holding Company and approximately $108,500 is allocated to the Investment Management and GP Entities. We also pay 64.76% of the additional rent payable under the license agreement which is allocated 17.10% to the Holding Company and 47.66% to the Investment Management and GP Entities. The license agreement expires in May 2012. Under the amended agreement, base rent is subject to increases in July 2008 and December 2011. Additionally, we are entitled to certain annual rent credits each December beginning December 2005 and continuing through December 2011. For fiscal 2006, fiscal 2005 and fiscal 2004, we paid such affiliate $162,000, $138,000 and $162,000, respectively, in connection with this licensing agreement.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

6. Related Party Transactions – (continued)

An affiliate occupies a portion of certain office space leased by us. Monthly payments from the affiliate for the use of the space began on October 12, 2006. For the period beginning October 12, 2006 and ending December 31, 2006, we received $17,000 for the use of such space.

For fiscal 2006, fiscal 2005 and fiscal 2004, we paid $783,000, $1,016,000 and $506,000, respectively, to XO Holdings, Inc., formerly known as XO Communications, Inc., an affiliate of the general partner, for telecommunication services.

An affiliate of the general partner provided certain professional services to WPI for which WPI incurred charges from the affiliate of $344,986 and $81,600 for fiscal 2005 and fiscal 2004, respectively. No charges were incurred in fiscal 2006.

We provide certain professional services to an affiliate of the general partner for which we charged $695,000, $324,548 and $80,000 for fiscal 2006, fiscal 2005 and fiscal 2004, respectively. In October 2006, an affiliate remitted $355,691 to us as an advance payment for future services. As of December 31, 2006, current liabilities in the consolidated balance sheet included $287,380 to be applied to our charges to the affiliate for services to be provided to it.

An affiliate provided certain professional services to WPI for which it incurred charges of approximately $218,000 for the year ended December 31, 2006.

Icahn Sourcing, LLC (“Icahn Sourcing”) is an entity formed and controlled by Carl C. Icahn in order to leverage the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property. We are a member of the buying group and, as such, are afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. Icahn Sourcing does not guarantee that we will purchase any goods, services or property from any such vendors, and we are under no obligation to do so. We do not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement. We have purchased a variety of goods and services as members of the buying group at prices and on terms that we believe are more favorable than those which would be achieved on a stand-alone basis.

Related Party Debt Transactions

In connection with TransTexas’ plan of reorganization on September 1, 2003, TransTexas as borrower, entered into the Restructured Oil and Gas (O&G) Note with Thornwood Associates Limited Partnership, an affiliate of Mr. Icahn, as lender. The Restructured O&G Note was a term loan in the amount of $32.5 million with interest at a rate of 10% per annum. Interest was payable semi-annually commencing six months after the effective date. Annual principal payments in the amount of $5.0 million was due on the first through fourth anniversary dates of the effective date with the final principal payment of $12.5 million due on the fifth anniversary of the effective date. The Restructured O&G Note was purchased by us in December 2004 and is eliminated in consolidation.

During the year ended December 31, 2002, Fresca, LLC, which was acquired by ACEP in May 2004, entered into an unsecured line of credit in the amount of $25.0 million with Starfire Holding Corporation, an affiliate of Carl C. Icahn. The outstanding balance, including accrued interest, was due and payable on January 2, 2007. As of December 31, 2003, Fresca, LLC had $25.0 million outstanding. The note bore interest on the unpaid principal balance from January 2, 2002 until maturity at the rate per annum equal to the prime rate, as established by Fleet Bank, from time to time, plus 2.75%. Interest was payable semi-annually in arrears on the first day of January and July, and at maturity. The note was guaranteed by Carl C. Icahn. The note was repaid in May 2004. The interest rate at December 31, 2003 was 6.75%.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

7. Investments and Related Matters

a. Investment Management

For the years ended December 31, 2006 and 2005, the Investment Management and GP Entities retained the specialized accounting applied by the Private Funds as prescribed under the AICPA Guide. A condensed schedule of investments provided in accordance with the requirements of such accounting follows. Positions in any one issuer aggregating 5% or more of the Private Funds’ net assets in any particular year are separately disclosed. Dollars are in ($000s):

	Shares or Option Contracts	Cost	Fair Value	% of Net Assets	Shares or Option Contracts	Cost	Fair Value	% of Net Assets
Instrument	December 31, 2006				December 31, 2005
Securities Owned, at Fair Value
Common Stock
North America
Basic Materials		$169,719	$195,167	4.9%		$95,725	$119,205	4.5%
Communications
Time Warner Incorporated	20,030,922	339,535	436,273	10.9%	19,453,000	348,017	339,260	12.8%
Consumer, Cyclical
Federated Department Stores, Inc.	6,818,345	252,769	259,983	6.5%		—	—	—
Hilton Hotels Corporation	4,057,440	111,089	141,605	3.5%		—	—	—
Lear Corporation	9,595,953	206,174	283,367	7.1%		—	—	—
Fairmont Hotels and Resorts, Inc.		—	—	—	7,122,600	234,341	302,069	11.4%
Other Consumer, Cyclical		177,512	142,630	3.6%		117,950	49,280	1.9%
Total Consumer, Cyclical		747,544	827,585	20.7%		352,291	351,349	13.3%
Consumer, Non-Cyclical		187,960	186,873	4.7%		95,067	103,862	3.9%
Diversified		—	—	0.0%		9,422	11,734	0.4%
Energy
Kerr McGee Corp.		—	—	—	4,878,990	344,566	443,305	16.7%
The Williams Companies Incorporated	4,840,724	106,307	126,440	3.2%		—	—	—
Other Energy*		9,810	8,767	0.2%		185,093	187,730	7.1%
Total Energy		116,117	135,207	3.4%		529,659	631,035	23.8%
Financial
Cigna Corporation	679,733	63,618	89,432	2.2%		—	—	—
Other Financial*		244,107	270,854	6.8%		38,312	56,343	2.1%
Total Financial		307,725	360,286	9.0%		38,312	56,343	2.1%
Industrial		—	—	—		52,522	57,720	2.2%
Technology		20,917	35,350	0.9%		14,329	20,043	0.8%
Total North America		1,889,517	2,176,741	54.5%		1,535,344	1,690,551	63.9%
Europe
Financial		40,117	53,828	1.3%		75,044	97,624	3.7%
Industrial		—	—	—		44,230	63,076	2.4%
Total Europe		40,117	53,828	1.3%		119,274	160,700	6.1%
Asia / Pacific
Consumer, Non-Cyclical
Korea Tobacco & Ginseng Corp		—	—	—	5,832,972	241,905	259,788	9.8%
Other Consumer, Non-Cyclical		—	—	—		55,491	62,002	2.3%
Total Asia / Pacific		—	—	—		297,396	321,790	12.2%
Total Common Stock		1,929,634	2,230,569	55.8%		1,952,014	2,173,041	82.1%

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

7. Investments and Related Matters  – (continued)

	Shares or Option Contracts	Cost	Fair Value	% of Net Assets	Shares or Option Contracts	Cost	Fair Value	% of Net Assets
Instrument	December 31, 2006				December 31, 2005
Convertible Stock
North America
Consumer, Cyclical		30,400	39,064	1.0%		30,400	27,968	1.1%
Call Options
North America
Communications
Time Warner Incorporated		—	—	—	253,719	176,351	190,036	7.2%
Consumer, Cyclical
Hilton Hotels Corporation	4,536,080	38,715	69,856	1.7%		—	—	—
Energy
The Williams Companies Incorporated	11,216,800	81,931	102,297	2.6%		—	—	—
Other Energy		33,861	54,541	1.4%		14,286	13,978	0.5%
Total Energy		115,792	156,838	3.9%		14,286	13,978	0.5%
Financial
Cigna Corporation	2,104,320	67,233	121,146	3.0%		—	—	—
Total Call Options		221,740	347,840	8.7%		190,637	204,014	7.7%
REITs
North America
Financial		123,971	127,063	3.2%		—	—	—
Corporate Debt
North America
Communications		—	—	—		31,743	31,485	1.2%
Consumer, Cyclical		6,434	6,960	0.2%		89,364	86,388	3.3%
Financial		—	—	—		51,914	51,750	2.0%
Total Corporate Debt		6,434	6,960	0.2%		173,021	169,623	6.4%
Warrants
North America
Consumer, Non-Cyclical		2,214	5,733	0.1%		2,214	6,988	0.3%
Total Securities Owned, at Fair Value		$2,314,393	$2,757,229	69.0%		$2,348,286	$2,581,634	97.5%

*	No items greater than 5%.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

7. Investments and Related Matters  – (continued)

(Dollars in Thousands)	Shares or Option Contracts	Proceeds	Fair Value	% of Net Assets	Shares or Option Contracts	Proceeds	Fair Value	% of Net Assets
Instrument	December 31, 2006				December 31, 2005
Securities Sold, Not Yet Purchased, at Fair Value
Common Stock
North America
Basic Materials		$28,552	$39,696	1.0%		$12,454	$8,794	0.3%
Consumer, Cyclical*		269,563	295,959	7.4%		11,755	11,901	0.4%
Communications		83,304	101,592	2.5%		—	—	—
Financial		3,828	8,446	0.2%		19,299	24,764	0.9%
Funds		37,009	37,429	0.9%		—	—	—
Energy Select Sector SPDR		—	—	—	4,800,000	235,911	241,488	9.1%
Industrial		—	—	—		485	271	0.0%
Total Common Stock		422,256	483,122	12.1%		279,904	287,218	10.9%
Put Options
North America
Communications		—	—	—		500	—	0.0%
Consumer, Cyclical		45	—	—		—	—	—
Energy		128	—	—		—	—	—
Financial		22	—	—		—	—	—
Total Put Options		195	—	0.0%		500	—	0.0%
REITs
North America
Financial		75,836	81,784	2.0%		65,467	73,878	2.8%
Corporate Debt
North America
Consumer, Cyclical		126,491	126,380	3.2%		5,926	5,928	0.2%
Total Securities Sold, Not Yet Purchased, at Fair Value		$624,778	$691,286	17.3%		$351,797	$367,024	13.9%

*	No items greater than 5%.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

7. Investments and Related Matters  – (continued)

(Dollars in Thousands)	Shares or Option Contracts	Cost	Fair Value	% of Net Assets	Shares or Option Contracts	Cost	Fair Value	% of Net Assets
Instrument	December 31, 2006				December 31, 2005
Unrealized Gain on Open Derivative Contracts, at Fair Value
Equity Swaps
North America
Basic Materials		$—	$3,027	0.1%		$—	$—	—
Consumer, Cyclical
Lear Corporation	4,669,120	—	47,366	1.2%		—	—	—
Other Consumer, Cyclical		—	11,564	0.3%		—	—	—
Total Consumer, Cyclical		—	58,930	1.5%		—	—	—
Consumer, Non-Cyclical		—	7,207	0.2%		—	—	—
Energy		—	9,630	0.2%		—	—	—
Total North America		—	78,794	2.0%		—	—	—
Asia / Pacific
Consumer, Non-Cyclical		—	1,422	0.0%		—	—	—
Total Asia / Pacific		—	1,422	0.0%		—	—	—
Total Equity Swaps		—	80,216	2.0%		—	—	—
Credit Default Swaps-Buy Protection
North America
Basic Materials		—	—	—		—	29	0.0%
Total Unrealized Gain on Open Derivative Contracts, at Fair Value		$—	$80,216	2.0%		$—	$29	0.0%
Unrealized Loss on Open Derivative Contracts, at Fair Value
Equity Swaps
North America
Energy		$—	$1,432	0.0%		$—	$—	—
Credit Default Swaps-Sell Protection
North America
Consumer, Cyclical		—	—	—		—	1,352	0.1%
Futures Contracts
North America
Financial		—	266	0.0%		—	1,725	0.1%
Total Forward Currency Contracts		—	72	0.0%		—	6,276	0.2%
Total Unrealized Loss on Open Derivative Contracts, at Fair Value		$—	$1,770	0.0%		$—	$9,353	0.4%

*	No items greater than 5%

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

7. Investments and Related Matters  – (continued)

Investments in Variable Interest Entities

The Investment Management and GP Entities consolidate certain VIEs when they are determined to be the primary beneficiary, either directly or indirectly through other consolidated subsidiaries. The assets of the consolidated VIEs are primarily classified within cash held at consolidated affiliated partnerships and restricted cash and securities owned, at fair value in the consolidated balance sheets. The liabilities of the consolidated VIEs are primarily classified within securities sold, not yet purchased, at fair value, in the consolidated balance sheets and are non-recourse to the Investment Management and GP Entities’ general credit.

The consolidated VIEs consist solely of the Offshore Fund whose purpose and activities are further described in Note 1, “Description of Business and Basis of Presentation.” The Investment Management and GP Entities sponsored the formation of and manage each of these VIEs and, in some cases, have a principal investment therein.

The following table presents information regarding interests in VIEs for which the Investment Management and GP Entities hold a variable interest as of December 31, 2006 (in $000s):

	Investment Management and GP Entities Are Primary Beneficiary
	Net Assets	Investment Management and GP Entities’ Interests
Offshore Fund	$2,016,375	$87,171

b. Holding Company and Other Operations

Investments consist of the following (in $000s):

	December 31, 2006		December 31, 2005
	Amortized Cost	Carrying Value	Amortized Cost	Carrying Value
Trading Securities	$—	$—	$31,777	$38,112
Available-for-sale:
Marketable equity and debt securities	242,080	265,411	654,332	650,012
Other investments	247,674	249,708	28,454	28,454
Total available-for-sale investments	489,754	515,119	682,786	678,466
Investments in ImClone Systems	146,794	164,306	95,745	97,255
Other securities	15,627	15,627	3,035	3,035
Total investments	$652,175	$695,052	$813,343	$816,868

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

7. Investments and Related Matters  – (continued)

Net realized and unrealized gains (losses) on our Holding Company and other investments were as follows:

	Year Ended December 31,
	2006	2005	2004
Net realized gains on sales of marketable securities	$69,099	$10,120	$40,159
Unrealized gains (losses) on marketable securities	21,288	9,856	(4,812)
Net realized losses on securities sold short	(17,146)	(37,058)	—
Unrealized gains (losses) on securities sold short	18,067	(4,178)	(18,807)
Net gain (loss) from investment activities	$91,308	$(21,260)	$16,540

Proceeds from the sales of available-for-sale securities were $726.8 million, $96.9 million and $82.3 million for fiscal 2006, fiscal 2005 and fiscal 2004, respectively. The gross realized gains on available-for-sale securities sold for fiscal 2006, fiscal 2005 and fiscal 2004 were $47.5 million, $8.6 million and $37.2 million, respectively. The net unrealized gains for trading securities for fiscal 2006 and fiscal 2005 were approximately $0 and $6.3 million, respectively. For purposes of determining gains and losses, the cost of securities is based on specific identification. Net unrealized holding gains on available-for-sale securities in the amount of $29.7 million for fiscal 2006, and net unrealized holding losses on available for sale securities in the amount of $4.2 million and $9.5 million for fiscal 2005 and fiscal 2004, respectively, have been included in accumulated other comprehensive income.

In the third quarter of fiscal 2005, we began using the services of an unaffiliated third-party investment manager to manage certain fixed income investments. At December 31, 2006 and 2005, $163.7 million and $448.8 million, respectively, had been invested at the discretion of such manager in a diversified portfolio consisting predominantly of short-term investment grade debt securities. Investments managed by the third-party investment manager are classified as available-for-sale securities in the accompanying consolidated balance sheets. As of December 31, 2006, accrued expenses and other current liabilities included $46.4 million relating to unsettled trades of securities.

Included in other securities are 12,842,000 shares of SandRidge’s common stock, received as consideration for the sale of our oil & gas operations, and which are valued at $231.2 million as of December 31, 2006. There is no readily available market for such securities.

Investment in ImClone

As described in Note 2 above, in the fourth quarter of 2006, we changed our method of accounting for our investment in ImClone to the equity method of accounting. As a result, the financial statements of prior years have been adjusted to apply the new method retrospectively.

The effect of the change increased our fiscal 2006 net income by $12.6 million, or $0.23 per unit. The financial statements for fiscal 2005 have been retrospectively adjusted for the change, which resulted in an increase of net income for fiscal 2005 of $1.4 million, or $0.04 per unit. The cumulative effect of the change resulted in an increase and decrease in our total partners’ equity by $42.2 million and $2.9 million at December 31, 2006 and 2005, respectively, as a result of recording our proportionate share of ImClone’s net income, other comprehensive income and other changes in ImClone’s stockholders’ equity.

At December 31, 2006 and 2005, our carrying value of our equity investment in ImClone was $164.3 million and $97.3 million, respectively. As of December 31, 2006, the market value of our ImClone shares held was $122.2 million. As of September 30, 2006, our underlying equity in the net assets of ImClone was approximately $36.3 million. While we recognize that the carrying value of our investment in ImClone as of December 31, 2006 is greater than the market value of our shares held, we believe that this is a temporary decline and accordingly no impairment has been recognized.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

7. Investments and Related Matters  – (continued)

As discussed in Note 2, “Summary of Significant Accounting Policies,” we adopted the fair value option pursuant to SFAS No. 159 to our investment in ImClone as of January 1, 2007.

The combined results of operations and financial position of ImClone for the periods indicated are as follows (in $000s):

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Condensed Income Statement Information:
Net sales	$545,684	$383,673
Operating income	$240,196	$66,779
Net income	$324,116	$86,496
Condensed Balance Sheet Information:
Current assets	$1,187,060	$909,118
Non-current assets	597,728	434,297
Total assets	$1,784,788	$1,343,415
Current liabilities	$237,304	$242,119
Non-current liabilities	874,900	848,892
Equity	672,584	252,404
Total liabilities and equity	$1,784,788	$1,343,415

Margin Liability on Marketable Securities

At December 31, 2005, a liability of $131.1 million was recorded related to purchases of securities from a broker that had been made on margin. There was no margin liability outstanding at December 31, 2006. The margin liability is secured by the securities we purchased and cannot exceed certain pre-established percentages of the fair market value of the securities collateralizing the liability. If the balance of the margin exceeds certain pre-established percentages of the fair market value of the securities collateralizing the liability, we will be subject to a margin call and required to fund the account to return the margin balance to certain pre-established percentages of the fair market value of the securities collateralizing the liability.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

8. Fair Value of Financial Instruments

The estimated fair values of our financial instruments as of December 31, 2006 and 2005 are as follows (in $000s):

	Carrying Value		Fair Value
	2006	2005	2006	2005
Investment Management
Assets
Securities owned, at fair value	$2,757,229	$2,581,634	$2,757,229	$2,581,634
Unrealized gains on derivative contracts, at fair value	80,216	29	80,216	29
	$2,837,445	$2,581,663	$2,837,445	$2,581,663
Liabilities
Securities sold, not yet purchased, at fair value	$691,286	$367,024	$691,286	$367,024
Unrealized losses on derivative contracts, at fair value	1,770	9,353	1,770	9,353
	$693,056	$376,377	$693,056	$376,377
Holding Company and Other Operations
Assets
Investment securities	$695,052	$816,868	$652,868	$832,714
Unrealized gains on derivative contracts, at fair value	20,538	1,121	20,538	1,121
	$715,590	$817,989	$673,406	$833,835
Liabilities
Long-term debt	$951,135	$914,769	$951,024	$933,786
Securities sold, not yet purchased, at fair value	25,398	75,883	25,398	75,883
	$976,533	$990,652	$976,422	$1,009,669

a. Investment Management

The Private Funds’ financial instruments are stated at fair value in accordance with the AICPA Guide. See Note 7, “Investments and Related Matters,” for a condensed schedule of the Private Funds’ investments pursuant to the AICPA Guide.

b. Holding Company and Other Operations

In determining fair value of financial instruments, we used quoted market prices when available. For instruments where quoted market prices were not available, we estimated the present values utilizing current risk-adjusted market rates of similar instruments. The carrying values of cash and cash equivalents, accounts receivable and payable, other accruals, securities sold under agreements to repurchase and other liabilities are deemed to be reasonable estimates of their fair values because of their short-term nature.

Considerable judgment is necessarily required in interpreting market data used to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

9. Financial Instruments, Off-Balance-Sheet Risk and Concentrations of Credit Risk

a. Investment Management

The Private Funds maintain their cash deposits with a major financial institution. Certain account balances may not be covered by the Federal Deposit Insurance Corporation, while other accounts, at times, may exceed federally insured limits. We believe that the risk is not significant. Substantially all of the Onshore Fund’s and Offshore Master Fund I’s investments are held by, and its depository and clearing operations are transacted by, two prime brokers. The prime brokers are highly capitalized and members of major securities exchanges.

In the normal course of business, the Private Funds trade various financial instruments and enter into certain investment activities, which may give rise to off-balance-sheet risk. Currently, the Private Funds invest in futures, options and securities sold, not yet purchased. These financial instruments represent future commitments to purchase or sell other financial instruments or to exchange an amount of cash based on the change in an underlying instrument at specific terms at specified future dates. Risks arise with these financial instruments from potential counter-party non-performance and from changes in the market values of underlying instruments.

Securities sold, not yet purchased represent obligations of the Private Funds to deliver the specified security, thereby creating a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk, as the Private Funds’ satisfaction of the obligations may exceed the amount recognized in the consolidated balance sheets. The Private Funds’ investments in securities and amounts due from broker are partially restricted until the Private Funds satisfy the obligation to deliver the securities sold, not yet purchased.

The Private Funds also may purchase and write option contracts. As a writer of option contracts, the Private Funds receive a premium at the outset and then bear the market risk of unfavorable changes in the price of the underlying financial instrument. As a result of writing option contracts, the Private Funds are obligated to purchase or sell, at the holder’s option, the underlying financial instrument. Accordingly, these transactions result in off-balance-sheet risk, as the Private Funds’ satisfaction of the obligations may exceed the amount recognized in the consolidated balance sheets. The Private Funds write put options that may require them to purchase assets from the option holder and generally are net settled in cash at a specified date in the future. At December 31, 2006 and 2005, the maximum payout amounts relating to written put options were $510.5 million and $100.0 million, respectively. As of December 31, 2006 and 2005, the carrying amounts of the liability under written put options recorded within securities sold, not yet purchased, at fair value were $0.

The Private Funds have entered into total return swap contracts that involve an exchange of cash flows based on a commitment to pay a variable rate of interest in exchange for a market-linked return based on a notional amount. The market-linked return may include, among other things, the total return of a security or index.

The Private Funds trade futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of a standardized amount of a deliverable grade commodity, security, currency or cash at a specified price and specified future date unless the contract is closed before the delivery date. Payments (or variation margin) are made or received by the Private Funds each day, depending on the daily fluctuations in the value of the contract, and the whole value change is recorded an as an unrealized gain or loss by the Private Funds. When the contract is closed, the Private Funds record a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

The Private Funds utilize forward contracts to protect their assets denominated in foreign currencies from losses due to fluctuations in foreign exchange rates. The Private Funds’ exposure to credit risk associated with non-performance of forward foreign currency contracts is limited to the unrealized gains inherent in such

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

9. Financial Instruments, Off-Balance-Sheet Risk and Concentrations of Credit Risk  – (continued)

contracts, which are recognized in unrealized losses on derivative, futures and foreign currency contracts, at fair value in the consolidated balance sheets.

b. Holding Company and Other Operations

We have entered into total return swap contracts that involve an exchange of cash flows based on a commitment to pay a variable rate of interest in exchange for a market-linked return based on a notional amount. The market-linked return may include, among other things, the total return of a security or index.

10. Property, Plant and Equipment, Net

Property, plant and equipment consist of the following (in $000s):

	December 31,
	2006	2005
Land	$56,495	$61,092
Buildings and improvements	123,364	102,773
Machinery, equipment and furniture	169,550	129,435
Assets leased to others	123,398	141,997
Construction in progress	88,590	67,734
	561,397	503,031
Less accumulated depreciation and amortization	(77,041)	(48,751)
	$484,356	$454,280

Depreciation and amortization expense from continuing operations related to property, plant and equipment for fiscal 2006, fiscal 2005 and fiscal 2004 was $38.1 million, $24.5 million and $5.3 million, respectively.

11. Non-Controlling Interests

Non-controlling interests consist of the following (in $000s):

	December 31,
	2006	2005
Investment Management	$3,628,470	$2,548,900
Holding Company and other operations:
WPI	178,843	247,015
Atlantic Coast	70,563	57,584
NEGI	42,815	—
Total Holding Company and other operations	292,221	304,599
Total non-controlling interests in consolidated entities	$3,920,691	$2,853,499

a. Investment Management

The Investment Funds and the Offshore Fund are consolidated into our financial statements even though we only have a minority interest in the equity and income of these funds. As a result, our consolidated financial statements reflect the assets, liabilities, revenues, expenses and cash flows of these funds on a gross basis, rather than reflecting only the value of our investments in such funds. As of December 31, 2006, the net asset value of the consolidated Private Funds on our consolidated balance sheet was $4.0 billion, while the net asset value of our investments in these consolidated funds was approximately $280.7 million. The majority ownership interests in these funds, which represent the portion of the consolidated Private Funds’ net assets and net

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

11. Non-Controlling Interests  – (continued)

income attributable to the limited partners and shareholders in the consolidated Private Funds for the periods presented, are reflected as non-controlling interests in consolidated entities — Investment Management in the consolidated balance sheets and non-controlling interests in income of consolidated entities — Investment Management in the consolidated statements of operations.

b. Holding Company and Other Operations

The non-controlling interests in WPI declined due to losses incurred during fiscal 2006, while the non-controlling interests in Atlantic Coast increased due to income earned as well as the gain recognized upon the disposition of Atlantic City properties in November 2006. There was no non-controlling interest in NEGI in fiscal 2005 because NEGI had a deficit equity balance.

12. Long-Term Debt

Long-term debt consists of the following (in $000s):

	December 31,
	2006	2005
Senior unsecured 7.125% notes due 2013 — Icahn Enterprises	$480,000	$480,000
Senior unsecured 8.125% notes due 2012 — Icahn Enterprises	351,246	350,922
Senior secured 7.85% notes due 2012 — ACEP	215,000	215,000
Borrowings under credit facilities — ACEP	40,000	—
Borrowings under credit facilities — NEG Oil & Gas	—	300,000
Mortgages payable	109,289	81,512
Other	13,425	8,387
Total long-term debt	1,208,960	1,435,821
Less: debt related to assets held for sale	(257,825)	(521,052)
	$951,135	$914,769

Senior Unsecured Notes — Icahn Enterprises

Senior Unsecured 7.125% Notes Due 2013

On February 7, 2005, we issued $480.0 million aggregate principal amount of 7.125% senior unsecured notes due 2013, (the “7.125% notes”) priced at 100% of principal amount. The 7.125% notes were issued pursuant to an indenture dated February 7, 2005 among us, as issuer, Icahn Enterprises Finance Corp. (“IEF”), which was formerly known as American Real Estate Finance Corp., as co-issuer, IEH, as guarantor, and Wilmington Trust Company, as trustee (referred to herein as the “2005 Indenture”). Other than IEH, no other subsidiaries guarantee payment on the notes. The notes have a fixed annual interest rate of 7.125%, which will be paid every six months on February 15 and August 15 and will mature on February 15, 2013. See Note 20, Subsequent Events, for a description of additional $500.0 million aggregate principal amount of 7.125% notes offered in January 2007.

As described below, the 2005 Indenture restricts the ability of Icahn Enterprises and IEH, subject to certain exceptions, to, among other things: incur additional debt; pay dividends or make distributions; repurchase units; create liens and enter into transactions with affiliates.

Senior Unsecured 8.125% Notes Due 2012

On May 12, 2004, Icahn Enterprises and IEF co-issued senior unsecured 8.125% notes due 2012 (the “8.125% notes”) in the aggregate principal amount of $353.0 million. The 8.125% notes were issued pursuant to an indenture, dated as of May 12, 2004, among Icahn Enterprises, IEF, IEH, as guarantor, and Wilmington Trust Company, as trustee. The 8.125% notes were priced at 99.266% of principal amount and have a fixed

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

12. Long-Term Debt  – (continued)

annual interest rate of 8.125%, which is paid every six months on June 1 and December 1, since December 1, 2004. The 8.125% notes will mature on June 1, 2012. Other than IEH, no other subsidiaries guarantee payment on the notes.

As described below, the indenture governing the 8.125% notes restricts the ability of Icahn Enterprises and IEH, subject to certain exceptions, to, among other things: incur additional debt; pay dividends or make distributions; repurchase units; create liens and enter into transactions with affiliates.

Senior Unsecured Notes Restrictions and Covenants

The indentures governing our senior unsecured 7.125% and 8.125% notes restrict the payment of cash distributions, the purchase of equity interests or the purchase, redemption, defeasance or acquisition of debt subordinated to the senior unsecured notes. The indentures also restrict the incurrence of debt or the issuance of disqualified stock, as defined, with certain exceptions, provided that we may incur debt or issue disqualified stock if, immediately after such incurrence or issuance, the ratio of the aggregate principal amount of all outstanding indebtedness of Icahn Enterprises and its subsidiaries on a consolidated basis to the tangible net worth of Icahn Enterprises and its subsidiaries on a consolidated basis would be less than 1.75 to 1.0. As of December 31, 2006, such ratio was less than 1.75 to 1.0. Based on this ratio, we and IEH could have incurred up to approximately $1.6 billion of additional indebtedness.

In addition, the indentures governing our senior unsecured notes require that on each quarterly determination date we and the guarantor of the notes (currently only IEH) maintain a minimum ratio of cash flow to fixed charges each as defined, of 1.5 to 1.0, for the four consecutive fiscal quarters most recently completed prior to such quarterly determination date. For the four quarters ended December 31, 2006, the ratio of cash flow to fixed charges was greater than 1.5 to 1.0.

The indentures also require, on each quarterly determination date, that the ratio of total unencumbered assets, as defined, to the principal amount of unsecured indebtedness, as defined, be greater than 1.5 to 1.0 as of the last day of the most recently completed fiscal quarter. As of December 31, 2006, such ratio was in excess of 1.5 to 1.0.

The indentures also restrict the creation of liens, mergers, consolidations and sales of substantially all of our assets, and transactions with affiliates.

As of December 31, 2006, we were in compliance with each of the covenants contained in our senior unsecured notes. Each of the aforementioned ratios were calculated as of December 31, 2006 without the contemplation of the acquisition of our Investment Management segment. We expect to be in compliance with each of the debt covenants for the period of at least 12 months from December 31, 2006 after taking into account our Investment Management segment.

Senior Secured Revolving Credit Facility — Icahn Enterprises

On August 21, 2006, we and IEF as the borrowers, and certain of our subsidiaries, as guarantors, entered into a credit agreement with Bear Stearns Corporate Lending Inc., as administrative agent, and certain other lender parties. Under the credit agreement, we are permitted to borrow up to $150.0 million, including a $50.0 million sub-limit that may be used for letters of credit. Borrowings under the agreement, which are based on our credit rating, bear interest at LIBOR plus 1.0% to 2.0%. We pay an unused line fee of 0.25% to 0.5%. As of December 31, 2006, there were no borrowings under the facility.

Obligations under the credit agreement are guaranteed and secured by liens on substantially all of the assets of certain of our indirect wholly owned holding company subsidiaries. The credit agreement has a term of four years and all amounts are due and payable on August 21, 2010. The credit agreement includes covenants that, among other things, restrict the creation of liens and certain dispositions of property by holding

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

12. Long-Term Debt  – (continued)

company subsidiaries that are guarantors. Obligations under the credit agreement are immediately due and payable upon the occurrence of certain events of default.

Senior Secured 7.85% Notes Due 2012 — ACEP

In January 2004, ACEP issued senior secured notes due 2012. The notes, in the aggregate principal amount of $215.0 million, bear interest at the rate of 7.85% per annum, which will be paid every six months, on February 1 and August 1.

The indenture governing the ACEP’s 7.85% senior secured notes due 2012 restricts the payment of cash dividends or distributions by ACEP, the purchase of its equity interests, the purchase, redemption, defeasance or acquisition of debt subordinated to ACEP’s notes and investments as “restricted payments.” The indenture also prohibits the incurrence of debt or the issuance of disqualified or preferred stock, as defined, by ACEP, with certain exceptions, provided that ACEP may incur debt or issue disqualified stock if, immediately after such incurrence or issuance, the ratio of consolidated cash flow to fixed charges (each as defined) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred or disqualified stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis giving effect to the debt incurrence or issuance. As of December 31, 2006, such ratio was in excess of 2.0 to 1.0. The indenture also restricts the creation of liens, the sale of assets, mergers, consolidations or sales of substantially all of ACEP’s assets, the lease or grant of a license, concession, other agreements to occupy, manage or use ACEP’s assets, the issuance of capital stock of restricted subsidiaries and certain related party transactions. The indenture governing the ACEP notes allows ACEP and its restricted subsidiaries to incur indebtedness, among other things, of up to $50.0 million under credit facilities, non-recourse financing of up to $15.0 million to finance the construction, purchase or lease of personal or real property used in its business, permitted affiliate subordinated indebtedness (as defined), the issuance of additional 7.85% senior secured notes due 2012 in an aggregate principal amount not to exceed 2.0 times net cash proceeds received from equity offerings and permitted affiliate subordinated debt, and additional indebtedness of up to $10.0 million.

Senior Secured Revolving Credit Facility — ACEP

Effective May 11, 2006, ACEP, and certain of ACEP’s subsidiaries, as guarantors, entered into an amended and restated credit agreement with Wells Fargo Bank N.A., as syndication agent, Bear Stearns Corporate Lending Inc., as administrative agent, and certain other lender parties. As of December 31, 2006, the interest rate on the outstanding borrowings under the credit facility was 6.85% per annum. The credit agreement amends and restates, and is on substantially the same terms as, a credit agreement entered into as of January 29, 2004. Under the credit agreement, ACEP will be permitted to borrow up to $60.0 million. Obligations under the credit agreement are secured by liens on substantially all of the assets of ACEP and its subsidiaries. The credit agreement has a term of four years and all amounts will be due and payable on May 10, 2010. As of December 31, 2006, there were $40.0 million of borrowings under the credit agreement. The borrowings were incurred to finance a portion of the purchase price of the Aquarius.

The credit agreement includes covenants that, among other things, restrict the incurrence of additional indebtedness by ACEP and its subsidiaries, the issuance of disqualified or preferred stock, as defined, the creation of liens by ACEP or its subsidiaries, the sale of assets, mergers, consolidations or sales of substantially all of ACEP’s assets, the lease or grant of a license or concession, other agreements to occupy, manage or use ACEP’s assets, the issuance of capital stock of restricted subsidiaries and certain related party transactions. The credit agreement also requires that, as of the last date of each fiscal quarter, ACEP’s ratio of consolidated first lien debt to consolidated cash flow not be more than 1.0 to 1.0. As of December 31, 2006, such ratio was less than 1.0 to 1.0. As of December 31, 2006, ACEP was in compliance with each of the covenants.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

12. Long-Term Debt  – (continued)

The restrictions imposed by ACEP’s senior secured notes and the credit facility likely will limit our receiving payments from the operations of our hotel and gaming properties.

As described in Note 1, on April 22, 2007, AEP entered into an agreement to sell all of the issued and outstanding membership interests of ACEP. Pursuant to the terms of the agreement, AEP is required to cause ACEP to repay from funds provided by AEP the principal, interest, prepayment penalty or premiums due on ACEP’s 7.85% senior secured notes due 2012 and ACEP’s senior secured credit facility.

Senior Secured Revolving Credit Facility — NEG Oil & Gas LLC

On December 22, 2005, NEG Oil & Gas entered into a credit facility, dated as of December 20, 2005, with Citicorp USA, Inc. as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, and certain other lender parties.

Under the credit facility, NEG Oil & Gas was permitted to borrow up to $500.0 million. Borrowings under the revolving credit facility was subject to a borrowing base determination based on the oil and gas properties of NEG Oil & Gas and its subsidiaries and the reserves and production related to those properties. Obligations under the credit facility were secured by liens on all of the assets of NEG Oil & Gas and its wholly owned subsidiaries. The credit facility had a term of five years and all amounts were due and payable on December 20, 2010. Advances under the credit facility would be in the form of either base rate loans or Eurodollar loans, each as defined. At December 31, 2005, the interest rate on the outstanding amount under the credit facility was 6.44%. Commitment fees for the unused credit facility ranged from 0.375% to 0.50% and were payable quarterly.

NEG Oil & Gas used the proceeds of the initial $300.0 million borrowings to (1) purchase the existing obligations of its indirect subsidiary, NEG Operating, from the lenders under NEG Operating’s credit facility with Mizuho Corporate Bank, Ltd., as administrative agent; (2) repay a National Onshore loan borrowed from Icahn Enterprises of approximately $85.0 million used to purchase properties in the Minden Field; (3) pay a distribution to Icahn Enterprises of $78.0 million and (4) pay transaction costs.

As discussed above, on November 21, 2006, our indirect wholly owned subsidiary, AREP O & G Holdings LLC, consummated the sale of all of the issued and outstanding membership interests of NEG Oil & Gas LLC to SandRidge, for aggregate consideration consisting of $1.025 billion in cash, 12,842,000 shares of SandRidge’s common stock, valued at $18 per share on the date closing, and the repayment by SandRidge of the outstanding borrowings under the NEG Oil & Gas $300.0 million credit facility.

Mortgages Payable

Mortgages payable, all of which are non-recourse to us, are summarized below. The mortgages bear interest at rates between 4.97 and 7.99% and have maturities between September 1, 2008 and July 1, 2016. The following is a summary of mortgages payable (in $000s):

	December 31,
	2006	2005
Total mortgages	$109,289	$81,512
Less mortgages on properties held for sale	(18,174)	(18,104)
	$91,115	$63,408

On June 30, 2006, certain of our indirect subsidiaries engaged in property development and associated resort activities entered into a $32.5 million loan agreement with Textron Financial Corp. The loan is secured by a mortgage on our New Seabury golf course and resort in Mashpee, Massachusetts. The loan bears interest at the rate of 7.96% per annum and matures in five years with a balloon payment due of $30.0 million. Annual debt service payments of $3.0 million are required, which are payable in monthly installment amounts based on a 25-year amortization schedule.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

12. Long-Term Debt  – (continued)

Secured Revolving Credit Agreement — WestPoint Home

On June 16, 2006, WestPoint Home, Inc., an indirect wholly owned subsidiary of WPI, entered into a $250.0 million loan and security agreement with Bank of America, N.A., as administrative agent and lender. On September 18, 2006, The CIT Group/Commercial Services, Inc., General Electric Capital Corporation and Wells Fargo Foothill, LLC were added as lenders under this credit agreement. Under the five-year agreement, borrowings are subject to a monthly borrowing base calculation and include a $75.0 million sub-limit that may be used for letters of credit. Borrowings under the agreement bear interest, at the election of WestPoint Home, either at the prime rate adjusted by an applicable margin ranging from minus 0.25% to plus 0.50% or LIBOR adjusted by an applicable margin ranging from plus 1.25% to 2.00%. WestPoint Home pays an unused line fee of 0.25% to 0.275%. Obligations under the agreement are secured by WestPoint Home’s receivables, inventory and certain machinery and equipment.

The agreement contains covenants including, among others, restrictions on the incurrence of indebtedness, investments, redemption payments, distributions, acquisition of stock, securities or assets of any other entity and capital expenditures. However, WestPoint Home is not precluded from effecting any of these transactions if excess availability, after giving effect to such transaction, meets a minimum threshold.

As of December 31, 2006, there were no borrowings under the agreement, but there were outstanding letters of credit of approximately $40.1 million, the majority of which relate to trade obligations.

Maturities

The following is a summary of the maturities of our debt obligations (in $000s):

2007	$23,970
2008	29,227
2009	6,670
2010	41,684
2011	31,446
2012 – 2017	1,075,963
$1,208,960

13. Compensation Arrangements

a. Investment Management

The Investment Management and GP Entities have entered into agreements with certain of their employees whereby these employees have been granted rights to participate in a portion of the management fees and incentive allocations earned by the Investment Management and GP Entities, net of certain expenses, and subject to various vesting provisions. The vesting period of these rights is generally between two to seven years, and such rights expire at the end of the contractual term of each respective employment agreement. Up to 100% of the amounts earned annually under such rights may be deferred for a period not to exceed ten years from the date of deferral, based on an annual election made by the employee for the upcoming fiscal year's respective management fee and incentive allocation rights. These amounts remain invested in the Private Funds and generally earn the rate of return of these funds, before the effects of any management fees or incentive allocations, which are waived on such deferred amounts. Accordingly, these rights are accounted for as liabilities in accordance with SFAS No. 123R and remeasured at fair value each reporting period until settlement.

Prior to the adoption of SFAS No. 123R, the Investment Management and GP Entities had accounted for such rights under APB 25, which measured the liability at intrinsic value. The adoption of SFAS No. 123R

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

13. Compensation Arrangements  – (continued)

and the remeasurement of all previously outstanding rights did not have any impact on the consolidated financial statements as the intrinsic value of these awards, as further described herein, approximates their fair value.

The fair value of amounts deferred under these rights is determined at the end of each reporting period based, in part, on the (i) fair value of the underlying net assets of the Private Funds, upon which the respective management fees and incentive allocations are based, and (ii) performance of the funds in which the deferred amounts are reinvested. The carrying value of such amounts represents the allocable management fees or incentive fees initially deferred and the appreciation or depreciation on any reinvested deferrals. These amounts approximate fair value because the appreciation or depreciation on the deferrals is based on the fair value of the Private Funds' investments, which are marked-to-market through earnings on a quarterly basis.

The Investment Management and GP Entities recorded compensation expense of $17.3 million, $3.3 million and $0.3 million related to these rights for the fiscal years ended December 31, 2006 and 2005, and for the period from November 1, 2004 (commencement of operations) to December 31, 2004, respectively, which is included in expenses of our Investment Management segment in the consolidated statements of operations. Compensation expense arising from deferral arrangements is recognized in the consolidated financial statements over the vesting period. Accordingly, unvested balances of deferred management fee and incentive fee income allocations to certain employees are not reflected in the consolidated financial statements. Deferred amounts not yet recognized as compensation expense within the consolidated statements of operations were $8.0 million, $3.4 million and $0.5 million as of December 31, 2006, 2005 and 2004, respectively. That cost is expected to be recognized over a weighted average of 4.1 years. Cash paid to settle rights that had vested and had been withdrawn for the fiscal years ended December 31, 2006 and 2005, and for the period from November 1, 2004 (commencement of operations) to December 31, 2004 was $6.4 million, $1.0 million and $0, respectively.

The liabilities incurred by Icahn Management related to the rights granted to certain employees to participate in a portion of the management fees earned by Icahn Management remained with Icahn Management upon the execution of the Contribution Agreement on August 8, 2007. However, because the employees to which these rights were granted became employees of New Icahn Management on August 8, 2007, New Icahn Management recognizes the future compensation expense associated with the unvested portion of rights granted by Icahn Management, even though such liability will be settled by an affiliated entity.

b. Holding Company and Other Operations

On June 29, 2005, we granted 700,000 nonqualified unit options to our then chief executive officer to purchase up to 700,000 of our depositary units at an exercise price of $35 per unit which would vest over a period of eight years. On March 14, 2006, our chief executive officer resigned from that position, became a director and Vice Chairman of the Board of IEGP, and was designated as IEGP’s principal executive officer. These changes in status caused the options to be cancelled in accordance with their terms.

In accordance SFAS No. 123R, the cancellation required that any previously unrecognized compensation cost be recognized at the date of cancellation and accordingly we recorded a compensation charge of $6.2 million in the quarter ended December 31, 2006, or the fourth quarter of fiscal 2006, related to the previously unrecognized compensation cost.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

14. Employee Benefit Plans

Employees of our subsidiaries who are members of various unions are covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. Our subsidiaries recorded expenses for such plans of $14.0 million, $14.7 million and $13.3 million for fiscal 2006, fiscal 2005 and fiscal 2004, respectively.

We and certain of our subsidiaries have retirement savings plans under Section 401(k) of the Internal Revenue Code covering our non-union employees. The plans allow employees to defer, within prescribed limits, a portion of their income on a pre-tax basis through contributions to the plans. We currently match the deferrals based upon certain criteria, including levels of participation by our employees. We recorded charges for matching contributions of $1.2 million, $0.8 million and $0.8 million for fiscal 2006, fiscal 2005 and fiscal 2004, respectively.

15. Preferred Units

Pursuant to certain rights offerings consummated in 1995 and 1997, preferred units were issued. The preferred units have certain rights and designations, generally as follows. Each preferred unit has a liquidation preference of $10.00 and entitles the holder to receive distributions, payable solely in additional preferred units, at the rate of $0.50 per preferred unit per annum (which is equal to a rate of 5% of the liquidation preference thereof), payable annually on March 31 of each year (each referred to herein as a Payment Date). On any Payment Date commencing with the Payment Date on March 31, 2000, we, with the approval of the Audit Committee, may opt to redeem all of the preferred units for a price, payable either in all cash or by issuance of additional depositary units, equal to the liquidation preference of the preferred units, plus any accrued but unpaid distributions thereon. On March 31, 2010, we must redeem all of the preferred units on the same terms as any optional redemption.

Pursuant to the terms of the preferred units, on February 8, 2006, we declared our scheduled annual preferred unit distribution payable in additional preferred units at the rate of 5% of the liquidation preference per preferred unit of $10.0. The distribution was paid on March 31, 2006 to holders of record as of March 15, 2006. A total of 539,846 additional preferred units were issued. As of December 31, 2006, 11,340,243 preferred units were issued and outstanding. In March 2006, the number of authorized preferred units was increased to 11,400,000.

On July 1, 2003, we adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS No. 150”). SFAS No. 150 requires that a financial instrument, which is an unconditional obligation, be classified as a liability. Previous guidance required an entity to include in equity financial instruments that the entity could redeem in either cash or stock. Pursuant to SFAS No. 150, our preferred units, which are an unconditional obligation, have been reclassified from “partners’ equity” to a liability account in the consolidated balance sheets and the preferred pay-in-kind distribution from July 1, 2003 forward have been and will be recorded as interest expense in the consolidated statement of operations.

We recorded $5.6 million, $5.3 million, and $5.1 million of interest expense in fiscal 2006, fiscal 2005 and fiscal 2004, respectively, in connection with the preferred units distribution.

16. Earnings Per Limited Partnership Unit

Basic earnings per LP unit are based on earnings which are attributable to limited partners. Net earnings available for limited partners are divided by the weighted average number of limited partnership units outstanding. Diluted earnings per LP unit are based on earnings before the preferred pay-in-kind distribution as the numerator with the denominator based on the weighted average number of units and equivalent units outstanding. The preferred units are considered to be equivalent units.

We declared dividends of $0.10 per depositary unit for each of the four quarters in fiscal 2006. We declared dividends of $0.10 per depositary unit for the third and fourth quarters of fiscal 2005.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

16. Earnings Per Limited Partnership Unit  – (continued)

As discussed in Note 2, “Summary of Significant Accounting Policies — Change in Accounting Principle  — Method of Allocating of Gains and Losses Related to Dispositions of Common Control Acquisitions,” in the third quarter of fiscal 2007 we elected to change our method of allocating gains and losses related to dispositions of common control entities accounted for on an as-if pooling basis when acquired. The impact of the change is fully described in Note 2, “Summary of Significant Accounting Policies.”

	Year Ended December 31,
	2006	2005	2004
	(In 000s, Except Per Unit Data)
Attributable to limited partners:
Basic income (loss) from continuing operations	$2,133	$(48,469)	$22,677
Add preferred unit distribution	—	—	—
Income (loss) before discontinued operations	2,133	(48,469)	22,677
Income from discontinued operations	508,148	29,012	108,173
Diluted earnings (loss)	$510,281	$(19,457)	$130,850
Weighted average limited partnership units outstanding	61,857	54,085	46,098
Dilutive effect of LP options issued to our CEO	—	—	—
Dilutive effect of redemption of preferred units	—	—	—
Weighted average limited partnership units and equivalent partnership units outstanding	61,857	54,085	46,098
Basic earnings (loss) per LP unit:
Income (loss) from continuing operations	$0.03	$(0.90)	$0.49
Income from discontinued operations	8.21	0.54	2.35
Basic earnings (loss) per LP unit	$8.24	$(0.36)	$2.84
Diluted earnings (loss) per LP unit:
Income (loss) from continuing operations	$0.03	$(0.90)	$0.49
Income from discontinued operations	8.21	0.54	2.35
Diluted earnings (loss) per LP unit	$8.24	$(0.36)	$2.84

For purposes of calculating earnings per LP unit, the income relating to our share of ImClone’s earnings per share is based on the earnings per share reported by ImClone.

As their effect would have been anti-dilutive, the following number of units have been excluded from the weighted average LP units outstanding for fiscal 2006, fiscal 2005 and 2004 (in 000s):

	2006	2005	2004
LP options issued to our CEO	42	—	—
Redemption of preferred LP units	2,362	3,538	5,444

17. Segment Reporting

Through the quarter ended June 30, 2006, or the second quarter of fiscal 2006, we maintained the following six reportable segments: (1) Oil and Gas; (2) Gaming; (3) Rental Real Estate; (4) Property Development; (5) Associated Resort Activities and (6) Home Fashion. In November 2006, we divested our Oil and Gas segment and our Atlantic City gaming properties. On April 22, 2007, we entered into an agreement to sell our Nevada gaming operations, which comprise our remaining gaming operations. As a result, our former Oil and

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

17. Segment Reporting  – (continued)

Gas segment and our former Gaming segment are now classified as discontinued operations and thus are not considered reportable segments of our continuing operations, as described in Note 5, “Discontinued Operations and Assets Held for Sale.”

The three related operating lines of our Real Estate segment are all individually immaterial and have been aggregated for purposes of reporting financial information related to its operations.

We now maintain the following remaining reportable segments: (1) Investment Management; (2) Real Estate and (3) Home Fashion. Our Investment Management segment provides investment advisory and certain management services to the Private Funds, but does not provide such services to any other entities, individuals or accounts. Our Real Estate segment includes rental real estate that primarily consists of fee and leasehold properties in 19 states as of December 31, 2006, property development that is primarily focused on the construction and sale of single-family houses and residential developments and the operation of resort properties associated with our residential developments. Our Home Fashion segment, through our subsidiary, WPI, markets a broad range of manufactured and sourced bed, bath and basic bedding products.

We assess and measure segment operating results based on segment earnings as disclosed below. Segment earnings from operations are not necessarily indicative of cash available to fund cash requirements, nor synonymous with cash flow from operations. As discussed above, the terms of financings for the Home Fashion and Real Estate segments impose restrictions on their ability to transfer funds to us, including restrictions on dividends, distributions, loans and other transactions.

In the table below the Investment Management segment is represented by the first four columns. The first column, entitled Investment Management and GP Entities, represents the results of operations of the Investment Management segment without the impact of eliminations arising from the consolidation of the Private Funds. This includes the gross amount of management fees, incentive allocations and returns on investments in the Private Funds that are attributable to Icahn Enterprises only. The second column represents the total consolidated income and expenses of the Private Funds for all investors, including Icahn Enterprises, before eliminations. The third column represents the eliminations required in order to arrive at our consolidated U.S. GAAP reported income for the segment.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

17. Segment Reporting  – (continued)

The following tables set forth consolidated operating results for our segments to arrive at our consolidated income from continuing operations (in $000s):

For the Year Ended December 31, 2006

	Investment Management				Other Operations
	Investment Management and GP Entities	Consolidated Private Funds	Eliminations	Total U.S. GAAP Reported Income	Real Estate	Home Fashion	Holding Company	U.S. GAAP Reported Income
Revenues:
Management fees	$82,415	$—	$(82,415)	$—	$—	$—	$—	$—
Incentive allocations	190,478	—	(190,478)	—	—	—	—	—
Net gain from investment activities	25,822	1,030,740	(25,822)	1,030,740	—	—	91,308	1,122,048
Interest, dividends and other income	345	73,218	—	73,563	2,708	4,520	43,205	123,996
Other income, net	—	—	—	—	—	—	20,828	20,828
Other segment revenues	—	—	—	—	132,610	890,840	—	1,023,450
	299,060	1,103,958	(298,715)	1,104,303	135,318	895,360	155,341	2,290,322
Costs and expenses	37,629	32,205	—	69,834	105,825	1,034,216	25,822	1,235,697
Interest expense	—	9,901	—	9,901	5,734	613	78,951	95,199
Income (loss) from continuing operations before income taxes and non-controlling interests	261,431	1,061,852	(298,715)	1,024,568	23,759	(139,469)	50,568	959,426
Income tax (expense) benefit	(1,763)	—	—	(1,763)	234	(114)	(513)	(2,156)
Non-controlling interests in (income) loss of consolidated entities	—	(763,137)	—	(763,137)	—	65,827	—	(697,310)
Income (loss) from continuing operations	$259,668	$298,715	$(298,715)	$259,668	$23,993	$(73,756)	$50,055	$259,960

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

17. Segment Reporting  – (continued)

For the Year Ended December 31, 2005

	Investment Management				Other Operations
	Investment Management and GP Entities	Consolidated Private Funds	Eliminations	Total U.S. GAAP Reported Income	Real Estate	Home Fashion	Holding Company	U.S. GAAP Reported Income
Revenues:
Management fees	$44,201	$—	$(44,201)	$—	$—	$—	$—	$—
Incentive allocations	57,302	—	(57,302)	—	—	—	—	—
Net gain (loss) from investment activities	1,887	305,440	(1,887)	305,440	—	—	(21,260)	284,180
Interest, dividends and other income	168	47,268	—	47,436	619	1,819	38,736	88,610
Other income, net	—	—	—	—	—	—	9,749	9,749
Other segment revenues	—	—	—	—	98,392	441,771	—	540,163
	103,558	352,708	(103,390)	352,876	99,011	443,590	27,225	922,702
Costs and expenses	18,093	7,914	—	26,007	81,596	462,115	17,142	586,860
Interest expense	—	43	—	43	4,451	67	67,810	72,371
Income (loss) from continuing operations before income taxes and non-controlling interests	85,465	344,751	(103,390)	326,826	12,964	(18,592)	(57,727)	263,471
Income tax expense	(890)	—	—	(890)	(567)	(125)	(689)	(2,271)
Non-controlling interests in (income) loss of consolidated entities	—	(241,361)	—	(241,361)	—	9,466	—	(231,895)
Income (loss) from continuing operations	$84,575	$103,390	$(103,390)	$84,575	$12,397	$(9,251)	$(58,416)	$29,305

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

17. Segment Reporting  – (continued)

For the Year Ended December 31, 2004

	Investment Management				Other Operations
	Investment Management and GP Entities	Consolidated Private Funds	Eliminations	Total U.S. GAAP Reported Income	Real Estate	Holding Company	U.S. GAAP Reported Income
Revenues:
Management fees	$3,198	$—	$(3,198)	$—	$—	$—	$—
Incentive allocations	9,661	—	(9,661)	—	—	—	—
Net gain from investment activities	57	59,254	(57)	59,254	—	16,540	75,794
Interest, dividends and other income	—	2,846	—	2,846	—	41,096	43,942
Other income, net	—	—	—	—	—	7,913	7,913
Other segment revenues	—	—	—	—	60,123	—	60,123
	12,916	62,100	(12,916)	62,100	60,123	65,549	187,772
Costs and expenses	1,441	463	—	1,904	49,166	4,741	55,811
Interest expense	—	72	—	72	4,115	24,266	28,453
Income from continuing operations before income taxes and non-controlling interests	11,475	61,565	(12,916)	60,124	6,842	36,542	103,508
Income tax expense	(81)	—	—	(81)	—	—	(81)
Non-controlling interests in income of consolidated entities	—	(48,649)	—	(48,649)	—	—	(48,649)
Income from continuing operations	$11,394	$12,916	$(12,916)	$11,394	$6,842	$36,542	$54,778

Total assets by reportable segment were as follows for the periods indicated (in $000s):

	December 31,
	2006	2005
Assets:
Investment Management	$4,815,156	$3,091,237
Real Estate	382,220	415,361
Home Fashion	784,981	729,667
Subtotal	5,982,357	4,236,265
Assets held for sale	620,974	1,667,224
Reconciling items(1)	2,456,572	1,151,293
Total assets	$9,059,903	$7,054,782

(1)	Reconciling items relate principally to cash and investments of the Holding Company.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

17. Segment Reporting  – (continued)

Total depreciation and amortization by reportable segment were as follows for the periods indicated (in $000s):

	Depreciation and Amortization December 31,
	2006	2005	2004
Holding Company and other operations:
Real Estate	$5,692	$4,730	$5,178
Home Fashion	30,724	18,981	—
Amortization of interest expense	3,052	3,522	860
	$39,468	$27,233	$6,038

Total capital expenditures by reportable segment were as follows for the periods indicated (in $000s):

	Capital Expenditures December 31,
	2006	2005	2004
Holding Company and other operations:
Real Estate	$3,378	$2,443	$95,523
Home Fashion	11,109	5,718	—
	$14,487	$8,161	$95,523

18. Income Taxes

The difference between the book basis and the tax basis of our net assets, not directly subject to income taxes, is as follows:

	December 31,
	2006	2005
Book basis of net assets excluding corporate entities	$2,310,878	$2,253,567
Book/tax basis difference	(95,300)	(559,043)
Tax basis of net assets	$2,215,578	$1,694,524

Our corporate subsidiaries recorded the following income tax (expense) benefit attributable to operations for our taxable subsidiaries (in $000s):

	December 31,
	2006	2005	2004
Continuing Operations
Current	$(2,472)	$(2,067)	$(81)
Deferred	316	(204)	—
	$(2,156)	$(2,271)	$(81)

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

18. Income Taxes  – (continued)

	December 31,
	2006	2005	2004
Discontinued Operations
Current	$(18,513)	$(9,785)	$(4,016)
Deferred	1,394	(9,926)	(14,296)
	$(17,119)	$(19,711)	$(18,312)

The tax effect of significant differences representing deferred tax assets (liabilities) (the difference between financial statement carrying value and the tax basis of assets and liabilities) is as follows at December 31, (in $000s):

	December 31,
	2006	2005
Deferred tax assets:
Property, plant and equipment	$27,816	$—
Net operating loss	70,504	25,208
Other	13,838	24,632
Total deferred tax assets	112,158	49,840
Less: Valuation allowance	(95,754)	(39,909)
Total deferred tax assets after valuation allowance	$16,404	$9,931
Deferred tax liabilities:
Property, plant and equipment	$—	$(9,931)
Other	(2,588)	(1,036)
Total deferred tax liabilities	(2,588)	(10,967)
Net deferred tax assets/(liabilities)	13,816	(1,036)
Less: Current portion	(3,641)	—
Net deferred tax assets/(liabilities) – non-current	$10,175	$(1,036)

A reconciliation of the effective tax rate on continuing operations as shown in the consolidated statements of operations to the federal statutory rate is as follows:

	2006	2005	2004
Federal statutory rate	35.0%	35.0%	35.0%
Valuation allowance	2.8	4.7	0.0
Income not subject to taxation	(37.8)	(39.0)	(35.0)
Other	0.2	0.2	0.1
	0.2%	0.9%	0.1%

For the year ended December 31, 2006, the valuation allowance on deferred tax assets increased approximately $55.8 million. The increase is primarily attributable to a $81.5 million increase attributable to the additional valuation allowance established on the deferred tax assets of WPI, offset by a $25.7 million reversal of the valuation allowance at Atlantic Coast.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

18. Income Taxes  – (continued)

Former Gaming Segment

SFAS No. 109 requires a “more likely than not” criterion be applied when evaluating the realizability of a deferred tax asset. As of December 31, 2005, given Atlantic Coast’s history of losses for income tax purposes and certain other factors, Atlantic Coast had established a valuation allowance of $27.7 million on its deferred tax assets. However, at December 31, 2006, based on various factors including the sale of its gaming operations and the future taxable income projections from the reinvestment of the sales proceeds, Atlantic Coast determined that it was more likely than not that a significant portion of the deferred tax assets will be realized and removed $25.7 million of the valuation allowance.

At December 31, 2006, Atlantic Coast had federal net operating loss carryforwards totaling approximately $41.7 million, which will begin expiring in the year 2023 and forward. We also had New Jersey net operating loss carryforwards totaling approximately $0.6 million as of December 31, 2006, which will begin expiring in the year 2012. Additionally, Atlantic Coast had general business credit carryforwards of approximately $1.4 million which expire in 2009 through 2026, and New Jersey alternative minimum assessment credit carryforwards of approximately $1.9 million, which can be carried forward indefinitely.

Former Oil and Gas Segment

As of December 31, 2005, NEGI had established a valuation allowance of approximately $8.8 million due to the uncertainty that it would generate enough future taxable income in order to utilize all of its deferred tax assets. During the year ended December 31, 2006, NEGI generated enough taxable income, primarily from the gain on its sale of its interest in NEG Holdings, to utilize all of its net operating loss carryforwards, and as of December 31, 2006 has no remaining deferred tax assets. Accordingly, during the year ended December 31, 2006, the valuation allowance of $8.8 million was also reversed.

Investment Management Segment

Icahn Management (and, subsequent to the acquisition of the Partnership Interests on August 8, 2007, New Icahn Management) is subject to a New York City Unincorporated Business Tax (“UBT”) at a statutory rate of 4% on a portion of its net income. UBT is accounted for under SFAS No. 109, Accounting for Income Taxes.

19. Commitments and Contingencies

We are from time to time parties to various legal proceedings arising out of our businesses. We believe however, that other than the proceedings discussed below, there are no proceedings pending or threatened against us which, if determined adversely, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

WPI Litigation

Federal Proceedings

In November and December 2005, the U.S. District Court for the Southern District of New York, or the District Court, rendered a decision in Contrarian Funds LLC v. WestPoint Stevens, Inc. et al., and issued orders reversing certain provisions of the Bankruptcy Court order (the “Sale Order”), pursuant to which we acquired our ownership of a majority of the common stock of WPI. WPI acquired substantially all of the assets of WestPoint Stevens, Inc. The District Court remanded to the Bankruptcy Court for further proceedings.

On April 13, 2006, the Bankruptcy Court entered a remand order (the “Remand Order”), which provided, among other things, that all of the shares of common stock and rights to acquire shares of common stock of WPI issued to us and the other first lien lenders or held in escrow pursuant to the Sale Order constituted “replacement collateral.” The Bankruptcy Court held that the 5,250,000 shares of common stock that we

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

19. Commitments and Contingencies  – (continued)

acquired for cash were not included in the replacement collateral. The Bankruptcy Court also held that, in the event of a sale of the collateral, including the sale of the shares we received upon exercise of certain subscription rights (the “Exercise Shares”), all proceeds would be distributed, pro rata, among all first lien lenders, including us, until the first lien debt was satisfied, in full. The parties filed cross-appeals of the Remand Order.

On October 9, 2007, the District Court entered an Order (the “October 9th Order”) on the appeal and cross-appeal. The District Court affirmed the Remand Order but held that, as to the Exercise Shares, any sale proceeds would be divided between us and the first lien lenders (including us), generally based upon the ratio of the amount we paid to exercise the rights to the total value of the Exercise Shares on the date they were acquired. We are holders of approximately 39.99% of the outstanding first lien debt and approximately 51.21% of the outstanding second lien debt.

Each of the parties has filed a notice of appeal with the United States Court of Appeals for the Second Circuit. As part of that appeal, the parties have the right to raise issues relating to the District Court’s November 2005 Opinion, and the Orders entered thereon, as well as issues relating to the October 9th Order.

Delaware Proceedings

On October 3, 2007, the Court of Chancery of the State of Delaware in and for New Castle County, or the Chancery Court, issued a Limited Status Quo Order (“the Order”) in Beal Bank, S.S.B., et. al. v. WestPoint International, Inc. et. al., in connection with the complaint filed on January 19, 2007, as amended, by Beal Bank, S.S.B. and certain creditors of WestPoint Stevens, Inc., collectively, the Plaintiffs. The Order required that WPI and subsidiaries seek a further court order, obtain consent, or give notice before engaging in certain actions. On October 15, 2007, the Chancery Court issued a Modified Limited Status Quo Order (the “Modified Order”), modifying certain provisions of the prior order to permit WPI and its subsidiaries to conduct ordinary course of business activities without further notice, consent, or order, including (i) ordinary course of business sales and purchases provided any particular transaction does not exceed $20,000,000 and (ii) transfers of excess inventory, unused equipment and/or unused real property to an unrelated third party provided the sale price for any particular real property transaction does not exceed $30,000,000.

We continue to vigorously defend against all claims asserted in the Federal and Delaware proceedings and believe that we have valid defenses. However, we cannot predict the outcome of these proceedings or the ultimate impact on our investment in WPI and its subsidiaries or the business prospects of WPI and its subsidiaries.

Lear Corporation

We were named as a defendant in various actions filed in connection with our proposed merger agreement with Lear Corporation (“Lear”). The Lear shareholders rejected the merger and the merger agreement has terminated. See Note 20, “Subsequent Events.” We remain a party to an action filed in the Court of Chancery of the State of Delaware challenging the payment to us of a break-up fee as provided in the merger agreement. We intend to vigorously defend the Delaware action but we cannot predict the outcome of the action.

GBH

On September 29, 2005, GBH filed a voluntary petition for bankruptcy relief under Chapter 11 of the Bankruptcy Code. As a result of this filing, we determined that we no longer control GBH for accounting purposes, and deconsolidated our investment in GBH effective September 30, 2005.

An Official Committee of Unsecured Creditors, or the Committee, of GBH, was formed and, on October 13, 2006, was granted standing by the Bankruptcy Court to commence litigation in the name of GBH against us, ACE, Atlantic Coast and other entities affiliated with Carl C. Icahn, as well as the directors of GBH. The Committee challenged the transaction in July 2004 that, among other things, resulted in the transfer

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

19. Commitments and Contingencies  – (continued)

of The Sands to ACE, a wholly owned subsidiary of Atlantic Coast, the exchange by certain holders of GBH’s 11% notes for Atlantic Coast 3% senior secured convertible notes due 2008, or the 3% notes, the issuance to the holders of GBH’s common stock of warrants allowing the holders to purchase shares of Atlantic Coast common stock and, ultimately, our ownership of approximately 67.6% of the outstanding shares of Atlantic Coast common stock and ownership by GBH of approximately 30.7% of such stock. We also maintained ownership of approximately 77.5% of the outstanding shares of GBH common stock. The Committee originally filed an objection to the allowance of our claims against GBH. The Bankruptcy Court placed the consideration of the Committee’s Proposed Plan of Liquidation and Disclosure Statement in abeyance until the resolution of the proposed litigation.

Additionally, on September 2, 2005, Robino Stortini Holdings, LLC (“RSH”) which claimed to own beneficially 1,652,590 shares of common stock of GBH, filed a complaint in the Court of Chancery of the State of Delaware against GBH and its Board of Directors seeking appointment of a custodian and receiver for GBH and a declaration that the director defendants breached their fiduciary duties.

During the fourth quarter of fiscal 2006, we and other entities affiliated with Mr. Icahn entered into a term sheet with the Committee, GBH and RSH which outlined the resolution of claims relating to the July 2004 transactions. The provisions of the term sheet were incorporated in the Committee’s Eighth Modified Chapter 11 Plan of Liquidation of GBH (“the Plan”). On January 30, 2007, the Bankruptcy Court approved the plan. On February 22, 2007, in accordance with the Plan, we acquired (1) all of the Atlantic Coast common stock owned by GBH for a cash payment of approximately $52.0 million and in satisfaction of all claims arising under the Loan and Security Agreement, dated as of July 25, 2005, between GBH and us and (2) all of the warrants to acquire Atlantic Coast common stock and the Atlantic Coast common stock owned by RSH for a cash payment of $3.7 million. As a result, Atlantic Coast is our indirect wholly owned subsidiary. In accordance with the Plan, GBH used the $52.0 million to pay amounts owed to its creditors, including the holders of GBH’s 11% notes and holders of administrative claims and to establish an approximate $330,000 fund to be distributed pro rata to holders of equity interests in GBH other than us and other Icahn affiliates. In addition, we and other Icahn affiliates received releases of all direct and derivative claims that could be asserted by GBH, its creditors and stockholders, including RSH. All issues relating to GBH have now been resolved. See Note 20, “Subsequent Events.”

Leases

Future minimum lease payments under operating leases and capital leases with initial or remaining terms of one or more years consist of the following at December 31, 2006 (in $000s):

	Operating Leases	Capital Leases
2007	$18,872	$660
2008	16,121	660
2009	13,102	963
2010	9,921	85
2011	6,928	85
Thereafter	31,974	7,233
Total minimum lease payments	$96,918	9,686
Less imputed interest costs		6,860
Present value of net minimum capital lease payments		$2,826

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

19. Commitments and Contingencies  – (continued)

Other

In the ordinary course of business, we, our subsidiaries and other companies in which we invest are parties to various legal actions. In management’s opinion, the ultimate outcome of such legal actions will not have a material effect on our consolidated financial statements taken as a whole.

20. Subsequent Events

Debt Offerings

On January 16, 2007, we issued an additional $500.0 million aggregate principal amount of 7.125% notes, (the “additional 7.125% notes” and, together with the 7.125% notes, being referred to herein as the “notes”), priced at 98.4% of par, or at a discount of 1.6%, pursuant to the 2005 Indenture. See Note 12, “Long-Term Debt.” The notes have a fixed annual interest rate of 7.125%, which will be paid every six months on February 15 and August 15 and will mature on February 15, 2013. At the time we issued the additional 7.125% notes, we entered into a new registration rights agreement in which we agreed to permit noteholders to exchange the private notes for new notes which will be registered under the Securities Act of 1933, as amended (the “Securities Act”). A preliminary registration statement on Form S-4 with respect thereto was filed on June 21, 2007. Pursuant to the registration rights agreement entered into in connection with the issuance of additional 7.125% Notes, the registration statement must be declared effective by the SEC on or before November 13, 2007. Since the registration statement was not declared effective in a timely manner, we are required to pay to the holders of the additional notes liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount of the additional notes for each week or portion thereof that the registration statement has not been declared effective for the first 90-day period following November 13, 2007, with such liquidated damages increasing by an additional $0.05 per week per $1,000 in principal amount of the additional notes with respect to each subsequent 90-day period until the registration statement has been declared effective, up to a maximum amount of liquidated damages of $0.50 per week per $1,000 in principal amount of the additional notes. All such accrued liquidated damages shall be paid by us on each February 15 and August 15 until the registration statement has been declared effective.

In April 2007, we issued an aggregate of $600.0 million aggregate principle amount of variable rate senior convertible notes due 2013, (the “variable rate notes”). The variable rate notes were sold in a private placement pursuant to Section 4(2) of the Securities Act and issued pursuant to an indenture dated as of April 5, 2007, by and among us, as issuer, IEF, as co-issuer, and Wilmington Trust Company, as trustee. The variable rate notes bear interest at a rate of three month LIBOR minus 125 basis points, but no less than 4.0% nor higher than 5.5%, and are convertible into depositary units of Icahn Enterprises at a conversion price of $132.595 per share, subject to adjustments in certain circumstances. As of September 30, 2007, the interest rate was 4.1%. In the event that we declare a cash dividend or similar cash distribution in any calendar quarter with respect to our depositary units in an amount in excess of $0.10 per depositary unit (as adjusted for splits, reverse splits, and/or stock dividends), the indenture requires that we simultaneously make such distribution to holders of the variable rate notes in accordance with a formula set forth in the indenture.

The variable rate notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. In connection with the sale of the variable rate notes, we and the initial buyers have entered into a registration rights agreement, pursuant to which we have agreed to file a shelf registration statement on Form S-3 with respect to resales of depositary units issuable upon conversion of the variable rate notes. A preliminary registration statement on Form S-3 with respect thereto was filed on June 21, 2007. Pursuant to the registration rights agreement entered into in connection with the issuance of the variable rate notes, the registration statement must be declared effective by the SEC on or before December 31, 2007. Otherwise, we shall pay to the holders of the convertible notes $2.0 million in the aggregate in

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

20. Subsequent Events  – (continued)

additional interest for each 30-day period after December 31, 2007 that the registration statement has not been declared effective. All such accrued additional interest shall be paid by us on each January, April, July and October 15th until the registration statement has been declared effective.

Investment Management Operations

Subsequent to December 31, 2006, through the date of this report, the Onshore Fund received $700.0 million in capital contributions from Icahn Enterprises on which no management fees or incentive allocations are payable.

Subsequent to December 31, 2006, through the date of this report, Offshore Master Fund I received $791.3 million in subscriptions from Offshore Master Fund I limited partners (including investors in the Offshore Fund), and paid redemptions of $4.4 million.

Offshore Master Fund II, a Cayman Islands exempted limited partnership, was formed on January 18, 2007. Offshore Master Fund II commenced operations on February 1, 2007. Icahn Fund II Ltd., a Cayman Islands exempted limited liability corporation, invests substantially all of its assets in Offshore Master Fund II. Koala Holding Limited Partnership, a Delaware limited partnership (“Koala Holding”), is also an investor in Offshore Master Fund II. The Offshore GP is the general partner of Offshore Master Fund II and is responsible for the management and investment decisions of Offshore Master Fund II.

Offshore Master Fund III, a Cayman Islands exempted limited partnership, was formed on March 7, 2007. Offshore Master Fund III commenced operations on April 1, 2007. Icahn Fund III Ltd., a Cayman Islands exempted limited liability corporation, invests substantially all of its assets in Offshore Master Fund III. Koala Holding is also an investor in Offshore Master Fund III. The Offshore GP is the general partner of Offshore Master Fund III and is responsible for the management and investment decisions of Offshore Master Fund III.

Subsequent to the acquisition of the Partnership Interests on August 8, 2007, New Icahn Management provides certain management and administrative services to Icahn Fund II Ltd. and Icahn Fund III Ltd. in exchange for a management fee.

Terminated Acquisition of Lear

On February 9, 2007, we, through a wholly owned subsidiary, entered into an agreement and plan of merger (as amended on July 9, 2007) (referred to as the “merger agreement”) pursuant to which we would acquire Lear, a publicly traded company that provides automotive interior systems worldwide, for an aggregate consideration of approximately $5.2 billion, including the assumption by the surviving entity of certain outstanding indebtedness of Lear and refinancing of Lear's existing term loan and credit facility. The consummation of the transaction was subject to a shareholder vote.

On July 16, 2007, at Lear’s 2007 Annual Meeting of Stockholders, the merger did not receive the affirmative vote of the holders of a majority of the outstanding shares of Lear’s common stock. As a result, the merger agreement terminated in accordance with its terms. As required by the merger agreement, in connection with the termination, Lear (i) paid to our subsidiary $12.5 million in cash, (ii) issued to the subsidiary 335,570 shares of Lear’s common stock and (iii) increased from 24% to 27% the share ownership limitation under the limited waiver of Section 203 of the Delaware General Corporation Law (“Delaware Law”) granted by Lear to us along with affiliates of and funds managed by Carl C. Icahn. In addition, if (1) Lear stockholders enter into a definitive agreement with respect to an Acquisition Proposal, as defined in the merger agreement, within 12 months after the termination of the merger agreement and such transaction is completed and (2) such Acquisition Proposal has received approval, if required by applicable Law (as defined in the merger agreement), by the affirmative vote or consent of the holders of a majority of the outstanding shares of Lear common stock within such 12-month period, Lear will be required to pay to our subsidiary an amount in cash equal to the Superior Fee, as defined in the merger agreement, less $12.5 million.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

20. Subsequent Events  – (continued)

In connection with the termination of the merger agreement, the commitment letter, dated as of February 9, 2007, or the commitment letter, by and among our subsidiary, Bank of America, N.A. and Banc of America Securities LLC, also terminated pursuant to its terms. The commitment letter provided for certain credit facilities intended to refinance and replace Lear’s existing credit facilities and to fund the transactions contemplated by the merger agreement. See Note 19, “Commitments and Contingencies — Lear Corporation” for a discussion of a pending legal proceeding in challenging the payment of the break-up fee to us in connection with the termination.

Acquisition of PSC Metals, Inc.

On November 5, 2007, we acquired, through a subsidiary, all of the issued and outstanding capital stock of PSC Metals, Inc. (“PSC Metals”) from Philip Services Corporation (“Philip”). PSC Metals is engaged in transporting, recycling and processing metals. The consideration for the transaction was $335 million in cash.

As part of the transaction, our wholly owned subsidiary purchased 100% of the issued and outstanding capital stock of PSC Metals, whereby PSC Metals became our indirect wholly owned subsidiary. Prior to the acquisition, PSC Metals was a co-borrower with Philip and other Philip subsidiaries under a credit agreement (the “Credit Agreement”), with UBS Securities LLC, as lead arranger, and had granted a security interest in substantially all of its assets to secure its obligations thereunder. Approximately $34.6 million of the proceeds from the transaction was paid to release PSC Metals from all claims, guarantees and future obligations under the Credit Agreement. In addition, Philip used a portion of the proceeds to collateralize PSC Metals’ letters of credit of approximately $6.3 million. PSC Metals is currently under negotiations to enter into a $100 million asset-based borrowing agreement. Subsequent to the consummation of the borrowing agreement, PSC Metals will fund its letters of credit from its borrowing base and funds used to collateralize the letters of credit by Philip will be released.

Mr. Icahn indirectly owns a 95.6% interest and we indirectly own the remaining 4.4% interest in Philip. The transaction was approved by a special committee of independent members of our board of directors. The special committee was advised by its own legal counsel and independent financial adviser with respect to the transaction. The special committee received an opinion from its financial adviser as to the fairness to us, from a financial point of view, of the consideration paid by us.

Settlement of GBH Bankruptcy Proceedings

On January 30, 2007, the Eighth Modified Chapter 11 Plan of Liquidation of GBH (the “Plan”) was approved. On February 22, 2007, in accordance with the Plan, we acquired (1) all of the Atlantic Coast common stock owned by GBH for a cash payment of approximately $52.0 million and in satisfaction of all claims arising under the Loan and Security Agreement, dated as of July 25, 2005, between GBH and us and (2) all of the warrants to acquire Atlantic Coast common stock and the Atlantic Coast common stock owned by RSH for a cash payment of $3.7 million. In accordance with the Plan, GBH used the $52.0 million to pay amounts owed to its creditors, including the holders of GBH’s 11% notes and holders of administrative claims and to establish an approximate $330,000 fund to be distributed pro rata to holders of equity interests in GBH other than us and other Icahn affiliates. In addition, we and other Icahn affiliates received releases of all direct and derivative claims that could be asserted by GBH, its creditors and stockholders, including RSH, and $50 million of the amount placed in escrow at the closing of the sale of our Atlantic City gaming properties was released to us. We recorded a gain of $18.5 million in the first quarter of fiscal 2007 in connection with the settlement of these claims. All claims relating to GBH asserted by its creditors and RSH have now been resolved. In the second quarter of fiscal 2007, we and several other investors exercised warrants to purchase shares of common stock of Atlantic Coast, resulting in an increase of the minority interest in Atlantic Coast and decrease in our ownership to 94.2%.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

20. Subsequent Events  – (continued)

Atlantic Coast Entertainment Holdings, Inc. Merger

On November 15, 2007, ACE HI Merger Corp. (“Merger Corp”), our indirect wholly owned subsidiary and the owner of approximately 94.2% of the outstanding shares of Atlantic Coast common stock, completed a short-form merger transaction, or the Merger, under Section 253 of Delaware Law, pursuant to which Merger Corp merged with and into Atlantic Coast and Atlantic Coast became our wholly owned subsidiary. Pursuant to the Merger, the holders of Atlantic Coast common stock (other than Merger Corp) are entitled to receive $21.19 per share in cash in exchange for their shares. Alternatively, by following the procedures set forth under Delaware Law, any of these stockholders who do not wish to accept the $21.19 per share cash consideration are entitled to receive payment in cash of the “fair value” of these shares as determined by an appraisal proceeding by the Delaware Court of Chancery.

Merger Corp will mail Notices of Merger and Appraisal Rights, Letters of Transmittal and other documents necessary for the exchange of stock certificates to stockholders within the time provided by Delaware Law. The Notice of Merger and Appraisal Rights will also provide information for stockholders who choose to exercise their appraisal rights under Delaware Law.

On November 16, 2007, Atlantic Coast filed a Form 15 with the SEC, thereby terminating its reporting obligations under the ’34 Act and its status as a public company.

NEGI Liquidation

On November 12, 2007, the board of directors of NEGI determined that it is in the best interests of NEGI’s shareholders to liquidate all of NEGI’s assets and approved the dissolution of NEGI and a plan of dissolution and liquidation, or the Plan, subject to required shareholder approval. NEGI will announce the timing of the shareholder meeting at which approval will be requested and set a record date for the shares entitled to vote at such meeting after the SEC has completed its review of the related proxy materials that NEGI intends to file.

Following shareholder approval of NEGI’s dissolution pursuant to the Plan, NEGI expects to carry out an orderly disposition of NEGI’s assets and liabilities and then declare a cash distribution to its shareholders. NEGI will then file a Form 15 with the SEC, terminating its reporting obligations under the ’34 Act and its status as a public company.

Sale of Common Stock of SandRidge Energy, Inc.

On April 4, 2007, our subsidiaries signed agreements to sell their entire position in the common stock of SandRidge to a consortium of investors in a series of private transactions. The per share selling price was $18, and total cash consideration received at closing was approximately $243.2 million.

Declaration of Dividends on Preferred Units

On February 27, 2007, we declared our scheduled annual preferred unit distribution payable in additional preferred units at the rate of 5% of the liquidation preference of $10.00. The distribution is payable on March 30, 2007 to holders of record as of March 15, 2007. In March 2007, the number of authorized preferred units was increased to 12,100,000.

Declaration of Distribution on Depositary Units

On February 27, 2007, the Board of Directors approved payment of a quarterly cash distribution of $0.10 per unit on its depositary units for the first quarter of fiscal 2007 consistent with the distribution policy established in fiscal 2005. The distribution was paid on March 29, 2007 to depositary unitholders of record at the close of business on March 14, 2007.

On May 4, 2007, the Board of Directors approved a $0.05 increase in our quarterly distribution policy and payment of a quarterly cash distribution of $0.15 per unit on our depositary units payable in the second

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

20. Subsequent Events  – (continued)

quarter of fiscal 2007. The distribution was paid on June 1, 2007 to depositary unitholders of record at the close of business on May 22, 2007. Under the terms of the indenture dated April 5, 2007 governing our variable rate notes as previously defined, we also made a $0.05 distribution to holders of these notes in accordance with the formula set forth in the indenture.

On August 3, 2007, the Board of Directors approved payment of a quarterly cash distribution of $0.15 per unit on our depositary units for the third quarter of fiscal 2007. The distribution was paid on September 7, 2007 to depositary unitholders of record at the close of business on August 27, 2007. Under the terms of the indenture dated April 5, 2007 governing our variable rate notes, we also made a $0.05 distribution to holders of these notes in accordance with the formula set forth in the indenture.

On November 2, 2007, the Board of Directors approved a quarterly distribution of $0.15 per unit on our depositary units payable in the fourth quarter of fiscal 2007. The distribution will be paid on December 3, 2007 to depositary unitholders of record at the close of business on November 19, 2007. Under the terms of the indenture dated April 5, 2007 governing our variable rate notes due 2013, we will also be making a $0.05 distribution to holders of these notes in accordance with the formula set forth in the indenture.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

21. Quarterly Financial Data (Unaudited) (In $000s, except per unit data)

	Three Months Ended(1)
	March 31,		June 30,		September 30,		December 31,
	2006	2005	2006	2005	2006	2005	2006	2005
Revenues	$457,571	$135,107	$546,035	$76,601	$519,112	$323,233	$767,604	$387,761
Income from continuing operations before income tax and minority interest	$133,504	$96,424	$204,204	$28,498	$200,796	$97,641	$420,922	$40,908
Income tax expense	(265)	(105)	(374)	(412)	(1,081)	(359)	(436)	(1,395)
Non-controlling interests in income of consolidated entities	(108,170)	(57,361)	(121,728)	(39,044)	(144,563)	(97,201)	(322,849)	(38,289)
Income (loss) from continuing operations	25,069	38,958	82,102	(10,958)	55,152	81	97,637	1,224
Income (loss) from discontinued operations	67,411	8,016	46,101	34,299	105,491	(94,142)	579,538	81,428
Net earnings (loss)	$92,480	$46,974	$128,203	$23,341	$160,643	$(94,061)	$677,175	$82,652
Net earnings (loss) per limited partnership unit(2):
Basic earnings:
Income (loss) from continuing operations	$(0.28)	$0.76	$0.54	$(0.78)	$(0.01)	$(0.48)	$(0.22)	$(0.29)
Income (loss) from discontinued operations	1.07	0.17	0.73	0.73	1.67	(1.49)	4.74	1.29
Basic earnings (loss) per LP unit	$0.79	$0.93	$1.27	$(0.05)	$1.66	$(1.97)	$4.52	$1.00
Diluted earnings:
Income (loss) from continuing operations	$(0.28)	$0.73	$0.53	$(0.78)	$(0.01)	$(0.48)	$(0.22)	$(0.29)
Income (loss) from discontinued operations	1.07	0.16	0.70	0.73	1.67	(1.49)	4.74	1.29
Diluted earnings (loss) per LP unit	$0.79	$0.89	$1.23	$(0.05)	$1.66	$(1.97)	$4.52	$1.00

(1)	All quarterly amounts have been reclassified for the effects of reporting discontinued operations.
(2)	Net earnings (loss) per unit is computed separately for each period and, therefore, the sum of such quarterly per unit amounts may differ from the total for the year.